Exhibit 10.13

PREFERRED SHARE PURCHASE AGREEMENT

by and between

ECMOHO LIMITED,

ECMOHO (HONG KONG) HEALTH TECHNOLOGY LIMITED,

SHANGHAI ECMOHO HEALTH BIOTECHNOLOGY CO., LTD.,

WANG YING,

ZENG QINGCHUN,

and

EACH OF THE INVESTORS LISTED ON EXHIBIT A HERETO

Dated as of August 2, 2018

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4.3	Qualifications	16
4.4	Board of Directors	17
4.5	Investors Rights Agreement	17
4.6	Memorandum and Articles	17
4.7	Execution of Control Agreements	17
4.8	Equity Transfer Registration	17
4.9	Subscription Agreement	17
4.10	Loan Agreement	17
4.11	Joinder Agreement	18

	ARTICLE V

	CONDITIONS OF THE COMPANY’S OBLIGATIONS AT CLOSING

5.1	Representations and Warranties	18
5.2	Performance	18
5.3	Qualifications	18
5.4	Minimum Number of Preferred Sale Shares at Initial Closing	18

	ARTICLE VI

	COVENANTS AND OTHER AGREEMENTS

6.1	Use of Proceeds	18
6.2	Executory Period Covenants	18
6.3	Compliance	19
6.4	Indemnification of the Director	20
6.5	Intellectual Properties Registration	20
6.6	Equity Transfer of Japan Subsidiary	20
6.7	Filing of Memorandum and Articles	20
6.8	Equity Pledge Registration	20
6.9	Non-competition Agreements	20
6.10	Management Accounts	20
6.11	Termination of Old VIE Agreement	21
6.12	Exit of the Staying Onshore Investors	21
6.13	Termination of Existing Investment Agreements	21

	ARTICLE VII

	INDEMNITY

7.1	General Indemnity	21
7.2	Specific Indemnity	21
7.3	Limit on Liability	22

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	ARTICLE VIII

	TERMINATION

8.1	Termination	22
8.2	Effect of Termination	22

	ARTICLE IX

	MISCELLANEOUS

9.1	Amendment; Waiver	22
9.2	Expenses	23
9.3	Counterparts	23
9.4	Governing Law and Venue; Specific Performance	23
9.5	Notices	24
9.6	Entire Agreement	24
9.7	Confidentiality	25
9.8	No Third-Party Beneficiaries	26
9.9	Severability	26
9.10	Interpretation; Construction	27
9.11	Assignment	27
9.12	Fulfillment of Obligations	27

Exhibit A:	Schedule of Purchasers

Exhibit B:	Form of Joinder Agreement

Exhibit C:	Disclosure Schedule

Exhibit D:	Form of Investors Rights Agreement

Exhibit E:	Form of Memorandum and Articles

Exhibit F:	List of Trademarks to be Transferred to the Group

iii

PREFERRED SHARE PURCHASE AGREEMENT

THIS PREFERRED SHARE PURCHASE AGREEMENT (including the exhibits hereto, this “Agreement”), dated as of August 2, 2018, is made by and among:

1.	ECMOHO Limited (the “Company”), an exempted company incorporated under the laws of the Cayman Islands;

2.	ECMOHO (Hong Kong) Health Technology Limited (“ECMOHO Hong Kong”), a limited company incorporated under the laws of Hong Kong;

3.	Shanghai ECMOHO Health Biotechnology Co., Ltd. (上海易恒健康生物科技有限公司) (“ECMOHO Shanghai”), a limited liability company established under the laws of the People’s Republic of China;

4.	Founders (as defined below); and

5.	each of the investors listed on Exhibit A, as amended from time to time, attached to this Agreement (each, a “Purchaser” and together, the “Purchasers”).

The Company, ECMOHO Hong Kong, ECMOHO Shanghai and their respective Subsidiaries (as defined below) are referred to collectively herein as the “Group Companies”, and each a “Group Company”. “Group” refers to all the Group Companies collectively.

RECITALS

WHEREAS, subject to the terms and conditions of this Agreement, the Company desires to sell to the Purchasers, and each Purchaser desires to purchase from the Company, a certain number of Series A Preferred Shares, US$0.00001 par value per share (the “Series A Sale Shares”). The shares of Series A Preferred Shares issued to the Purchasers pursuant to this Agreement (including any shares issued at the Initial Closing and any Additional Shares, as defined below) shall be referred to in this Agreement as the “Preferred Sale Shares”; and

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF PREFERRED SHARES

1.1    Sale and Issuance of Preferred Shares. Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase at the Closing, and the Company agrees to sell and issue to each Purchaser at the Closing that number of Series A Sale Shares as set forth opposite such Purchaser’s name on Exhibit A, at a purchase price of US$2.834140 per share.

1.2    Closing; Delivery.

(a)    The closing of the initial purchase and sale of the Preferred Sale Shares (the “Initial Closing”) shall take place at Level 10, Two IFC, No. 8 Century Avenue, Pudong New Area, Shanghai, PRC, on August 6, 2018, or at such other place and time as the Company and the Purchasers mutually agree upon, orally or in writing (such date, the “Initial Closing Date”).

(b)    At each Closing, in addition to any items the delivery of which is made an express condition to each Purchaser’s obligations at the Closing pursuant to Article IV, the Company shall deliver to such Purchaser: (i) a copy of the updated register of members of the Company showing each Purchaser as the holder of the Preferred Sale Shares purchased by such Purchaser hereunder, certified by the registered agent of the Company as true and complete as of the date of the Closing, (ii) a copy of the updated register of directors of the Company reflecting the appointment of the directors as contemplated by Section 4.4, certified by the registered agent of the Company as true and complete as of the date of the Closing, and (iii) a duly issued share certificate or certificates to each Purchaser representing the Preferred Sale Shares purchased by such Purchaser issued in the name of such Purchaser, duly signed and sealed for and on behalf of the Company, against payment of the purchase price for the Preferred Sale Shares purchased by such Purchaser at such Closing by wire transfer to a bank account designated by the Company.

1.3    Sale and Issuance of Additional Preferred Shares. After the Initial Closing, the Company may sell, on the same terms and conditions as those contained in this Agreement, additional Series A Preferred Shares of up to an aggregate value of US$42,500,000 (the “Additional Shares”), to one or more purchasers (each an “Additional Purchaser” and collectively, the “Additional Purchasers”), provided, that such subsequent sale is consummated within thirty (30) days after the Initial Closing Date (the “Second Closing” and such date, the “Second Closing Date”). Each Additional Purchaser shall join this Agreement by executing a joinder agreement (the “Joinder Agreement”) satisfactory to the Company and in the form attached as Exhibit B hereto. Exhibit A to this Agreement shall be updated to reflect the number of Additional Shares purchased at the Second Closing and the parties purchasing such Additional Shares.

1.4    Defined Terms Used in this Agreement. The following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)    “Additional Purchaser”, and collectively, “Additional Purchasers”, have the meaning set forth in Section 1.3.

(b)    “Additional Shares” has the meaning set forth in Section 1.3.

(c)    “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such specified Person.

(d)    “Agreement” has the meaning set forth in the Preamble.

(e)    “Arbitration Rules” has the meaning set forth in Section 9.4(b).

(f)    “Arbitrator” has the meaning set forth in Section 9.4(b).

(g)    “Authorization”, and collectively, “Authorizations”, mean any consents, registrations, approvals, permits, clearances or authorizations.

(h)    “Board of Directors” means the board of directors of the Company.

(i)    “Business Day”, means a day (other than a Saturday or Sunday or public holiday) on which banks are open for general corporate business in each of Shanghai, People’s Republic of China; George Town, the Cayman Islands; Hong Kong; and New York, New York, United States of America.

(j)    “Capital Increase Agreements” has the meaning set forth in Section 6.13.

(k)    “Circular 37” has the meaning set forth in Section 2.7(c)(ii).

(l)    “Class A Ordinary Shares” means a class A ordinary share in the capital of the Company, par value of US$0.00001 per share.

(m)    “Class A-1 Ordinary Shares” means a class A-1 ordinary share in the capital of the Company, par value of US$0.00001 per share.

(n)    “Class A-2 Ordinary Shares” means a class A-2 ordinary share in the capital of the Company, par value of US$0.00001 per share.

(o)    “Class B Ordinary Shares” means a class B ordinary share in the capital of the Company, par value of US$0.00001 per share.

(p)    “Closing” means each of the Initial Closing and the Second Closing, as applicable.

(q)    “Closing Date” means each of the Initial Closing Date and the Second Closing Date, as applicable.

(r)    “Code” means the United States Internal Revenue Code of 1986, as amended.

(s)    “Company” has the meaning set forth in the Preamble.

(t)    “Company Indemnified Party” has the meaning set forth in Section 7.1.

(u)    “Company Security Holder” has the meaning set forth in Section 2.7(c)(ii).

(v)    “Confidential Information” has the meaning set forth in Section 9.7(a).

(w)    “Constitutive Documents” means, with respect to a Person, such Person’s certificate of incorporation, formation or registration (including, if relevant, certificates of change of name), memorandum of association, articles of association or incorporation, charter, by-laws, trust deed, trust instrument or equivalent documents, in each case as amended; and means, with respect to PRC limited liability companies, the articles of association or equivalent documents.

(x)    “Control Agreements” means the following documents: (i) the Exclusive Technology Consulting and Service Agreement by and between ECMOHO Shanghai and Yibo; (ii) the Equity Interest Pledge Agreement by and among ECMOHO Shanghai, Yibo and the shareholders of Yibo; (iii) the Equity Interest Purchase Option Agreement by and among ECMOHO Shanghai, Yibo and the shareholders of Yibo; and (iv) the Voting Proxy Agreement by and among ECMOHO Shanghai, Yibo and the shareholders of Yibo.

(y)    “Delta” means Delta Capital Growth Fund II, L.P.

(z)    “Disclosure Schedule” means the Disclosure Schedule attached to this Agreement as Exhibit C, dated as of the date hereof, and further updated as of the Closing Date.

(aa)    “ECMOHO Hong Kong” has the meaning set forth in the Preamble.

(bb)    “ECMOHO Shanghai” has the meaning set forth in the Preamble.

(cc)    “ECMOHO Industrial” means Shanghai ECMOHO Industrial Co., Ltd. (上海易恒实业有限公司).

(dd)    “Equity Transfer Agreement” has the meaning set forth in Section 4.8.

(ee)    “Filing”, and collectively, “Filings”, mean notices, reports, applications, forms, expert opinions or other filings or information.

(ff)    “Financial Statements” has the meaning set forth in Section 2.11.

(gg)    “Foreign Exchange Authorization” has the meaning set forth in Section 2.7(c)(ii).

(hh)    “Founders”, mean, collectively, WANG Ying (王影, PRC ID Number: ***) and Zeng Qingchun (曾庆春, PRC ID Number: ***), and “Founder” means any one of them.

(ii)    “Founder Holding Companies”, mean, collectively, Behealth Limited and Uhealth Limited, and “Founder Holding Company” means any one of them.

(jj)    “Governmental Entity”, and collectively, “Governmental Entities”, mean any governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

(kk)    “Group” has the meaning set forth in the Preamble.

(ll)    “Group Company” and “Group Companies” have the meaning set forth in the Preamble.

(mm)    “HK Subsidiary” means ECMOHO (Hong Kong) Limited.

(nn)    “HKIAC” means the Hong Kong International Arbitration Centre.

(oo)    “Initial Closing” has the meaning set forth in Section 1.2(a).

(pp)    “Initial Closing Date” has the meaning set forth in Section 1.2(a).

(qq)    “Investors Rights Agreement” means the agreement among the Company, the Purchasers and certain other shareholders of the Company dated as of the date of the Initial Closing Date, in the form of Exhibit D attached to this Agreement.

(rr)    “Japan Subsidiary” means ECMOHO (Japan) Limited (ECMOHO 株式会社).

(ss)    “Joinder Agreement” has the meaning set forth in Section 1.3.

(tt)    “Key Employees” mean the key employees of each Group Company as listed in Exhibit E attached hereto.

(uu)    “Knowledge” including the phrase “to the Company’s knowledge” shall mean the actual knowledge of the following officers: the chief executive officer of the Company.

(vv)    “Leased Real Property” has the meaning set forth in Section 2.13(b).

(ww)    “Lien” means any lien, charge, pledge, security interest, claim or other encumbrance.

(xx)    “Lingzhi” means Shanghai Lingzhi Management Center (Limited Partnership) (上海翎知企业管理中心(有限合伙 )).

(yy)    “Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, financial condition, property or results of operations of the Group Companies, taken as a whole; provided, however, that in no event shall any of the following exceptions, alone or in combination with the other enumerated exceptions below, be deemed to constitute a Material Adverse Effect: (i) any change resulting from the execution or delivery of this Agreement or the Investors Rights Agreement, the consummation of the Transaction or the announcement or other publicity with respect to the foregoing, (ii) any legal, regulatory or other change affecting any of the industries, industry sectors or geographic sectors (including, for the avoidance of doubt, the PRC) in which the Company operates, (iii) any change or prospective change in law or accounting standards or interpretations or the enforcement thereof applicable to the Company, (iv) any change in domestic or foreign economic, political, demographic or business conditions or financial, credit, debt or securities market conditions generally, (v) any change that results from (A) acts of war (whether or not declared), hostilities, sabotage, terrorism, military actions, cyberwarfare, other armed conflicts or the escalation of any of the foregoing, (B) any hurricane, super storm, flood, tornado, earthquake or other natural disaster, (C) any pandemic, (D) environmental change, or (E) any other force majeure event, or (vi) any failure by the Company to meet any internal or public projections, budgets, forecasts, plans or guidance.

(zz)    “Memorandum and Articles” means the first amended and restated memorandum of association of the Company and the first amended and restated articles of association of the Company attached hereto as Exhibit F, to be adopted in accordance with applicable law on or before the Closing and which shall be in full force and effect as of the Closing.

(aaa)    “Ordinary Shares” means the ordinary shares of the Company, including the Class A Ordinary Shares and the Class B Ordinary Shares.

(bbb)    “Party”, and collectively, “Parties”, mean the signatories to this Agreement.

(ccc)    “Permit” and collectively, “Permits”, has the meaning set forth in Section 2.7(a).

(ddd)    “Permitted Lien” means (i) Liens reflected or reserved against or otherwise disclosed in the Disclosure Schedule, (ii) Liens arising or incurred in the ordinary course of business, such as mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s Liens, which would not impair the operation of the business of the Company, (iii) liens for taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iv) with respect to real property, (A) easements, quasi-easements, licenses, covenants, rights-of-way, rights of reentry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, (B) any conditions that may be shown by a current survey or physical inspection and (C) zoning, building, subdivision or other similar requirements or restrictions, (v) non-exclusive licenses to intellectual property rights entered into in the ordinary course of business, (vi) licenses, covenants not to sue or other similar rights to intellectual property rights granted by a third party prior to the acquisition of such intellectual property rights by any Group Company and (vii) Liens that would not have a Material Adverse Effect.

(eee)    “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(fff)    “Preferred Director” has the meaning set forth in Section 4.4.

(ggg)    “Preferred Sale Shares” has the meaning set forth in the Recitals.

(hhh)    “Preferred Shares” means the preferred shares of the Company.

(iii)    “PRC” means the People’s Republic of China but, solely for purposes of this Agreement and the other Transaction Documents, does not include Hong Kong, the Special Administrative Region of Macau and the territory of Taiwan.

(jjj)    “Purchaser”, and collectively, “Purchasers”, have the meaning set forth in the Preamble.

(kkk)    “Purchaser Indemnified Party” has the meaning set forth in Section 7.1.

(lll)    “Real Property” has the meaning set forth in Section 2.13(b).

(mmm)    “Representatives” means a director, officer, employee, shareholder, partner, member, accountant, agent, counsel and other representatives of a specified Person.

(nnn)    “Rothschild” means Edmond De Rothschild Private Equity China II.

(ooo)    “SAFE” means the State Administration of Foreign Exchange of the PRC.

(ppp)    “SAFE Rules and Regulations” has the meaning set forth in Section 2.7(c)(ii).

(qqq)    “SEC” means the U.S. Securities and Exchange Commission.

(rrr)    “Second Closing” has the meaning set forth in Section 1.3.

(sss)    “Second Closing Date” has the meaning set forth in Section 1.3.

(ttt)    “Securities Act” means the U.S. Securities Act of 1933, as amended.

(uuu)    “Series A Preferred Shares” means the preferred shares of the Company designated as series A.

(vvv)    “Series A Sale Shares” has the meaning set forth in the Recitals.

(www)    “Share Plan” means the 2018 Employee Share Option Plan to be adopted by the Board of Directors of the Company, including the affirmative votes of at least two Investor Directors (as defined in the Investors Rights Agreement).

(xxx)    “Statement Date” has the meaning set forth in Section 2.11.

(yyy)    “Staying Onshore Investors” has the meaning set forth in Section 6.12.

(zzz)    “Subsidiary”, and collectively “Subsidiaries”, mean, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations, variable interest entities or other entities controlled by such Person directly or indirectly through one or more intermediaries.

(aaaa)    “Transaction” means the purchase and sale of the Preferred Sale Shares.

(bbbb)    “Transaction Documents” means this Agreement, the Investors Rights Agreement and Memorandum and Articles.

(cccc)    “U.S. Dollars” or “US$” means United States dollars, the lawful currency of the United States of America.

(dddd)    “Warrantor” and “Warrantors” have the meanings set forth in Article II.

(eeee)    “Yibo” means Shanghai Yibo Medical Equipment Co., Ltd. (上海邑渤医疗器械有限公司).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company, ECMOHO Hong Kong, ECMOHO Shanghai and each of the Founders (collectively, the “Warrantors” and each, a “Warrantor”) hereby jointly and severally represent and warrant to each Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit C to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date hereof, except as otherwise indicated. Any information set forth in one section or subsection of the Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection. Notwithstanding that any representation specifically references a section or subsection of the Disclosure Schedule, each representation shall be deemed to be qualified by any information in the Disclosure Schedule where it is reasonably apparent that such information is relevant to such representation:

2.1    Organization, Good Standing, Corporate Power and Qualification. Each Group Company (a) is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the laws of the place of its incorporation or establishment, (b) has all requisite corporate power and authority to carry on its business as now conducted, and (c) is duly qualified to transact business in each jurisdiction where the conduct of its business requires such qualification, except in the case of clause (b) or (c) where the failure to be so qualified or to have such power or authority would not, individually or in the aggregate, result in a Material Adverse Effect. The Constitutive Documents of each Group Company are in full force and effect under, and in compliance with, the laws of the place of its incorporation or establishment.

2.2    Capitalization.

(a)    The authorized capital of the Company consists, immediately prior to the Initial Closing, of:

(i)    9,519,000 shares of Class A-1 Ordinary Shares, none of which are issued and outstanding immediately prior to the Initial Closing.

(ii)    13,663,700 shares of Class A-2 Ordinary Shares, none of which issued and outstanding immediately prior to the Initial Closing.

(iii)    4,880,496,457 shares of Class A Ordinary Shares, 15,531,000 shares of which are issued and outstanding immediately prior to the Initial Closing. All of the outstanding shares of Class A Ordinary Shares have been duly authorized, are fully paid and nonassessable.

(iv)    75,150,400 shares of Class B ordinary shares, 75,150,400 shares of which are issued and outstanding immediately prior to the Initial Closing. All of the outstanding shares of Class B Ordinary Shares have been duly authorized, are fully paid and nonassessable.

(v)    21,170,443 shares of Preferred Shares, of which 21,170,443 shares have been designated Series A Preferred Shares, none of which are issued and outstanding immediately prior to the Initial Closing. The rights, privileges and preferences of the Preferred Shares are as stated in the Memorandum and Articles and Investors Rights Agreement and as provided by the laws of the Cayman Islands.

(b)    Except for (i) the conversion privileges of the Preferred Sale Shares, (ii) the right of first offer provided in the Investors Rights Agreement, (iii) the Ordinary Shares reserved for issuance under the Share Plan, and (iv) as contemplated hereby and by the Memorandum and Articles, there are no options, warrants, conversion privileges, agreements or rights of any kind with respect to the issuance or purchase of the shares of the Company. Apart from the exceptions noted in this Section 2.2(b) and the Investors Rights Agreement, the Company is not a party to any contract that would subject the shares (including the Preferred Sale Shares) of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, to any preemptive rights, rights of first refusal or other rights of any kind to purchase such shares (whether in favor of the Company or any other Person). The Company will reserve 11,386,410 shares of Ordinary Shares for issuance to officers, directors, employees and consultants of the Company pursuant to the Share Plan, provided that no shares have been issued under the Share Plan as of the date hereof and no more than 5,693,205 shares of Ordinary Shares shall have been issued under the Share Plan prior to the Qualified IPO. No arrangement or provision of the Share Plan and agreements with the management and employees of entities in the PRC relating to the Share Plan will violate any applicable laws of the PRC.

(c)    Section 2.2(c) of the Disclosure Schedule sets forth the capitalization of the Company as of the date hereof and immediately following the Initial Closing.

(d)    The Company has obtained valid waivers by other Persons of any rights to purchase any of the Preferred Sale Shares or any Ordinary Share issued upon conversion of the Preferred Sale Shares.

2.3    Subsidiaries; Group Structure.

(a)    Section 2.3(a) of the Disclosure Schedule sets forth the each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary, as of the date hereof and immediately following the Initial Closing.

(b)    The Company has provided (or caused to be provided) to Delta a copy of the registration documents issued by the relevant PRC administration for industry and commerce regarding (i) the transfer of all equity interests held by Rothschild in ECMOHO Shanghai to Lingzhi, and (ii) the transfer of all equity interests held by Lingzhi in ECMOHO Shanghai to ECMOHO Industrial.

(c)    Except as set forth in Section 2.3(c) of the Disclosure Schedule or would not reasonably be likely to have a Material Adverse Effect, the equity transfer transactions registered with the relevant PRC administration for industry and commerce for each Group Company have complied with the applicable PRC laws and regulations.

2.4    Authorization. All corporate action required to be taken by each Warrantor’s Board of Directors and shareholders (if applicable) in order to authorize such Warrantor to enter into the Transaction Documents, and for the Company to issue the Preferred Sale Shares at the Closing and the Ordinary Shares issuable upon conversion of the Preferred Sale Shares, has been taken or will be taken prior to the Closing. The Transaction Documents, when executed and delivered by each Warrantor (to the extent such Warrantor is a party), shall constitute valid and legally binding obligations of such Warrantor, enforceable against such Warrantor in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Investors Rights Agreement may be limited by applicable federal or state securities laws.

2.5    Valid Issuance of Shares. The Preferred Sale Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable securities laws of the United States of America or the Cayman Islands and Liens created by or imposed by a Purchaser.

2.6    Governmental Consents and Filings. Other than as set forth in the Disclosure Schedule and assuming the accuracy of the representations made by the Purchasers in Article III of this Agreement, no Authorization or Filing with any PRC, U.S. or Cayman Islands Governmental Entity is required on the part of any Group Company in connection with the consummation of the transactions contemplated by this Agreement.

2.7    Compliance. Other than as set forth in the Disclosure Schedule, the businesses of each Group Company have not been, and are not being conducted in violation of any applicable laws, except for violations that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, the following representations are true and complete as of the date hereof:

(a)    Each Group Company has all material franchises, authorizations, approvals, permits, certificates and licenses, including without limitation any special approvals or permits required under applicable laws (“Permits”) necessary for its respective business and operations as now conducted or planned to be conducted. Each Permit is valid and in full force and effect. No Group Company is in default or violation of any Permit. No Group Company has received any written notice from any Governmental Entity regarding any actual or possible default or violation of any Permit. To the knowledge of the Warrantors, no suspension, cancellation or termination of any such Permits is pending, threatened or imminent.

(b)    Each Group Company and each of its directors, officers, employees, agents and other persons explicitly authorized to act on its behalf and the Founders (collectively, the “Representatives”), are in compliance with and have complied with all applicable anti-bribery, anti-corruption, anti-money laundering, recordkeeping and internal controls laws in all material respects. Without limiting the foregoing, neither any Group Company nor any Representative has, directly or indirectly, offered, authorized, promised, condoned, participated in, or received notice of any allegation of the following: (i) the making of any gift or payment of anything of value to any Public Official by any Person to obtain any improper advantage, affect or influence any act or decision of any such Public Official with respect to any Group Company or the Business of any Group Company, or assist any Group Company in obtaining or retaining business for, or with, or directing business to, any Person; (ii) the taking of any action by any Person which would violate the Foreign Corrupt Practices Act of the United States of America, as amended (the “FCPA”) if taken by an entity subject to the FCPA, or could reasonably be expected to constitute a violation of any applicable law; or (iii) the making of any false or fictitious entries in the books or records of any Group Company by any Person.

(c)    Certain Regulatory Matters:

(i)    All filings and registrations with applicable Governmental Entities required in respect of the Warrantors’ ownership in the Group Companies, including but not limited to the registrations with the Ministry of Commerce (or any predecessors), the Ministry of Information Industry, the State Administration of Industry and Commerce, SAFE, the tax bureau, the customs authorities, and the local counterpart of each of such Governmental Entities, as applicable, have been duly completed in accordance with applicable law.

(ii)    No holder or beneficial owner of shares of the Company (each, a “Company Security Holder”) is or has been in violation of any applicable laws in respect of the ownership of such shares, including but not limited to the registration requirement for the Founders’ (indirect) investment in the Company under the Notice Regarding Certain Administrative Measures on Offshore Investment and Financing and Round-trip Investments by PRC Residents Through Special Purpose Vehicles by PRC Residents issued by the SAFE on July 4, 2014 (the “Circular 37”) and any successor rule or regulation under PRC law (collectively, the “SAFE Rules and Regulations”). Neither the Warrantors nor, to the knowledge of the Warrantors, any of the other Company Security Holders has received any oral or written inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations and the Company and the Company Security Holders have made all oral or written filings, registrations, reporting or any other communications required by SAFE or any of its local branches. Each Group Company has obtained all certificates, approvals, permits, licenses, registration receipts and any similar authorization necessary under PRC laws to conduct foreign exchange transactions (collectively, the “Foreign Exchange Authorization”) as now being conducted by it. All existing Foreign Exchange Authorization held by ECMOHO Shanghai is valid and ECMOHO Shanghai is not in default under any of such Foreign Exchange Authorization.

(d)    No Group Company is a party to any collective bargaining agreement or other Contract with any union or guild, and there are no labor unions, works councils or other organizations representing any employee of any Group Company. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, no employee of the Group Companies is owed any back wages or other compensation for services rendered (except for the current pay period or as otherwise set forth on the Financial Statements (as defined below)). Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, each Group Company has complied in all material respects with all laws relating to employment, wages, hours, overtime, working conditions, benefits, retirement, termination and health and safety. There has not been, and there is not now any pending or, to the knowledge of the Warrantors, threatened strike, union organization activity, lockout, slowdown, picketing, or work stoppage with respect to the employees of any Group Company or any unfair labor practice charge against any Group Company.

(e)    Tax Matters:

(i)    Except as disclosed in the Disclosure Schedule, each Group Company (i) has timely filed all tax returns that are required to have been filed by it with any Governmental Entity, (ii) has timely paid all taxes owed by it which are due and payable (whether or not shown on any tax return) and withheld and remitted to the appropriate Governmental Entity all taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party, and (iii) has not waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to a tax assessment or deficiency, other than, in the case of clauses (i) and (ii), unpaid taxes that are in contest with the tax authority by any Group Company in good faith or are nonmaterial in amount.

(ii)    Each tax return referred to in paragraph (1) above was properly prepared in compliance with applicable law and was (and will be) true, correct and complete in all material respects. No such tax returns contains a statement that is false or misleading or omits any matter that is required to be included or without which the statement would be false or misleading in any material aspect. All records relating to such tax returns or to the preparation thereof required by applicable law to be maintained by applicable Group Company have been duly maintained. No written claim has been made by a Governmental Entity in a jurisdiction where the Group does not file tax returns that any applicable Group Company is or may be subject to taxation by that jurisdiction.

(iii)    The assessment of any additional taxes with respect to any Group Company for periods for which tax returns have been filed is not expected to materially exceed the recorded liability therefor in the most recent balance sheet of the applicable Group Company, and there are no unresolved claims concerning any material liability for taxes of any Group Company. Since the Statement Date, no Group Company has incurred any material liability for taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. There is no pending dispute with, or notice from, any tax authority relating to any of the tax returns filed by any Group Company, and to the knowledge of each of the Warrantors, there is no material liability proposed for a deficiency in any tax to be imposed upon the properties or assets of any Group Company.

(iv)    No Group Company has been the subject of any examination or investigation by any tax authority relating to the conduct of its business or the payment or withholding of taxes that has not been resolved. No Group Company is responsible for the taxes of any other Person by reason of contract, successor liability or otherwise.

(f)    No Group Company has received any notice from any Governmental Entity regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any applicable law or (ii) any actual, alleged, possible or potential obligation on the part of such Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for any such violation, failure or remedial action that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. None of the Warrantors and other Group Companies has been subject to any indictment, convicted in any criminal case, or found by a court of providing misleading information in any matter.

2.8    Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending against any Warrantor, except for as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

2.9    Compliance with Other Instruments. No Group Company is in violation of or default under any (i) provisions of its Constitutive Documents, (ii) instrument, judgment, order, writ or decree, (iii) note, indenture or mortgage, or (iv) lease, agreement, contract or purchase order to which it is a party or by which it is bound, except for violation of or default under any such provision, instrument, judgment, order, writ, decree, contract or agreement which would not reasonably be likely to have a Material Adverse Effect. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any Lien upon any assets of any Warrantor or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to any Warrantor.

2.10    Actions and Governmental Orders. There is no governmental order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or any other Transaction Agreement.

2.11    Financial Statements. The Company has delivered to the Purchasers true, correct and complete copies of the audited consolidated balance sheet and statements of operations and cash flows of ECMOHO Shanghai (the “Financial Statements”) as of December 31, 2017 (the “Statement Date”). The Financial Statements (i) have been prepared in accordance with the books and records of ECMOHO Shanghai and its Subsidiaries, and (ii) fairly present in all material respects the consolidated financial condition and position of ECMOHO Shanghai as of the dates indicated therein and the consolidated results of operations and cash flows of ECMOHO Shanghai for the periods indicated therein.

2.12    Changes. Since the Statement Date, the Group has operated its business in the ordinary course consistent with its past practice, there has not been any Material Adverse Effect, and there has not been by or with respect to any Group Company:

(a)    any purchase, acquisition, sale, lease, disposal of or other transfer of any assets that are individually or in the aggregate material to its business, whether tangible or intangible, other than the purchase or sale of inventory in the ordinary course of business consistent with its past practice, or any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof;

(b)    any waiver, termination, settlement or compromise of a valuable right or of a material debt;

(c)    any incurrence, creation, assumption, repayment, satisfaction, or discharge of (1) any material Lien (other than Permitted Liens) or (2) any material indebtedness or guarantee, or the making of any material loan or advance (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practice), or the making of any material investment or capital contribution;

(d)    any declaration, setting aside or payment or other distribution in respect of any equity securities, or any direct or indirect redemption, purchase or other acquisition of any equity securities;

(e)    any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operations or business of any Group Company;

(f)    any material change in accounting methods or practices or any revaluation of any of its assets;

(g)    except in the ordinary course of business consistent with its past practice, settlement of any material claim or assessment in respect of any taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of any taxes, entry or change of any tax election, change of any method of accounting resulting in any amount of additional tax or filing of any amended tax return;

(h)    any commencement or settlement of any material legal action; or

(i)    any agreement or commitment to do any of the things described in this Section 2.12.

2.13    Title; Properties.

(a)    The Group Companies have good and valid title to, or a valid leasehold interest in, all of their material assets, whether real, personal or mixed, purported to be owned by them (including but not limited to all such assets reflected in the Financial Statements), free and clear of any Liens, other than Permitted Liens. The foregoing assets collectively represent in all material respects all assets, rights and properties necessary for the conduct of the business of the Group in the manner conducted during the periods prior to the date hereof. Except for leased items, no Person other than a Group Company owns any interest in any such assets.

(b)    No Group Company owns any real property or has any easements, licenses, rights of way, or other interests in or to real property (“Real Property”). All leasehold properties (“Leased Real Property”) of the Group are held under valid, binding and enforceable leases of a Group Company. To the knowledge of the Warrantors, all structures, improvements and appurtenances on the Leased Real Property lie wholly within the boundaries of such Leased Real Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any adjoining property owner. To the knowledge of the Warrantors, all structures and improvements on the Leased Real Properties, and appurtenances thereto, and the roof, walls and other structural components which are part thereof, and the heating, air conditioning, plumbing and other mechanical facilities thereof, are in good condition and repair in all material respects (reasonable wear and tear excepted) and without structural defects. There are no facilities, services, assets or properties shared with any other Person which is not a Group Company, which are used in connection with the business of the Group.

(c)    All machinery, vehicles, equipment and other tangible personal property owned or leased by a Group Company are (a) in good condition and repair in all material respects (reasonable wear and tear excepted) and (b) not obsolete or in need in any material respect of renewal or replacement, except for renewal or replacement in the ordinary course of business.

(d)    The Group owns, has the sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to, or otherwise has the licenses to use all intellectual property necessary and sufficient to conduct its business and any business as proposed to be conducted by the Group without any conflict with or infringement of the rights of any other Person.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser hereby represents and warrants to the Company, severally and not jointly, that:

3.1    Authorization. The Purchaser has full power and authority to enter into the Transaction Documents. The Transaction Documents to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investors Rights Agreement may be limited by applicable federal or state securities laws.

3.2    Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Preferred Sale Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

3.3    Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Preferred Sale Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Article II of this Agreement or the right of the Purchasers to rely thereon.

3.4    Restricted Securities. The Purchaser understands that the Preferred Sale Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Preferred Sale Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Preferred Sale Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Preferred Sale Shares, or the Ordinary Shares into which it may be converted, for resale except as set forth in the Investors Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Preferred Sale Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5    No Public Market. The Purchaser understands that no public market now exists for the Preferred Sale Shares, and that the Company has made no assurances that a public market will ever exist for the Preferred Sale Shares.

3.6    Legends. The Purchaser understands that the Preferred Sale Shares and any securities issued in respect of or exchange for the Preferred Sale Shares, may be notated with one or all of the following legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(a)    Any legend set forth in, or required by, the other Transaction Documents.

(b)    Any legend required by the securities laws of any state to the extent such laws are applicable to the Preferred Sale Shares represented by the certificate, instrument, or book entry so legended.

3.7    Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8    Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Preferred Sale Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Preferred Sale Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Preferred Sale Shares. The Purchaser’s subscription and payment for and continued beneficial ownership of the Preferred Sale Shares will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

3.9    Exculpation Among Purchasers. The Purchaser acknowledges that it is not relying upon any Person in making its investment or decision to invest in the Company. The Purchaser agrees that neither any Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Preferred Sale Shares.

3.10    Residence. If the Purchaser is an individual, then the Purchaser resides in the state or province identified in the address of the Purchaser set forth on Exhibit A; if the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser in which its principal place of business is identified in the address or addresses of the Purchaser set forth on Exhibit A.

ARTICLE IV

CONDITIONS TO THE PURCHASERS’ OBLIGATIONS AT CLOSING

The obligations of each Purchaser to purchase Preferred Sale Shares at the Initial Closing or any subsequent Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived. In the event there is more than one closing, the following conditions shall apply to each such Closing:

4.1    Representations and Warranties. The representations and warranties of the Warrantors contained in Article II shall be true and correct in all material respects as of such Closing Date.

4.2    Performance. Each Warrantor shall have performed and complied with all covenants, agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by such Warrantor in all material respects on or before such Closing Date.

4.3    Qualifications. All authorizations, resolutions, approvals or permits, waivers if any, of any Governmental Entity of the PRC, the United States of America or the Cayman Islands, of members or board of directors of any applicable Group Companies or of any other Person that are required in connection with the lawful issuance and sale of the Preferred Sale Shares pursuant to this Agreement (including any waivers of preemptive rights triggered by this Agreement, if any) shall be obtained and effective as of such Closing Date. All authorizations, resolutions of members or board of directors of any applicable Group Companies or waivers that are required in connection with the consummation of the transactions set forth in Equity Transfer Agreement, the Round A and B Share Subscription Agreement and the Loan Agreement shall have been obtained and effective as of such Closing Date.

4.4    Board of Directors. As of the Initial Closing Date, the authorized size of the Board shall be six (6) members, and one (1) member of the Board shall be Greg Ye, a member appointed by Delta (the “Preferred Director”).

4.5    Investors Rights Agreement. The Warrantors and each Purchaser (other than the Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder) and the other shareholders of the Company named as parties thereto shall have executed and delivered the Investors Rights Agreement.

4.6    Memorandum and Articles. The Memorandum and Articles shall have been duly adopted by all necessary action of the Board of Directors and the shareholders of the Company and shall have been duly filed with the appropriate authority of the Cayman Islands, and such adoption shall have become effective prior to the Closing with no alternation or amendment as of the Closing.

4.7    Execution of Control Agreements. ECMOHO Shanghai, Yibo and the shareholders of Yibo shall have entered into the Control Agreements in the form and substance satisfactory to Delta.

4.8    Equity Transfer Registration. The Company shall have provided (or caused to be provided) to the Purchasers a fully executed copy or copies of the equity transfer agreement (the “Equity Transfer Agreement”) by and between all the shareholders of ECMOHO Shanghai (except for the Staying Onshore Investors) and ECMOHO Hong Kong, pursuant to which, among other things, such shareholders shall transfer all their equity in ECMOHO Shanghai to ECMOHO Hong Kong. ECMOHO Hong Kong and ECMOHO Shanghai shall have completed (or caused to be completed) the registration of the transfer of the equity interests of ECMOHO Shanghai to ECMOHO Hong Kong with the relevant PRC administration for industry and commerce and provided (or caused to be provided) to the Purchasers a copy of the registration documents issued by the relevant PRC administration for industry and commerce.

4.9    Subscription Agreement. The Company shall have provided (or caused to be provided) to the Purchasers a fully executed copy or copies of the subscription agreements by each of CID Greater China Fund V, L.P., STCH Investment Inc., Smart Warrior Limited, Shanghai Yihao Enterprise Management Partnership (Limited Partnership) (上海奕好企业管理合伙企业(有限合伙)) (or their respective Affiliates) with the Company pursuant to which, among other things, each entity shall subscribe for the Class A Ordinary Shares of the Company for the amount of consideration that equals to the proceed received by such entity under the Equity Transfer Agreement (the “Round A and B Share Subscription Agreement”).

4.10    Loan Agreement. The Company shall have provided (or caused to be provided) to the Purchasers a fully executed copy or copies of the agreement by and among the Founders, ECMOHO Industrial and ECMOHO Shanghai (or one or more Subsidiaries of ECMOHO Shanghai) pursuant to which, among other things, the Founders and ECMOHO Industrial as lenders shall extend a loan to ECMOHO Shanghai or its Subsidiaries in the amount equal to the proceeds received by the Founders, ECMOHO Industrial and Shanghai Yijiasancan Investment Management Center (Limited Partnership) (上海一佳三餐投资管理中心(有限合伙)) under the Equity Transfer Agreement (the “Loan Agreement”), in the form and substance reasonably satisfactory to Delta.

4.11    Joinder Agreement. At least one Additional Purchaser shall have executed a Joinder Agreement, provided that the aggregate purchase amount of such Additional Purchaser or Purchasers for Series A Sale Shares under this Agreement shall not be less than US$3,000,000. For the avoidance of doubt, the closing of any of such Additional Purchaser’s subscription shall not be a condition to certain Purchasers’ obligations at the Initial Closing.

ARTICLE V

CONDITIONS OF THE COMPANY’S OBLIGATIONS AT CLOSING

The obligations of the Company to sell Preferred Sale Shares to the Purchasers at the Initial Closing or any subsequent Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived. In the event there is more than one closing, the following conditions shall apply to each such Closing:

5.1    Representations and Warranties. The representations and warranties of each Purchaser contained in Article III shall be true and correct in all material respects as of such Closing Date.

5.2    Performance. The Purchasers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing Date.

5.3    Qualifications. All authorizations, approvals or permits, if any, of any Governmental Entity of the United States of America or the Cayman Islands that are required in connection with the lawful issuance and sale of the Preferred Sale Shares pursuant to this Agreement shall be obtained and effective as of the Closing Date.

5.4    Minimum Number of Preferred Sale Shares at Initial Closing. Such number of Preferred Sale Shares representing a minimum aggregate value of US$9,000,000.

ARTICLE VI

COVENANTS AND OTHER AGREEMENTS

6.1    Use of Proceeds. The Company shall, and each Warrantors shall procure the Company to, use (or cause to be used) the proceeds from the Transaction (a) to fund the acquisition by ECMOHO Hong Kong of the outstanding shares of ECMOHO Shanghai pursuant to the Equity Transfer Agreement, and (b) for the business development, working capital and general corporate purposes of the Group.

6.2    Executory Period Covenants. Between the date of this Agreement and the Initial Closing, unless Delta consents in writing otherwise:

(a)    As promptly as practicable, each Warrantor shall: (i) use best efforts to take all actions required of such party and to do all other things reasonably necessary, proper or advisable to consummate the transactions contemplated under the Transaction Documents; (ii) file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by such Warrantor pursuant to law in connection with the Transaction Documents and the issuance of the Preferred Sale Shares pursuant hereto and the consummation of the other transactions contemplated under the Transaction Documents; (c) use reasonable best efforts to obtain, or cause to be obtained, all consents (including any consents required under any contract) necessary to be obtained by such party in order to consummate the transactions contemplated pursuant to the Transaction Documents; and (d) coordinate and cooperate with the other Parties in exchanging such information and supplying such assistance as may be reasonably requested by the other Parties in connection with any filings and other actions to be made or taken in order to consummate the transactions contemplated pursuant to the Transaction Documents.

(b)    None of the Warrantors, without the prior written consent of the Purchasers, shall take any action which (a) would render any of the representations or warranties made by the Warrantors in this Agreement untrue in any material respect if given with reference to the facts and circumstances then existing or (b) would result in any of the covenants contained in this Agreement becoming incapable of performance. Each Warrantor shall promptly advise the Purchasers of any action or event of which such Warrantor becomes aware which would have the effect of making incorrect in any material respect any such representations or warranties if given with reference to facts and circumstances then existing or which has the effect of rendering any such covenants incapable of performance.

(c)    Except as otherwise permitted by this Agreement or with the written consent of Delta, the Warrantors shall: carry on the Group’s business in the ordinary course consistent with past practice and in substantially the same manner as conducted prior to the date hereof.

(d)    No Warrantor shall (a) waive, release or assign any material right or claim, (b) take any action that would reasonably be expected to materially impair the value of any Group Company, (c) sell, purchase, assign, lease, transfer, pledge, encumber or otherwise dispose of any material asset of any Group Company, (d) issue, sell, or grant any equity security, (e) declare, issue, make, or pay any dividend or other distribution with respect to any equity security, (f) make any material change in any method of accounting or accounting practice used by any Group Company, other than any such changes required by applicable accounting principles, or (g) authorize or commit to do any of the foregoing.

(e)    From the date hereof until the Second Closing, the Company shall notify Delta as soon as reasonably practicable of any discussions or negotiations with a third party in connection with the issuance and sale of any Additional Shares.

(f)    The Warrantors shall permit each Purchaser, or any representative thereof, at its own expense, to (a) visit and inspect the properties of the Group Companies, (b) inspect the contracts, books of account, records, ledgers, and other documents and data of the Group Companies, (c) discuss the business, affairs, finances and accounts of the Group Companies with officers and employees of the Group Companies, and (d) review such other information as such Purchaser reasonably requests, in each case during normal business hours and in such a manner so as not to unreasonably interfere with the normal operations of the Group Companies.

6.3    Compliance.

(a)    The Warrantors shall use their respective reasonable best efforts to cause each of the Group Companies to comply with all applicable Laws, including, but not limited to, applicable PRC rules and regulations relating to telecommunications business, software, Intellectual Property, anti-monopoly, taxation, employment, and social welfare and benefits, except for such noncompliance that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

(b)    The Warrantors shall use their respective reasonable best efforts to cause Yibo to obtain the Internet Information Service Business Operation License (互联网信息服务业务经营许可证), the License for Broadcasting Audio Video Programs via Information Network (信息网络传播视听节目许可证) and the Cross-border E-Commerce Filing.

(c)    As soon as practicable after the Initial Closing, the Warrantors shall use their respective reasonable best efforts to apply for and complete any necessary filing under the SAFE Rules and Regulations.

6.4    Indemnification of the Director. The Company shall indemnify the Preferred Director against all liability arising from negligence, breach of duty or breach of trust incurred in the course of discharging his or her duties as director or officer of any Group Company. The indemnification should terminate immediately upon the effectiveness of a customary directors and officers insurance that covers the Preferred Director.

6.5    Intellectual Properties Registration. As soon as practicable after the Initial Closing, the Warrantors shall use their respective reasonable best efforts to cause the ownership of the trademarks listed in Exhibit F and the domain name and the business name of “Hengshoutang” to be transferred to Shanghai Hengshoutang Health Technology Co., Ltd. (上海恒寿堂健康科技有限公司)

6.6    Equity Transfer of Japan Subsidiary. As soon as applicable after the Initial Closing, the Founders shall procure that all the equity securities of the Japan Subsidiary be transferred from Zeng Qingchun to one of the Subsidiaries of ECMOHO Shanghai in accordance with the applicable laws and regulations.

6.7    Filing of Memorandum and Articles. The Company shall file the Memorandum and Articles with the Registrar of Companies of the Cayman Islands within ten (10) Business Days after the Closing.

6.8    Equity Pledge Registration. The Founders shall, and shall use their best efforts to cause the shareholders of Yibo to, complete the registration of the pledge of the equity interests of Yibo created under the Control Agreements with the relevant PRC administration for industry and commerce, and shall provide to Delta a copy of the pledge registration certificate issued by the relevant PRC administration for industry and commerce.

6.9    Non-competition Agreements. As soon as practicable after the Initial Closing, the Founders shall use their reasonable best efforts to cause the relevant Group Companies to enter into agreements that include customary provisions regarding non-competition, confidentiality and invention assignment with certain key employees of the Group Companies. The list of the key employees shall be determined by the Founders and approved by Board of Directors.

6.10    Management Accounts. Prior to the Initial Closing ECMOHO Shanghai shall furnish to Delta a copy of the consolidated management accounts of ECMOHO Shanghai for the six-month period ended on June 30, 2018 as soon as practicable after such management accounts are available.

6.11    Termination of Old VIE Agreement. As soon as practicable after the Initial Closing, the Warrantors shall use their reasonable best efforts to cause the termination of the VIE structure adopted by certain members of the Group Companies on April 22, 2015.

6.12    Exit of the Staying Onshore Investors. As soon as practicable after the Initial Closing, each Warrantor shall use its reasonable best efforts to, procure (i) the ECMOHO Hong Kong, either directly or indirectly, acquire all equity interests held by Ningbo Yuanyuanliuchang Investment Center (Limited Partnership) (宁波源远流长投资中心 (有限合伙)), Suzhou Dadehongqiang Investment Center (Limited Partnership) (苏州大得宏强投资中心 (有限合伙)) and Beijing Tianruidiliang Investment Co., Ltd. (北京天润地良投资有限公司) (collectively the “Staying Onshore Investors”) or their respective transferees (the “Staying Onshore Investor Transferees”) in ECMOHO Shanghai at a purchase price as approved by the Board of Directors (including the affirmative vote of at least two of the Investor Directors) (the “Staying Onshore Investor Consideration”); and (ii) the Staying Onshore Investors or Staying Onshore Investor Transferees shall subscribe for the Class A Ordinary Shares of the Company for the total consideration that equals to the Staying Onshore Investor Consideration and at a subscription price per Class A Ordinary Share approved by the Board of Directors (including the affirmative vote of at least two of the Preferred Directors).

6.13    Termination of Existing Investment Agreements. As soon as practicable after the Initial Closing, each Warrantor shall use its reasonable best efforts to cause the termination of the capital increase agreement, dated as of August 18, 2015, between Shanghai ECMOHO and other parties thereto, and the capital increase agreement, dated as of April 19, 2016, between Shanghai ECMOHO and other parties thereto (collectively, the “Capital Increase Agreements”), the Round A Shareholders Agreement (as defined in the Investors Rights Agreement) and the Round B Shareholders Agreement (as defined in the Investors Rights Agreement); provided that such shareholders agreement shall be deemed to be terminated upon the acquisition of all equity interests of ECMOHO Shanghai by ECMOHO Hong Kong.

ARTICLE VII

INDEMNITY

7.1    General Indemnity. Each Warrantor hereby agrees to jointly and severally indemnify and hold harmless each Purchaser, and such Purchaser’s affiliates, directors, officers, agents and assigns (each a “Purchaser Indemnified Party”), from and against any and all losses suffered by such Purchaser Indemnified Party, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by any Warrantor in or pursuant to this Agreement.

7.2    Specific Indemnity. Without limiting the generality of Section 7.1, each Warrantor hereby agrees to jointly and severally indemnify and hold harmless each Purchaser Indemnified Party, from and against any and all losses suffered by such Purchaser Indemnified Party as a result of, or based upon or arising from (i) the failure by the Warrantors to procure the Staying Onshore Investors or the Staying Onshore Investor Transferees to transfer all of their equity interests in ECMOHO Shanghai to ECMOHO Hong Kong, or (ii) the failure by the Warrantors to procure the termination of the Capital Increase Agreements, the Round A Shareholders Agreement (as defined in the Investors Rights Agreement) and the Round B Shareholders Agreement (as defined in the Investors Rights Agreement) in accordance with Section 6.13. Such indemnification shall not be prejudiced by or be otherwise subject to any disclosure (in the Disclosure Schedule or otherwise) and shall apply regardless of whether the Purchaser Indemnified Parties have any knowledge, actual or constructive, with respect thereto.

7.3    Limit on Liability. The aggregate liability of the Warrantors in respect of all claims under the Transaction Documents to any Purchaser shall not exceed the purchase price paid by such Purchaser under this Agreement. Each Purchaser acknowledges that it has had the opportunity to conduct due diligence and investigation with respect to the Group Companies, and in no event shall any Warrantor have any liability to such Purchaser with respect to inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by such Warrantor in or pursuant to this Agreement to the extent such Purchaser or Delta knew of such inaccuracy, breach or nonperformance as of the relevant Closing Date.

ARTICLE VIII

TERMINATION

8.1    Termination. This Agreement may be terminated at any time prior to the Closing as between the Company and the Purchasers:

(a)    by mutual written consent of the Parties;

(b)    by the Company if there has been a material breach of any representation, warranty, covenant or agreement made by the Purchasers in this Agreement, or any such representation and warranty shall have become untrue after the Execution Date, such that Article V would not be satisfied and such breach or condition is not curable or, if curable, is not cured within twenty (20) days after written notice thereof is given by the Company to the Purchasers; or

(c)    by the Purchasers if there has been a material breach of a representation, warranty, covenant or agreement made by the Company to the Purchasers in this Agreement, or any such representation and warranty shall have become untrue after the Execution Date, such that Article IV would not be satisfied and such breach or condition is not curable or, if curable, is not cured within twenty (20) days after written notice thereof is given by the Purchasers to the Company.

8.2    Effect of Termination. In the event of termination of this Agreement pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that no such termination shall relieve any Party of any liability or damages to the other Party resulting from (a) any knowing and intentional material breach of this Agreement or (b) the provisions set forth in this Section 7.2 and Article VIII.

ARTICLE IX

MISCELLANEOUS

9.1    Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against which the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

9.2    Expenses. The Company shall bear the cost of all fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Transaction, including all reasonable fees and expenses of its and the Purchasers’ respective Representatives; provided, however, that such fees and expenses of all of the Purchasers in the aggregate shall not exceed US$70,000.00. If the Closing does not occur, each Party shall bear its own fees and expenses incurred in connection with the preparation of this Agreement and the Transaction contemplated herein, including all fees and expenses of their Representatives.

9.3    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.4    Governing Law and Venue; Specific Performance.

(a)    THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW RULES THEREOF THAT WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

(b)    Subject to Section 9.4(c), any disputes, actions and proceedings against any Party arising out of or in any way relating to this Agreement shall be submitted to the HKIAC and resolved in accordance with the arbitration rules of the HKIAC (the “Arbitration Rules”) in force at the relevant time, except as such rules are modified or displaced by any of the provisions of this Agreement. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree to the joint nomination of an Arbitrator or the third Arbitrator, as applicable, within the time limits specified by the Arbitration Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties and, in the case of any award of monetary damages, shall be denominated in U.S. dollars. Any Party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c)    Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 9.4, any Party may, to the extent permitted under the laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 9.4(c) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 9.4(d) in any way.

(d)    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court having jurisdiction, this being in addition to any other remedy to which such Party is entitled at law or in equity.

9.5    Notices. Any notice, request, instruction or other document to be given hereunder by any Party to any other Party or Parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, e-mail or overnight courier:

If to any Purchaser, to the address listed in Exhibit A for such Purchaser.

If to the Company:

ECMOHO Limited

2F/3F, Xuhuiyuan Building No. 1000,

Tianyaoqiao Road, Xuhui District,

Shanghai, People’s Republic of China.

Attention: Richard Wei

e-mail: richard@ecmoho.com

(with a copy to:

Sullivan & Cromwell,

Level 32,

101 Collins Street,

Melbourne, Victoria 3000

Australia.

Attention: Robert Chu

fax: (+61-3) 9654-2422)

email: chur@sullcrom.com)

or to such other Persons or addresses as may be designated in writing by the Party to receive such notice. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Party upon actual receipt, if delivered personally, three (3) Business Days after deposit in the mail if sent by registered or certified mail, or upon confirmation of successful transmission if sent by facsimile or e-mail; provided, that if given by facsimile or e-mail, such notice, request, instruction or other document shall be confirmed by the receiving party within one (1) Business Day of receipt by dispatch pursuant to one of the other methods described herein or on the next Business Day after deposit with an overnight courier.

9.6    Entire Agreement. This Agreement (including any exhibits and schedules hereto) constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties, with respect to the subject matter hereof. EACH PARTY AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER THE PURCHASER NOR THE COMPANY MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE CONSUMMATION OF THE TRANSACTION, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER PARTY OR THE OTHER PARTY’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. NO PARTY SHALL BE BOUND BY, OR BE LIABLE FOR, ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENT OF INTENTION NOT CONTAINED HEREIN.

9.7    Confidentiality.

(a)    Each of the Parties shall, and shall cause its Affiliates and its and their respective Representatives to, keep confidential and not use or disclose any information provided by the other Party or the Company (whether oral, written or in any other form), which the other Party or the Company has provided prior to the date of this Agreement or may provide to the Purchaser subsequent to the date of this Agreement, and any information derived by the Purchaser or its Representatives from such information, including the existence and terms and conditions of this Agreement (collectively, the “Confidential Information”). Confidential Information shall not include information that:

(i)    is publicly available or becomes publicly available without the breach of any obligations of confidentiality by the receiving Party;

(ii)    was in possession of the receiving Party, having been acquired without the breach of any obligations of confidentiality, prior to it being furnished to the receiving Party; or

(iii)    was independently and lawfully acquired by the receiving Party without the breach of any obligations of confidentiality.

(b)    Each Party may disclose Confidential Information to its Affiliates and its and their respective Representatives subject to the condition that they:

(i)    need to know the Confidential Information for purposes of the activities contemplated by this Agreement;

(ii)    are informed of the confidential nature of the Confidential Information; and

(iii)    are bound by confidentiality obligations to the same extent as set forth in this Section 9.7.

(c)    If a Party becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, it shall provide the other Party with prompt prior written notice and may disclose only that portion of the Confidential Information that is legally required and shall exercise reasonable efforts to obtain assurance that confidential treatment shall be accorded to such Confidential Information; provided, that the failure to obtain such assurance of confidential treatment shall not limit or restrict any disclosures otherwise permitted under this Section 9.7. If a Party is required by applicable securities laws or rules or regulations of each stock exchange upon which the securities of a Party or the Company are listed or pursuant to a request by any other regulatory or Governmental Entity in any jurisdiction to disclose any of the Confidential Information, such Party shall as far as reasonably practicable, and to the extent permitted by law, make such disclosure only after prior consultation with the other Party and after giving the other Party a reasonable opportunity to comment on the proposed disclosure.

(d)    All Confidential Information provided by a Party shall be and shall remain the property of such Party or, as the case may be, the Company. Each Party shall, and shall cause its Affiliates and its and their respective Representatives to, subject to applicable laws, within ten (10) days following a request by the other Party, return to such Party all Confidential Information and all reproductions of Confidential Information, or promptly destroy such Confidential Information or reproductions thereof in any form (except that if such Confidential Information or any reproduction thereof is in electronic form, a Party shall only be required to destroy such Confidential Information or any reproduction thereof to the extent permitted by applicable laws and reasonably practicable) and deliver to the other Party a certificate signed by a senior officer of the receiving Party confirming compliance with this Section 9.7. In the case of such Confidential Information that is not returned or destroyed, the Purchaser shall continue to keep such information confidential pursuant to the terms of this Section 9.7 and shall not use such Confidential Information for purposes other than the compliance with such laws.

9.8    No Third-Party Beneficiaries. Each Party hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Persons other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

9.9    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.10    Interpretation; Construction.

(a)    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an annex, exhibit, section or schedule, such reference shall be to an annex, exhibit, section or schedule to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(b)    The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

9.11    Assignment. No Party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other Party, except that the Purchaser may assign any and all of its rights under this Agreement to one or more of its wholly-owned Subsidiaries (but no such assignment shall relieve the Purchaser of any of its obligations hereunder). Any purported assignment in violation of this Agreement is void.

9.12    Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

ECMOHO LIMITED:

By:	/s/ ZENG QINGCHUN

Name:	ZENG QINGCHUN
(print)

SIGNATURE PAGE TO SHARE SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

ECMOHO (HONG KONG) HEALTH TECHNOLOGY LIMITED

By:	/s/ ZENG QINGCHUN

Name:	ZENG QINGCHUN
(print)

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SHANGHAI ECMOHO HEALTH BIOTECHNOLOGY CO., LTD. SHANGHAI ECMOHO HEALTH BIOTECHNOLOGY CO., LTD. (seal)
By: /s/ Ying Wang
Name: Ying Wang
(print)

SIGNATURE PAGE TO PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

By:	/s/ WANG YING (王影)

Name:	WANG YING (王影)
(print) PRC ID Number: ***

SIGNATURE PAGE TO PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

By:	/s/ ZENG QINGCHUN (曾庆春)

Name:	ZENG QINGCHUN (曾庆春)
(print) PRC ID Number: ***

SIGNATURE PAGE TO PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

PURCHASERS: Delta Capital Growth Fund II, L.P.

By:	/s/ Weigang Greg Ye

Name:	Weigang Greg Ye

Title:	Managing Director

SIGNATURE PAGE TO PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

PURCHASERS:

李水蓮

By:	/s/ Shua-Lien Li

SIGNATURE PAGE TO PREFERRED SHARE PURCHASE AGREEMENT

EXHIBIT A

SCHEDULE OF PURCHASERS

Purchaser	Address of Purchaser	Type of Share	Number of Shares	Price Per Share		Purchase Price
Delta Capital Growth Fund II, L.P.	392 Jian Guo West Road, Shanghai, China	Series A Sale Shares	1,587,783	US$	2.834140	US$	4,500,000

李水蓮	台灣省桃園市 蘆竹區南祥路 133號19樓， 郵遞區號33854	Series A Sale Shares	1,587,783	US$	2.834140	US$	4,500,000

EXHIBIT B

FORM OF JOINDER AGREEMENT

This joinder agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Additional Purchaser”) in accordance with Section 1.3 of that certain Preferred Share Purchase Agreement, dated as of August 2, 2018 (the “SPA”), by and between ECMOHO Limited (the “Company”) and each of the investors listed on Exhibit A thereto (the “Purchasers”), as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the SPA.

By executing and delivering this Joinder Agreement, the Additional Purchaser hereby: (i) joins in and becomes a party to the SPA and, subject to and effective as of the Second Closing therewith, to the Investor Rights Agreement dated as of August 7, 2018 by and between the Company and each of the investors listed therein, as may be amended (the “IRA”), and further acknowledges, agrees and confirms that the undersigned shall be bound by and subject to the terms and conditions of each of such agreements as an Additional Purchaser and, as applicable, as a Purchaser, for all intents and purposes under the SPA, and as a Purchaser or all intents and purposes under the IRA; (ii) without derogating from the generality of the foregoing, the undersigned Additional Purchaser shall deliver to the Company, all documentation and certificates to be delivered to the Company following the Second Closing or in connection therewith, as set forth in the SPA; and (iii) represents and warrants to the Company, and acknowledges that the Company is entering into this Joinder Agreement (and, consequently, into the SPA and IRA) therewith in reliance that the representations and warranties set forth in Article III of the SPA are true and correct in respect of the undersigned Additional Purchaser and its respective investment in the Company, and shall be true and correct as of the Second Closing therewith as if made on such Second Closing.

Attached hereto is the updated Exhibit A to the SPA, reflecting the Shares to be issued against payment at the Second Closing.

[Signature Page Follows]

B-1

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement, to become effective as of the date on which the Company countersigns this Joinder Agreement.

NAME OF ADDITIONAL PURCHASER:

By:

Name:
(print)

Title:

Address:

ACCEPTED AND ACKNOWLEDGED: ECMOHO LIMITED

By:

Name:
(print)

Title:

Date:

B-2

EXHIBIT C

DISCLOSURE SCHEDULE

This Schedule is made and given pursuant to Article II of the Preferred Share Purchase Agreement, dated as of August 2, 2018 (the “Agreement”), by and between ECMOHO Limited (the “Company”) and the Purchasers listed on Schedule A thereto. All capitalized terms used but not defined herein shall have the meanings as defined in the Agreement, unless otherwise provided. Any information set forth in one section or subsection of this Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of the Agreement to which it corresponds in number and each other section or subsection of the Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection. Notwithstanding that any representation specifically references a section or subsection of this Disclosure Schedule, each representation shall be deemed to be qualified by any information in this Disclosure Schedule where it is reasonably apparent that such information is relevant to such representation.

C-1

EXHIBIT C

DISCLOSURE SCHEDULE

This Schedule is made and given pursuant to Article II of the Preferred Share Purchase Agreement, dated as of August 2, 2018 (the “Agreement”), by and between ECMOHO Limited (the “Company”) and the Purchasers listed on Schedule A thereto. All capitalized terms used but not defined herein shall have the meanings as defined in the Agreement, unless otherwise provided. Any information set forth in one section or subsection of this Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of the Agreement to which it corresponds in number and each other section or subsection of the Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection. Notwithstanding that any representation specifically references a section or subsection of this Disclosure Schedule, each representation shall be deemed to be qualified by any information in this Disclosure Schedule where it is reasonably apparent that such information is relevant to such representation.

The following terms used in this part shall be construed to have the meanings set forth or referenced below.

Shanghai Tonggou	shall mean Shanghai Tonggou Information Technology Co., Ltd.
上海统购信息科技有限公司

Shanghai ECMOHO	shall mean Shanghai ECMOHO Health Technology Co., Ltd.
上海易恒健康科技有限公司

Yijiasancan E-commerce	shall mean Yijiasancan (Shanghai) E-commerce Co., Ltd.
一加三餐(上海)电子商务有限公司

Shanghai Jieshi	shall mean Shanghai Jieshi Technology Co., Ltd.
上海杰诗科技有限公司

Shanghai Hengshoutang	shall mean Shanghai Hengshoutang Health Technology Co., Ltd.
上海恒寿堂健康科技有限公司

Qinghai Hengshoutang	shall mean Qinghai Hengshoutang Plateau Medicine Co., Ltd.
青海恒寿堂高原药材有限公司

Hangzhou Duoduo	shall mean Hangzhou Duoduo Supply Chain Management Co., Ltd.
杭州朵多供应链管理有限公司

Zhengzhou ECMOHO	shall mean Zhengzhou ECMOHO Health Technology Co., Ltd.
郑州易恒健康科技有限公司

Beijing Yapingguo	shall mean Beijing Yapingguo Technology Co., Ltd.
北京呀苹果科技有限公司

Jianyikang	shall mean Jianyikang Health Technology (Shanghai) Co., Ltd.
简易康健康科技(上海)有限公司

EXHIBIT C-1

Shanghai Yibo	shall mean Shanghai Yibo Medical Equipment Co., Ltd.
上海邑渤医疗器械有限公司

Yuanyuanliuchang	shall mean Ningbo Yuanyuanliuchang Investment Center (Limited Partnership)
宁波源远流长投资中心 (有限合伙)

Tianrundiliang	shall mean Beijing Tianrundiliang Investment Co., Ltd.
北京天润地良投资有限公司

Dadehongqiang	shall mean Suzhou Dadehongqiang Investment Center (Limited
Partnership)
苏州大得宏强投资中心 (有限合伙)

ECMOHO Industrial CO	shall mean Shanghai ECMOHO Industrial Co., Ltd.
上海易恒实业有限公司

ECMOHO Advertising CO	shall mean Shanghai ECMOHO Advertising Co., Ltd.
上海易恒广告有限公司

Shanghai Yihao	shall mean Shanghai Yihao Corporate Management Partnership
(Limited Partnership).
上海奕好企业管理合伙企业 (有限合伙)

Yijiasancan Investment	shall mean Shanghai Yijiasancan Investment Management Center (Limited Partnership).
上海一佳三餐投资管理中心 (有限合伙)

Smart Warrior	shall mean Smart Warrior Limited.

CID	shall mean CID Greater China Fund V, L.P.

STCH	shall mean STCH Investments Inc.

Hong Kong ECMOHO	shall mean Ecmoho (Hong Kong) Co., Ltd.

ECMOHO Japan	shall mean Ecmoho 株式会社.

2.1	Certain noncompliance of Group Company are as follows:

(1)

ECMOHO Shanghai received the Notice of Project Record from Shanghai Development and Reform Commission and the Certificate of Outbound Investment by Enterprises from Shanghai Municipal Commission of Commerce when it bought 100% shares of ECMOHO (HONG KONG) LIMITED, with the approved amount USD1,300. In 2017, the registered capital of ECMOHO (HONG KONG) LIMITED was increased to USD3,000,000, but ECMOHO Shanghai failed to obtain the Filing Certificate from Shanghai Development and Reform Commission for such capital increase.

(2)	None of Zhengzhou ECMOHO, Yijiasancan E-commerce and Qinghai Hengshoutang has made any registration for social insurance and housing fund.

(3)	The ECMOHO Shanghai has not obtained the Certificate of Permitting the Employment of Foreigners.

(4)	Zhengzhou ECMOHO and Beijing Yapingguo are expected to be dissolved in the near future.

EXHIBIT C-2

2.2	(a)The authorized capital of the Company consists, immediately prior to the Initial Closing, of:

Shareholders	Number of Shares	Type of Shares	Ratio
Best Winner Limited	1,072,633	Class A ordinary share	1.182859%
Lake Zurich Partners Limited	3,077,408	Class A ordinary share	3.393649%
Liberal Rich Limited	6,012,000	Class A ordinary share	6.629805%
Behealth Limited	5,368,959	Class A ordinary share	5.920684%
Behealth Limited	37,575,200	Class B ordinary share	41.436502%
Uhealth Limited	37,575,200	Class B ordinary share	41.436502%
合计	90,681,400	—	100.00%

(b) The Company has reserved 11,386,410 shares of Ordinary Shares for issuance to officers, directors, employees and consultants of the Company pursuant to the Share Plan, provided that no legal documents has been signed for such plan and no share has been issued as of the date hereof.

(c) The capitalization of the Company immediately following the Initial Closing:

Shareholders	Number of Shares	Type of Shares	Ratio
Delta Capital Growth Fund II, L.P.	1,587,783	Series A Preferred Share	1.691705%
李水莲	1,587,783	Series A Preferred Share	1.691705%
Delta Capital Growth Fund II, L.P.	953,289	Class A ordinary share	1.015683%
李水莲	714,967	Class A ordinary share	0.761762%
Best Winner Limited	1,072,633	Class A ordinary share	1.142838%
Lake Zurich Partners Limited	3,077,408	Class A ordinary share	3.278827%
Liberal Rich Limited	6,012,000	Class A ordinary share	6.405492%
Behealth Limited	3,700,703	Class A ordinary share	3.942918%
Behealth Limited	37,575,200	Class B ordinary share	40.034535%
Uhealth Limited	37,575,200	Class B ordinary share	40.034535%
合计	93,856,966	—	100.00%

(d)N/A.

2.3	(i)The Group Structure as of the date of signing this Agreement is attached hereto as Annex I;

(ii)The Group Structure following the Initial Closing is attached hereto as Annex II.

2.4	N/A.

2.5	N/A.

EXHIBIT C-3

2.6

The registration with Shanghai Administration for Industry and Commerce and the filing with Shanghai Municipal Commission of Commerce shall be completed for the equity transfer of ECMOHO Shanghai as provided in this Agreement.

2.7	(a) Please refer to 2.1 of this Exhibit C.

(b)	N/A.

(c)	N/A.

(d)

The Group Company has entrusted the third party to pay social insurance and housing fund for employees. Meanwhile, the contribution base of social insurance and house funding is not the actual salary of employees.

LIN Xinyi (American) has not obtained the Work Permits for Foreigners.

(e)	The Group Company pays parts of salary of some managers through the third party, which results in certain shortfall in individual tax.

(f)	The Group Company was subject to the following material administrative penalties:

(1)

On July 13, 2017, ECMOHO Shanghai received a notice issued by Shanghai Xuhui District Market Supervision Administration. According to such notice, ECMOHO Shanghai was under investigation for the violation of Article 9 of the Advertising Law. Recently ECMOHO Shanghai was informed that it would be fined RMB 200,000, but it has not received any written document.

(2)

On October 25, 2017, ECMOHO Shanghai received the administrative penalty from Shanghai Xuhui District Market Supervision Administration for using misleading price. ECMOHO Shanghai was asked to correct violations and it was fined RMB5,000.

(3)

On February 2, 2015, ECMOHO Shanghai received the administrative penalty from Jinshan Branch of Shanghai Administration for Industry and Commerce for the inappropriate advertising contents of health foods. ECMOHO Shanghai was asked to stop posting inappropriate advertisements and it was fined RMB2,000.

(4)

On December 25, 2017, Shanghai Tonggou received the administrative penalty from Shanghai Xuhui District Market Supervision Administration for using misleading price. Shanghai Tonggou was asked to correct violations and it was fined RMB5,000.

(5)

On November 1, 2016, Shanghai Jieshi received the administrative penalty from Shanghai Municipal Bureau of Quality and Technical Superbision for the unqualified product. Shanghai Jieshi was asked to stop the production of such unqualified products and it was fined RMB 4,000.

EXHIBIT C-4

(6)	On November 3, 2016, Beijing Yapingguo received the administrative penalty from Fengtai Branch of Beijing Administration for Industry and Commerce. Beijing Yapingguo was fined RMB 2,000.

(7)	On October 11, 2013, Yijiasancan E-commerce received the administrative penalty from Pudong Branch of Shanghai Administration for Industry and Commerce. Yijiasancan E-commerce was fined RMB 10,000.

(8)	On July 28, 2014, Yijiasancan E-commerce received the administrative penalty from Pudong Branch of Shanghai Administration for Industry and Commerce. Yijiasancan E-commerce was fined RMB 2,000.

2.8	N/A.

2.9

ECMOHO Shanghai has not obtained the consent of the relevant creditors(Bank of Beijing -Shanghai Branch, Industrial Bank-Shanghai Xuhui Branch, My Bank) and partner(Er er shi (Shanghai) Trading Co., Ltd.) on its equity transfer as provided in this Agreement.

2.10	N/A.

2.11	N/A.

2.12	N/A.

2.13	(a) The shareholders of Shanghai Yibo are the relatives of WANG Ying, and the Company is the actual controller of Shanghai Yibo.

(b)	The details of leasing contracts are as follows:

(1)

ECMOHO Shanghai rents the east side of the 5th floor, Building 10, No. 1-10 Lane 333 Rongbei Road, Songjiang District, Shanghai from Shanghai Kebang Technology Development Co., Ltd. The lease period is from February 1, 2018 to July 31, 2018.

(2)	ECMOHO Shanghai rents the second floor and the third floor, No. 1000 Tianyaoqiao Road, Shanghai from Shanghai Hangxin Real Estate Co., Ltd. The lease period is from July 26, 2015 to July 25, 2020.

(3)	ECMOHO Shanghai rents the 26th floor, No.1089 Zhongshan South 2nd Road, Shanghai from Shanghai Hangxin Real Estate Co., Ltd. The lease period is from March 12, 2018 to March 11, 2021.

(4)

ECMOHO Shanghai rents the second floor of No.7 storage, No.8118 Daye Road, Fengxian District, Shanghai from Shanghai Pudong New Area Zhongyuan Metal Products Factory. The lease period is from March 3, 2018 to March 2, 2021.

(5)	Shanghai Tonggou rents the Room 302, No. 1000 Tianyaoqiao Road, Shanghai from Shanghai Hangxin Real Estate Co., Ltd. The lease period is from February 1, 2018 to July 25, 2020.

EXHIBIT C-5

(6)	Shanghai ECMOHO rents the second floor and the third floor,, No. 1000 Tianyaoqiao Road, Shanghai from Shanghai Hangxin Real Estate Co., Ltd. The lease period is from May1, 2018 to July 25, 2020.

(7)	Jianyikang rents the 2601A-2, No.1089 Zhongshan South 2nd Road, Shanghai from Shanghai Hangxin Real Estate Co., Ltd. The lease period is from May 1, 2018 to March 11, 2021.

(8)

Hangzhou Duoduo rents the No. 7 warehouse of the Cross-border Stocking Bin , 14th Street, Export Processing Zone, Hangzhou Economic and Technological Development Zone from Zhejiang Qiansheng Holding Group Co., Ltd. The lease period is from October 15, 2015 to October 14, 2019.

(9)

Beijing Yapingguo rents Room 215, Building 12, No. 22 Fengxian Pipeline, Fengtai District, Beijing from Beijing Jinmantang Investment Consulting Co., Ltd. The lease period is from November 20, 2016 to November 19, 2017 (The rental payment has been paid to November 19, 2018).

(10)

Qinghai Hengshoutang rents the south side of the third floor, Zone F, No. 22 Jingsi Road, Xining Bio-park from Qinghai Shengke Entrepreneurship Co., Ltd. The lease period is from November 1, 2017 to October 31, 2018.

The Group Company has not gone through the lease filing procedure for the above leasing properties.

The registered address of the Group Company is inconsistent with its actual business address.

(c)	N/A.

(d)	Exhibit F is the list of trademarks to be transferred to the Group Company.

EXHIBIT C-6

ANNEX I THE GROUP STRUCTURE AS OF THE DATE OF SIGNING THIS AGREEMENT

EXHIBIT C-7

ANNEX II THE GROUP STRUCTURE FOLLOWING THE INITIAL CLOSING

EXHIBIT C-8

EXHIBIT D

FORM OF INVESTORS RIGHTS AGREEMENT

D-1

INVESTORS RIGHTS AGREEMENT

by and among

ECMOHO LIMITED,

BEHEALTH LIMITED,

UHEALTH LIMITED,

ECMOHO (HONG KONG) HEALTH TECHNOLOGY LIMITED,

SHANGHAI ECMOHO HEALTH BIOTECHNOLOGY CO., LTD.,

WANG YING,

ZENG QINGCHUN

and

EACH OF THE INVESTORS LISTED ON EXHIBIT A HERETO

Dated as of [●], 2018

TABLE OF CONTENTS

		Page

	ARTICLE I.

	INTRODUCTORY MATTERS

1.1	Defined Terms	2
1.2	Interpretation; Construction	8

	ARTICLE II.

	DEMAND REGISTRATION

2.1	Right to Request Demand Registration	8
2.2	Effective Demand Registration	8
2.3	Number of Demand Registrations	9
2.4	Selection of Underwriters	9
2.5	Priority on Demand Registrations	9
2.6	Effective Period of Demand Registrations	9

	ARTICLE III.

	PIGGYBACK REGISTRATION

3.1	Right to Request a Piggyback Registration	9
3.2	Selection of Underwriters	10
3.3	Priority on Primary Piggyback Registrations	10
3.4	Priority on Secondary Piggyback Registrations	10
3.5	Basis of Participation	11

	ARTICLE IV.

	F-3 REGISTRATION

4.1	Right to Request F-3 Registration	11
4.2	Effective F-3 Registration	11
4.3	Number of F-3 Registrations	11
4.4	Selection of Underwriters	11
4.5	Priority on F-3 Registrations	12
4.6	Effective Period of F-3 Registrations	12

i

	ARTICLE V.

	SUSPENSION PERIOD

5.1	Suspension Period	12
5.2	Additional Registration Rights	13

	ARTICLE VI.

	REGISTRATION EXPENSES

6.1	Registration Expenses	13
6.2	Termination of Registration Rights	13

	ARTICLE VII.

	MANAGEMENT AND INFORMATION RIGHTS
7.1	Delivery of Financial Statements	13
7.2	Inspection Rights	14
7.3	Termination of Information Rights	14
7.4	Confidentiality	14

	ARTICLE VIII.

	RIGHTS AND RESTRICTIONS REGARDING SHARE TRANSFERS

8.1	Right of First Offer	15
8.2	Right of First Refusal	16
8.3	Co-Sale Right	18
8.4	Prohibited Transfers	19
8.5	Restrictions on Issuance by Group Company	20
8.6	Founder Transfers	20
8.7	Termination of Rights and Restrictions	20

	ARTICLE IX.

	DRAG-ALONG OBLIGATION

9.1	Drag-Along Rights	20
9.2	Termination of Drag-Along Rights	22

	ARTICLE X.

	GOVERNANCE AND ADDITIONAL COVENANTS

10.1	Board of Directors	22
10.2	Matters Requiring Requisite Approval	23

ii

10.3	Matters Requiring Approval of the Board of Directors	23
10.4	Insurance	25
10.5	Termination of Covenants	25

	ARTICLE XI.

	CONFIDENTIALITY

11.1	Confidentiality	25
11.2	Damages Not an Adequate Remedy	27
11.3	Survival	27

	ARTICLE XII.

	NON-COMPETITION; NON-SOLICITATION

12.1	Non-Competition	27
12.2	Non-Solicitation	28

	ARTICLE XIII.

	MISCELLANEOUS AND GENERAL

13.1	Amendment; Waiver	28
13.2	Counterparts	29
13.3	Governing Law and Venue; Specific Performance	29
13.4	Notices	30
13.5	Entire Agreement	30
13.6	No Third-Party Beneficiaries	31
13.7	Severability	31
13.8	Assignment	31
13.9	Fulfillment of Obligations	31
13.10	Termination	32

Exhibit A:	Schedule of Investors

Exhibit B:	Form of Joinder Agreement

iii

INVESTORS RIGHTS AGREEMENT

THIS INVESTORS RIGHTS AGREEMENT (including the exhibits hereto, this “Agreement”), dated as of [●], 2018 (the “Execution Date”), is made by and among:

1.	ECMOHO Limited (the “Company”), an exempted company incorporated under the laws of the Cayman Islands;

2.	ECMOHO (Hong Kong) Health Technology Limited (“ECMOHO Hong Kong”), a limited company incorporated under the laws of Hong Kong;

3.	Shanghai ECMOHO Health Biotechnology Co., Ltd. (上海易恒健康生物科技有限公司) (“ECMOHO Shanghai”), a limited liability company established under the laws of the People’s Republic of China;

4.	Founders (as defined below) and Founder Holding Companies (as defined below); and

5.	each of the investors listed on Exhibit A, as amended from time to time, attached to this Agreement (each, an “Investor” and together, the “Investors”).

The Company, ECMOHO Hong Kong, ECMOHO Shanghai and their respective Subsidiaries (as defined below) are referred to collectively herein as the “Group Companies”, and each a “Group Company”. “Group” refers to all the Group Companies collectively. All of the signatories to this Agreement are collectively referred to as the “Parties” and each individually as a “Party”.

RECITALS

WHEREAS, CID Greater China Fund V, L.P. (“CID”), STCH Investment Inc. (“STCH”, and together with CID, the “Round A Investors”), certain other investors and Shanghai ECMOHO Health Biotechnology Co, Ltd. (“ECMOHO Shanghai”) are parties to a shareholders agreement, dated as of August 18, 2015 (the “Round A Shareholders Agreement”);

WHEREAS, Smart Warrior Limited, CID, STCH, [Yi Hao] (together, the “Round B Investors”), certain other investors and ECMOHO Shanghai are parties to a shareholders agreement, dated as of April 19, 2016 (the “Round B Shareholders Agreement”);

WHEREAS, on July [●], 2018, the Company issued certain number of shares of Class A Ordinary Shares to Best Winner Limited, Lake Zurich Partners Limited and Liberal Rich Limited;

WHEREAS, on July [●], 2018, the Company issued certain number of shares of Class B Ordinary Shares to the Founder Holding Companies (as defined below);

WHEREAS, the Round A Investors, the Round B Investors and the Company are parties to a share subscription agreement, dated as of [●], 2018 (the “Round A and B Share Subscription Agreement”), pursuant to which the Company agreed to sell, and each of the Round A Investors and Round B Investors agreed to subscribe for, that number of Class A-1 and Class A-2 Ordinary Shares of the Company, set forth opposite such Round A Investor’s or Round B Investor’s name on exhibit A thereto;

WHEREAS, the Company and certain of the Investors (the “Round C Investors”) are parties to a Series A preferred share purchase agreement, dated as of August 2, 2018 (the “Series A Share Purchase Agreement”), pursuant to which the Company agreed to sell, and the Round C Investors agreed to purchase, that number of shares of Series A Preferred Shares of the Company (the “Series A Preferred Shares”), set forth opposite such Round C Investor’s name on exhibit A thereto;

WHEREAS, Behealth Limited, Delta Capital Growth Fund II, L.P. and 李水莲 have entered into an ordinary share purchase agreement, dated as of August 2, 2018 (the “Ordinary Share Purchase Agreement”), pursuant to which Behealth Limited agreed to sell, and each of Delta Capital Growth Fund II, L.P. and 李水莲 agreed to purchase, a certain number of shares of Class A Ordinary Shares of the Company; and

WHEREAS, the Parties desire to address certain relationships among themselves with respect to registration rights and certain other matters.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I.

INTRODUCTORY MATTERS

1.1    Defined Terms. As used in this Agreement:

(a)    “ADSs” are American depositary shares of the Company;

(b)    “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person;

(c)    “Affiliate Investor”, and collectively, “Affiliate Investors”, mean CID, STCH and Delta, (i) in the case of CID or STCH, so long as it owns at least 50% of the Shares that CID or STCH, as applicable, owns immediately following the closing of the Round A and B Share Subscription Agreement, and (ii) in the case of Delta, so long as it owns at least 50% of the Shares that Delta owns immediately following the closing of the Series A Share Purchase Agreement.

(d)    “Affiliate Transferee” has the meaning set forth in Section 13.8;

(e)    “Agreement” has the meaning set forth in the Preamble;

(f)    “Arbitration Rules” means the arbitration rules of the Hong Kong International Arbitration Centre;

(g)    “Arbitrator” has the meaning set forth in Section 13.3(b);

(h)    “Big 4 Accounting Firm” refers to any of Deloitte Touche Tohmatsu Limited, Ernst & Young, KPMG and PricewaterhouseCoopers;

(i)    “Board of Directors” means the board of directors of the Company;

(j)    “Budget” has the meaning set forth in Section 7.1(b);

(k)    “Business Day”, and collectively, “Business Days”, mean a day (other than a Saturday or Sunday or public holiday) on which banks are open for general corporate business in each of Shanghai, People’s Republic of China; George Town, Cayman Islands; Hong Kong; and New York, United States of America;

(l)    “CID” means CID Greater China Fund V, L.P.;

(m)    “Class A Ordinary Share” means a class A ordinary share in the capital of the Company, par value of US$0.00001 per share;

(n)    “Class B Ordinary Share” means a class B ordinary share in the capital of the Company, par value of US$0.00001 per share;

(o)    “Company” has the meaning set forth in the Preamble;

(p)    “Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the health and wellness related e-commerce industry in the Chinese market, but shall not include any financial investment firm or collective investment vehicle that, together with its Affiliates, holds less than twenty percent (20%) of the outstanding equity of any Competitor;

(q)    “Constitutive Documents” means, with respect to a Person, such Person’s certificate of incorporation, formation or registration (including, if relevant, certificates of change of name), memorandum of association, articles of association or incorporation, charter, bylaws, trust deed, trust instrument, or equivalent documents, in each case as amended; and means, with respect to limited liability companies of the People’s Republic of China, articles of association or equivalent documents;

(r)    “Control”, including the correlative terms “controlling”, “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise;

(s)    “Deemed Liquidation Event” has the meaning set forth in the Memorandum and Articles;

(t)    “Delta” means Delta Capital Growth Fund II, L.P.;

(u)    “Demand Registration” has the meaning set forth in Section 2.1;

(v)    “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Ordinary Shares, including options and warrants.

(w)    “Designated Holders” means each of the Investors and each of their respective Affiliate Transferees;

(x)    “ECMOHO Hong Kong” means ECMOHO (Hong Kong) Health Technology Limited, a limited company established under the Laws of Hong Kong;

(y)    “ECMOHO Shanghai” means Shanghai ECMOHO Health Biotechnology Co, Ltd. (上海易恒健康生物科技有限公司), a limited liability company established under the Laws of the PRC;

(z)    “Employee Share Option Plan” means the 2018 Employee Share Option Plan duly adopted by the Board of Directors and approved by the Company;

(aa)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;

(bb)    “Execution Date” has the meaning set forth in the Preamble;

(cc)    “F-3 Registration” has the meaning set forth in Section 4.1;

(dd)    “Founders” means Ying WANG (王影) (PRC identification number: *** and Qingchun Zeng (曾庆春) (PRC identification number: ***);

(ee)    “Founder Holding Companies” means Behealth Limited and Uhealth Limited;

(ff)    “Fully Exercising Investor” has the meaning set forth in Section 8.1(b);

(gg)    “Governmental Entity” means any U.S. or non-U.S. governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity;

(hh)    “HKIAC” means the Hong Kong International Arbitration Centre;

(ii)    “IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board;

(jj)    “Investor” has the meaning set forth in the Preamble;

(kk)    “Investor Beneficial Owners” has the meaning set forth in Section 8.1;

(ll)    “Investor Director”, and collectively, “Investor Directors”, means any of the Preferred Share Director, the Round A Director and the Round B Director.

(mm)    “Investor Share”, and collectively, “Investor Shares”, means any Share held by an Investor.

(nn)    “Law”, and collectively, “Laws”, mean any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity;

(oo)    “Maximum Offering Size” has the meaning set forth in Section 2.5;

(pp)    “Memorandum and Articles” means the memorandum of association and articles of association of the Company adopted by a special resolution of the shareholders of the Company on August 2, 2018;

(qq)    “New Securities” means equity securities issued by the Company after the date hereof; provided that securities created pursuant to a stock split, dividend or other subdivision of Ordinary Shares are not New Securities;

(rr)    “Offer Notice” has the meaning set forth in Section 8.1(a);

(ss)    “Offered Shares” has the meaning set forth in Section 8.2(a);

(tt)    “Ordinary Shares” means the ordinary shares of the Company, including the Class A Ordinary Shares and the Class B Ordinary Shares;

(uu)    “Ordinary Share Purchase Agreement” has the meaning set forth in the Recitals;

(vv)    “Original Shares” means ordinary shares with a par value of US$0.0001 each in the capital of the Company;

(ww)    “Party” has the meaning set forth in the Preamble;

(xx)    “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity;

(yy)    “Piggyback Registration” has the meaning set forth in Section 3.1;

(zz)    “Preferred Share Director” means Greg Ye, as the member of the Board of Directors appointed by the Round C Investors;

(aaa)    “Proposed ROFR Seller” has the meaning set forth in Section 8.2(a);

(bbb)    “Proposed ROFR Purchaser” has the meaning set forth in Section 8.2(a);

(ccc)    “Qualified IPO” means a firm-commitment underwritten initial public offering by the Company of its Ordinary Shares (or the ADSs thereof) on the New York Stock Exchange or NASDAQ Stock Market in the United States, the Hong Kong Stock Exchange or any other exchange in any other jurisdiction (or any combination of such exchanges and jurisdictions) acceptable to the Company, in any case with a pre-initial public offering valuation of at least US$600,000,000 and with aggregate offering proceeds (before deduction of underwriting fees, commissions or expenses) to the Company of not less than US$120,000,000 (or any cash proceeds of other currency of equivalent value);

(ddd)    “Registrable Investor Shares” means, the Investor Shares and any other securities issued or issuable with respect to such Investor Shares by way of a share split, share dividend, recapitalization, exchange or similar event or otherwise; provided, however, that as to any Investor Share, such Share shall cease to be a Registrable Investor Share when: (i) a Registration Statement (as defined herein) covering such Registrable Investor Share has been declared effective and such Registrable Investor Share has been disposed of pursuant to such effective Registration Statement; (ii) such Registrable Investor Share shall have been sold pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act; (iii) such Registrable Investor Share is otherwise transferred in a private transaction and is no longer held by any Investor; or (iv) such Registrable Investor Share ceases to be outstanding;

(eee)    “Registrable Shares” means, at any time: (i) any of the Registrable Investor Shares; and (ii) any Ordinary Shares not previously issued to the public and currently held or hereafter acquired by a Designated Holder, and any other securities issued or issuable with respect to such Ordinary Shares by way of a share split, share dividend, recapitalization, exchange or similar event or otherwise; provided, however, that as to any Investor Share, such Investor Share shall cease to be a Registrable Investor Share when: (i) a Registration Statement (as defined herein) covering such Registrable Investor Share has been declared effective and such Registrable Investor Share has been disposed of pursuant to such effective Registration Statement; (ii) such Registrable Investor Share shall have been sold pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act; (iii) such Registrable Investor Share is otherwise transferred in a private transaction and is no longer held by any Investor; or (iv) such Registrable Investor Share ceases to be outstanding;

(fff)    “Registration Statement” means any registration statement filed pursuant to the Securities Act;

(ggg)    “Requisite Approval” means the consent of at least fifty-five percent (55%) of the voting power of the Investors;

(hhh)    “ROFR Closing” has the meaning set forth in Section 8.2(c);

(iii)    “ROFR Holder” means each of the Investors and any of its Affiliates and its permitted assignees to whom its rights under Section 8.2 have been duly assigned in accordance with this Agreement;

(jjj)    “ROFR Notice” has the meaning set forth in Section 8.2(a);

(kkk)    “ROFR Offer” has the meaning set forth in Section 8.2(b);

(lll)    “Round A Director” means any member of the Board of Directors appointed by the Round A Investors;

(mmm) “Round A Investor”, and collectively, “Round A Investors”, have the meaning set forth in the Recitals;

(nnn)    “Round A Shareholders Agreement” has the meaning set forth in the Recitals;

(ooo)    “Round A and B Share Subscription Agreement” has the meaning set forth in the Recitals;

(ppp)    “Round B Director” means any member of the Board of Directors appointed by the Round B Investors;

(qqq)    “Round B Investor”, and collectively, “Round B Investors”, have the meaning set forth in the Recitals;

(rrr)    “Round B Shareholders Agreement” has the meaning set forth in the Recitals;

(sss)    “Round C Investor”, and collectively, “Round C Investors”, have the meaning set forth in the Preamble;

(ttt)    “SEC” means the U.S. Securities and Exchange Commission;

(uuu)    “Securities Act” means the U.S. Securities Act of 1933, as amended;

(vvv)    “Series A Preferred Shares” has the meaning set forth in the Recitals;

(www)    “Shares” means any of the issued and outstanding shares of all classes of share capital of the Company;

(xxx)    “STCH” means STCH Investment Inc.;

(yyy)    “Subsidiary”, and collectively, “Subsidiaries”, mean, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations, variable interest entities or other entities controlled by such Person directly or indirectly through one or more intermediaries;

(zzz)    “Suspension Period” has the meaning set forth in Section 5.1(a);

(aaaa)    “Tax” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto;

(bbbb) “Taxing Authority” means any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any law in relation to Tax;

(cccc) “U.S. Dollars” or “US$” means United States dollars, the lawful currency of the United States of America; and

(dddd) “U.S. GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

1.2    Interpretation; Construction.

(a)    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an annex, exhibit or section, such reference shall be to an annex, exhibit or section to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(b)    The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II.

DEMAND REGISTRATION

2.1    Right to Request Demand Registration. Subject to the provisions hereof, so long as an Affiliate Investor continues to be an Affiliate of the Company, such Affiliate Investor may, upon the request of holders of at least twenty-five percent (25%) of the Registrable Shares, at any time commencing the earlier of: (i) one hundred eighty (180) days after a Qualified IPO or (ii) the fifth (5th) anniversary of the Execution Date, request registration under the Securities Act, of all or part of the Registrable Investor Shares separate from an F-3 Registration (a “Demand Registration”); provided, however, that the Company shall not be obligated to effect a Demand Registration if the Affiliate Investor and any Designated Holders that have requested the opportunity to include Registrable Shares in the Demand Registration pursuant to this Agreement propose to sell Registrable Shares at an aggregate price (based on the then-current market prices) to the public of less than US$50,000,000.

2.2    Effective Demand Registration. Subject to the provisions of this Article II and Section 5.1, the Company shall use reasonable efforts to: (i) publicly file with the SEC, no more than one hundred twenty (120) days after receipt of an Affiliate Investor’s request pursuant to Section 2.1, a Registration Statement registering, subject to Section 2.6, such number of Registrable Investor Shares as requested by any Affiliate Investor to be so registered pursuant to Section 2.1; and (ii) cause such Registration Statement to be declared effective by the SEC as soon as practicable thereafter.

2.3    Number of Demand Registrations. Each Affiliate Investor may request up to two (2) Demand Registrations. The Company shall not count a request for registration as a Demand Registration for purposes of this Section 2.3 unless and until the Registration Statement filed with the SEC pursuant to such request has become effective or as otherwise specified in Section 2.6 or Section 5.1.

2.4    Selection of Underwriters. The Company shall have the right to select the managing underwriter or underwriters to administer any such offering.

2.5    Priority on Demand Registrations. If the managing underwriters of the Demand Registration advise the Company and the Affiliate Investor that in their opinion the number of Shares proposed to be included in the Demand Registration exceeds the number of Shares that can be sold in such underwritten offering without materially delaying or jeopardizing the success of the offering (including the price per Share of the Registrable Shares proposed to be sold in such underwritten offering) (the “Maximum Offering Size”), the Company shall include in such Demand Registration the number of Registrable Shares requested to be included therein by the Affiliate Investor and the Designated Holders pro rata among all such Affiliate Investor and Designated Holders, such that the aggregate number of Shares (including any Registrable Shares) proposed to be registered by the Company and all such holders does not exceed the Maximum Offering Size.

2.6    Effective Period of Demand Registrations. The Company shall use reasonable efforts to keep any Demand Registration continuously effective for a period equal to thirty (30) days from the date on which the Registration Statement is declared effective by the SEC or such shorter period that shall terminate when all of the Registrable Investor Shares covered by such Demand Registration have been sold. If the Company shall withdraw any Demand Registration pursuant to Section 5.1 before the earlier of: (i) the date when such thirty (30) days end; and (ii) the date when all of the Registrable Investor Shares covered by such Demand Registration have been sold pursuant thereto, the Affiliate Investor shall be entitled to a replacement Demand Registration, which shall be subject to all of the provisions of this Agreement.

ARTICLE III.

PIGGYBACK REGISTRATION

3.1    Right to Request a Piggyback Registration. If the Company proposes to register any Shares under the Securities Act (a “Piggyback Registration”) (other than on a Registration Statement on Form F-4, Form S-4, Form F-8 or Form S-8) at any time until the first date on which there are no Registrable Investor Shares outstanding, whether for its own account or for the account of one or more holders of Shares (excluding any Demand Registration pursuant to Article II, which shall be governed exclusively by Article II, and any F-3 Registration pursuant to Article IV, which shall be governed exclusively by Article IV), and the form of Registration Statement is suitable for the registration of Registrable Investor Shares, the Company shall give written notice to the Affiliate Investors at least ten (10) days before the anticipated filing date of its intention to effect such a registration and, subject to Section 3.3, Section 3.4 and Section 3.5, shall include in such Registration Statement and in any offering of Shares to be made pursuant to that Registration Statement such number of Registrable Investor Shares that the Affiliate Investor may request in writing to the Company to be included in the Registration Statement; provided that such written request by an Affiliate Investor must be made no later than five (5) days after receipt by the Affiliate Investor of the notice and the Company shall have no obligation to proceed with any Piggyback Registration and may abandon, terminate and/or withdraw the Piggyback Registration for any reason at any time prior to the pricing thereof. There shall be no limit on the number of times any Investor may request registration of Registrable Investor Shares under this Section 3.1.

3.2    Selection of Underwriters. The Company shall have the right to select the managing underwriter or underwriters to administer any underwritten offering pursuant to any Piggyback Registration.

3.3    Priority on Primary Piggyback Registrations. If a Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company, and the managing underwriters advise the Company that in their opinion the number of Shares (including any Registrable Shares) proposed to be included in such Piggyback Registration exceeds the Maximum Offering Size, the Company shall include in such Piggyback Registration:

(a)    first, such number of Shares the Company proposes to include in the Piggyback Registration; and

(b)    second, to the extent the number of Shares included in the Piggyback Registration under clause (a) is:

(i)    less than the Maximum Offering Size, the number of Registrable Investor Shares requested to be included therein by the Affiliate Investor in an aggregate amount not to exceed the Maximum Offering Size less the Shares included under clause (i), such that the sum of the Shares proposed under clause (a) plus the number of Registrable Investor Shares proposed to be registered under clause (b) does not exceed the Maximum Offering Size; and

(ii)    greater than or equal to the Maximum Offering Size, the number of Registrable Investor Shares requested to be included therein by the Affiliate Investor in an aggregate amount not to exceed the Maximum Offering Size.

3.4    Priority on Secondary Piggyback Registrations. Subject to Section 3.3, if a Piggyback Registration is initiated as a secondary underwritten registration on behalf of the holders of Shares, and the managing underwriters advise the Company that in their opinion the number of Shares (including any Registrable Shares) proposed to be included in such Piggyback Registration exceeds the Maximum Offering Size, the Company shall include in such Piggyback Registration the number of Registrable Shares requested to be included therein by the Affiliate Investor and the Designated Holders and the number of Shares requested, and agreed by the Company, to be included therein by the holders of Shares, pro rata among all such holders, such that the aggregate number of Shares (including any Registrable Shares) proposed to be registered by the Company and all such holders does not exceed the Maximum Offering Size.

3.5    Basis of Participation. No Affiliate Investor may sell Registrable Investor Shares in any offering pursuant to a Piggyback Registration unless it: (i) agrees to sell such Registrable Investor Shares on the same basis provided in the underwriting or other distribution arrangements approved by the Company and that apply to the Company and/or any holders of Shares (including Registrable Shares) involved in such Piggyback Registration; and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lockups and other documents required under the terms of such arrangements.

ARTICLE IV.

F-3 REGISTRATION

4.1    Right to Request F-3 Registration. Subject to the provisions hereof and the eligibility of the Company to use Form F-3, an Affiliate Investor may at any time commencing twelve (12) months after the Execution Date request that the Company file a Registration Statement on Form F-3 (or an amendment or supplement to an existing Registration Statement on Form F-3) for a public offering of all or such portion of the Registrable Investor Shares owned and designated by such Affiliate Investor pursuant to Rule 415 promulgated under the Securities Act or otherwise (an “F-3 Registration”); provided, however, that the Company shall not be obligated to effect an F-3 Registration if the Affiliate Investor together with any Designated Holders that have requested the opportunity to include Registrable Shares in the F-3 Registration pursuant to this Agreement propose to sell Registrable Shares at an aggregate price (based on the then-current market prices) to the public of less than US$15,000,000.

4.2    Effective F-3 Registration. Subject to the provisions of this Article IV and Section 5.1, the Company shall use reasonable efforts to: (i) publicly file with the SEC, no more than ninety (90) days after receipt of an Affiliate Investor’s request pursuant to Section 4.1, a Registration Statement on Form F-3 registering, subject to Section 4.5, such number of Registrable Investor Shares as requested by the Affiliate Investor to be so registered pursuant to Section 4.1; and (ii) cause such Registration Statement to be declared effective by the SEC as soon as practicable thereafter. If permitted under the Securities Act, such Registration Statement shall be one that is automatically effective upon filing.

4.3    Number of F-3 Registrations. Except as otherwise provided herein, there shall be no limit on the number of times that the Affiliate Investor may request an F-3 Registration, except that no more than one (1) F-3 Registration may be requested within any 12-month period. The Company shall not deem any registration requested by the Affiliate Investor pursuant to Section 4.1 to be a Demand Registration for purposes of Section 2.3.

4.4    Selection of Underwriters. The Company shall have the right to select the managing underwriter or underwriters to administer any such offering.

4.5    Priority on F-3 Registrations. If the managing underwriters of the requested F-3 Registration advise the Company and the Affiliate Investor that in their opinion the number of Registrable Shares proposed to be included in the F-3 Registration exceeds the Maximum Offering Size, the Company shall include in such F-3 Registration the number of Registrable Shares requested to be included therein by the Affiliate Investor and the Designated Holders pro rata among all such Affiliate Investor and Designated Holders, such that the aggregate number of Shares (including any Registrable Shares) proposed to be registered by the Company and all such holders does not exceed the Maximum Offering Size.

4.6    Effective Period of F-3 Registrations. The Company shall use reasonable efforts to keep any F-3 Registration effective until the earlier of: (i) the date that all of the Registrable Investor Shares covered by such F-3 Registration have been sold; and (ii) the date as of which the Affiliate Investor is permitted to sell its Registrable Investor Shares without registration pursuant to Rule 144 under the Securities Act without volume limitations or other restrictions on transfer thereunder.

ARTICLE V.

SUSPENSION PERIOD

5.1    Suspension Period.

(a)    The Company may (i) delay the filing or effectiveness of a Registration Statement in conjunction with a Demand Registration or an F-3 Registration or (ii) prior to the pricing of any offering of Registrable Investor Shares pursuant to a Demand Registration or an F-3 Registration, delay such offering (and, if it so chooses, withdraw any Registration Statement that has been filed) if any Founder, in consultation with the Board of Directors, determines in good faith (x) that proceeding with such an offering would require the Company to disclose material information that would not otherwise be required to be disclosed at that time and that the disclosure of such information at that time would not be in the best interests of the Company or its shareholders or (y) that the registration or offering to be delayed would, if not delayed, materially and adversely affect the Company, taken as a whole, or materially interfere with, or jeopardize the success of, any pending or proposed material transaction, including any debt or equity financing, any acquisition or disposition, any recapitalization or reorganization or any other material transaction. Any period during which the Company has delayed a filing, an effective date or an offering pursuant to this Section 5.1(a) is herein called a “Suspension Period”.

(b)    If pursuant to Section 5.1(a) the Company delays a Demand Registration or withdraws a Registration Statement, as the case may be, requested by any Investor, then such Investor shall be entitled to withdraw such request and such request shall not count against the limitations on registrations set forth in Section 2.3. The Company shall provide prompt written notice to such Investor of the commencement and termination of any Suspension Period and any withdrawal of a Registration Statement pursuant to Section 5.1(a). Such Investor shall keep the existence of each Suspension Period confidential and refrain from making offers and sales of Registrable Investor Shares during each Suspension Period. In no event shall: (i) the Company deliver notice of a Suspension Period to any Investor more than three times in any 12-month period; or (ii) a Suspension Period or Suspension Periods be in effect for ninety (90) consecutive days or more in any 12-month period.

5.2    Additional Registration Rights. The Company agrees not to grant registration or offering rights senior to those granted to the Affiliate Investors to any other holder of the Company’s securities without the prior approval of a majority of the Affiliate Investors.

ARTICLE VI.

REGISTRATION EXPENSES

6.1    Registration Expenses. The Company shall bear all expenses incident to the Company’s performance of or compliance with this Agreement, including without limitation (i) all registration and filing fees, (ii) fees and expenses of compliance with securities Laws, (iii) printing expenses, (iv) fees and disbursements of counsel for the Company, (v) all independent certified public accountants and other Persons retained by the Company and (vi) all “road show” expenses incurred in respect of any underwritten offering, including all costs of travel, lodging and meals (such expenses, the “Registration Expenses”). Each Investor participating in a registration shall bear such Investor’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all underwriting discounts and commissions associated with any sale of Registrable Investor Shares and shall pay all of its own costs and expenses, including all fees and expenses of any counsel (and any other advisers) representing it, any share transfer taxes and duties, and ADS conversion fees, if any.

6.2    Termination of Registration Rights. Notwithstanding anything to the contrary in this Agreement, the Company’s obligations under Article II through VI (inclusive) with respect to any Affiliate Investor, shall automatically terminate at the date on which, in the opinion of counsel to the Company, all Registrable Investor Shares may be sold without registration and without regard to any volume limitation requirement pursuant to Rule 144 promulgated under the Securities Act.

ARTICLE VII.

MANAGEMENT AND INFORMATION RIGHTS

7.1    Delivery of Financial Statements. The Company covenants and agrees that, commencing on the date of this Agreement, for so long as any Investor holds any shares of the Company, the Company shall deliver to each Investor, provided that the Board of Directors has not reasonably determined that such Investor is a Competitor of the Company:

(a)    as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) an income statement for such year, and (iii) a statement of cash flows for such year, all such financial statements prepared in accordance with U.S. GAAP or IFRS, audited and certified by independent public accountants of a Big 4 Accounting Firm selected by the Company;

(b)    as soon as practicable, but in any event within forty-five (45) days after the end of each fiscal quarters of the Company (i) an unaudited balance sheet as of the end of such quarter, (ii) an unaudited income statement for such quarter, and (iii) an unaudited statement of cash flows for such quarter prepared in accordance with U.S. GAAP or IFRS; and

(c)    as soon as practicable, but in any event within ten (10) days after the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), approved by the Board of Directors, including balance sheets, income statements and statements of cash flow and, promptly after prepared, any other budgets or revised budgets prepared by the Company and approved by the Board of Directors.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period, the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Section 7.1 to the contrary, the Company may cease providing the information set forth in this Section 7.1 during the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a Registration Statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such Registration Statement and related offering; provided that the Company’s covenants under this Section 7.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such Registration Statement to become effective.

7.2    Inspection Rights. The Company shall permit each Affiliate Investor to (a) visit and inspect the headquarter of the Company and (b) discuss the business, affairs, finances and accounts of the Group with officers of the Company, in each case during normal business hours and in such a manner so as not to unreasonably interfere with the normal operations of the Group Companies, provided that each Affiliate Investor shall not exercise such rights more than twice a year.

7.3    Termination of Information Rights. The covenants set forth in Section 7.1 and Section 7.2 shall terminate and be of no further force or effect (i) immediately before the consummation of a Qualified IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon the closing of a Deemed Liquidation Event and completion of the payment of the Series A Liquidation Amount (as defined in the Memorandum and Articles) and the remaining assets distribution as provided in the Memorandum and Articles., whichever event occurs first.

7.4    Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a Registration Statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 7.4 by such Investor), (b) is or has been independently developed or conceived by such Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 7.4; (iii) to any Affiliate, partner, member, shareholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

ARTICLE VIII.

RIGHTS AND RESTRICTIONS REGARDING SHARE TRANSFERS

8.1    Right of First Offer. Subject to the terms and conditions of this Section 8.1 and applicable securities Laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to the Investors. Each Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership”, as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of the Investor (“Investor Beneficial Owners”); provided that each such Affiliate or Investor Beneficial Owner (x) is not a Competitor, unless such party’s purchase of New Securities is otherwise consented to by the Board of Directors, (y) agrees to enter into this Agreement as an “Investor” under such agreement (provided that any Competitor as reasonably determined by the Board of Directors shall not be entitled to any rights under Sections 7.1, 7.2 and 8.1 hereof), and (z) agrees to purchase at least such number of New Securities as are allocable hereunder to the Investor holding the fewest number of Investor Shares and any other Derivative Securities.

(a)    The Company shall give notice (the “Offer Notice”) to each Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b)    By notification to the Company within thirty (30) days after the Offer Notice is given, each Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Ordinary Shares then held by such Investor (including all Ordinary Shares then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Series A Preferred Shares and any other Derivative Securities then held by such Investor) bears to the total Ordinary Shares of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Series A Preferred Shares and any other Derivative Securities then outstanding). At the expiration of such 30-day period, the Company shall promptly notify each Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Investor’s failure to do likewise. During the 10-day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which the Investors were entitled to subscribe but that were not subscribed for by the Investors which is equal to the proportion that the Ordinary Shares issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Series A Preferred Shares and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Ordinary Shares issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Series A Preferred Shares and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Section 8.1(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 8.1(c).

(c)    If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 8.1(b), the Company may, during the 90-day period following the expiration of the periods provided in Section 8.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investors in accordance with this Section 8.1.

(d)    The right of first offer in this Section 8.1 shall not be applicable to (i) Exempted Securities (as defined in the Company’s Constitutive Documents), (ii) Ordinary Shares issued in an initial public offering and (iii) equity securities of the Company issued under the Employee Share Option Plan.

8.2    Right of First Refusal.

(a)    Notice of Offer. If any holder of Shares (the “Proposed ROFR Seller”) intends to sell all or any part of the Shares it owns pursuant to a bona fide offer to buy from a Person (the “Proposed ROFR Purchaser”), the Proposed ROFR Seller shall submit a written notice (the “ROFR Notice”) to the Company and the Investors stating the name of the Proposed ROFR Purchaser, the number of Shares proposed to be sold (the “Offered Shares”), the material terms and conditions, including price, of the proposed sale. The Company shall have fifteen (15) Business Days from the date of the Proposed ROFR Seller issues the ROFR Notice, which shall be irrevocable for such time, to provide a written offer to the Proposed ROFR Seller to purchase all or any portion of the Offered Shares on terms, including price, no less favorable to the Proposed ROFR Seller than those reflected in the ROFR Notice.

(b)    Exercise of Right of First Refusal. If the Company has not elected to purchase all of the Offered Shares, the Company shall inform the Investors, within fifteen (15) Business Days after the ROFR Notice has been delivered to the Company, in writing of the number of Offered Shares that it has elected not to purchase, and each Investor that has received such notice from the Company shall have forty-five (45) Business Days from the date the Proposed ROFR Seller issues the ROFR Notice (the “ROFR Holders’ First Refusal Period”), which shall be irrevocable for such time, to provide a written offer to the Company and the Proposed ROFR Seller to purchase all or part of the remaining of the Offered Shares on terms, including price, no less favorable to the Proposed ROFR Seller than those reflected in the ROFR Notice (the “ROFR Offer”). Any ROFR Offer shall be irrevocable by the offering Investor and shall constitute a binding agreement. Each ROFR Holder shall have the right to purchase that number of the Offered Shares, equivalent to the product obtained by multiplying the aggregate number of the Offered Shares, by a fraction, the numerator of which is the number of Ordinary Shares (on an as-converted basis) held by such ROFR Holder at the time of the transaction and the denominator of which is the total number of Ordinary Shares (on an as-converted basis) owned by all ROFR Holders at the time of the transaction who have the right of first refusal to purchase the applicable shares and have elected to participate in such right of first refusal purchase.

(c)    Closing. The closing of any purchase of shares of the Company by a ROFR Holder pursuant to this Section 8.2(c) (the “ROFR Closing”) shall occur on such date as may be agreed by such ROFR Holder and the Proposed ROFR Seller, but in no event later than seventy-five (75) Business Days after the date on which the ROFR Notice is deemed to have been accepted. At the ROFR Closing, if all necessary conditions of the ROFR Closing have been satisfied or waived: (i) the Proposed ROFR Seller shall deliver to such ROFR Holder (x) an instrument of transfer executed by the Proposed ROFR Seller in favor of the ROFR Holder and (y) either an extract of the register of shareholders of the Company, dated as of the date of the ROFR Closing and duly certified by the registered office provider of the Company, evidencing the ROFR Holder’s ownership of the Offered Shares set out in the ROFR Offer or a certificate or certificates representing the Offered Shares; and (ii) the ROFR Holder shall deliver to the Proposed ROFR Seller the purchase price for the Offered Shares in cash, by wire transfer of immediately available funds to an account designated by the Proposed ROFR Seller, such account to be designated by the Proposed ROFR Seller no later than five (5) Business Days prior to the ROFR Closing.

(d)    Expiration Notice. Within ten (10) days following the expiration of the ROFR Holders’ First Refusal Period, the Company will give written notice (the “First Refusal Expiration Notice”) to the Proposed ROFR Seller and the ROFR Holders specifying either (i) that all of the Offered Shares were subscribed by the ROFR Holders exercising their rights of first refusal, or (ii) that the ROFR Holders have not subscribed for any or all of the Offered Shares in which case the First Refusal Expiration Notice will specify the Co-Sale Pro Rata Portion (as defined below) of the remaining Offered Shares (the “Remaining Shares”) for the purpose of the co-sale right of the Investors described in the Section 8.3 below.

(e)    Exclusions. Notwithstanding Section 8.2(a), none of the following transactions shall be subject to the right of first refusal described in this Section 8.2: (i) any transfer of Shares by a Founder or an Investor to any Affiliate of such Founder or such Investor; (ii) any sale in reliance on Rule 144A under the Securities Act; (iii) any sale of shares of the Company pursuant to Rule 144 under the Securities Act; (iv) any sale of shares of the Company to the public pursuant to a Registration Statement filed with, and declared effective by, the SEC under the Securities Act; and (v) other on-market sales; provided that in each of (ii) and (iv) above, any such sale shall be (x) to five (5) or more purchasers, none of which shall be Affiliates of any other such purchaser and (y) no more than five percent (5%) of the total number of issued and outstanding Shares on a fully diluted basis shall be transferred by any seller in any such sale or series of such sales to any purchaser in aggregate with its Affiliates.

(f)    Subordination. The Investors’ right of first refusal under this Section 8.2 shall be subordinated to only the Company’s right of first refusal.

8.3    Co-Sale Right. In the event that any Founder of any Founder Holding Company proposes to sell any or all of the number of Shares (the “Founders’ Offered Shares”), then the Remaining Shares shall be subject to co-sale rights under this Section 8.3 and each ROFR Holder who has not exercised any of its right of first refusal with respect to the Founders’ Offered Shares (the “Co-Sale Right Holder”) shall have the right, exercisable upon written notice to the Proposed ROFR Seller, the Company and each other Co-Sale Right Holder (the “Co-Sale Notice”) within ten (10) Business Days after receipt of First Refusal Expiration Notice (the “Co-Sale Right Period”), to participate in such sale of the Remaining Shares on the same terms and conditions as set forth in the ROFR Notice. The Co-Sale Notice shall set forth the number of Ordinary Shares that such Co-Sale Right Holder wishes to include in such sale or transfer, which amount shall not exceed the Co-Sale Pro Rata Portion (as defined below) of such Co-Sale Right Holder. To the extent one or more of the Co-Sale Right Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Ordinary Shares that such Proposed ROFR Seller may sell in the transaction shall be correspondingly reduced. The co-sale right of each Co-Sale Right Holder shall be subject to the following terms and conditions:

(a)    Co-Sale Pro Rata Portion. Each Co-Sale Right Holder may sell all or any part of that number of Ordinary Shares (on an as-converted basis) held by it that is equal to the product obtained by multiplying (x) the aggregate number of the Remaining Shares subject to the co-sale right hereunder by (y) a fraction, the numerator of which is the number of Ordinary Shares (on an as-converted basis) owned by such Co-Sale Right Holder at the time of the sale or transfer and the denominator of which is the combined number of Ordinary Shares (on an as-converted basis) at the time owned by all Co-Sale Right Holders who elect to exercise their co-sale rights (if any Co-Sale Right Holder does not elect to exercise the co-sale right to the full extent then its Ordinary Shares (on as-converted basis) for calculation in the denominator shall be proportionately reduced) (“Co-Sale Pro Rata Portion”).

(b)    Transferred Shares. Each participating Co-Sale Right Holder shall effect its participation in the sale by promptly delivering to the Proposed ROFR Seller for transfer to the Proposed ROFR Purchaser an executed instrument of transfer and one or more certificates which represent:

(i)    the number of Ordinary Shares (on an as-converted basis) which such Co-Sale Right Holder elects to sell;

(ii)    that number of Preferred Shares which is at such time convertible into the number of Ordinary Shares that such Co-Sale Right Holder elects to sell; provided in such case that, if the Proposed ROFR Purchaser objects to the allotment of Preferred Shares in lieu of Ordinary Shares, such Co-Sale Right Holder shall convert such Preferred Shares into Ordinary Shares and allot Ordinary Shares as provided in Subsection 8.3(b)(i) above. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser; or

(iii)    a combination of the above.

(c)    Payment. The share certificate or certificates, together with an instrument of transfer duly executed by the participating Co-Sale Right Holder, that the participating Co-Sale Right Holder delivers to the Proposed ROFR Seller pursuant to Section 8.3(b) shall be transferred to the Proposed ROFR Purchaser in consummation of the sale of the Founders’ Offered Shares pursuant to the terms and conditions specified in the ROFR Notice, and the Proposed ROFR Seller shall concurrently therewith remit to such Co-Sale Right Holder that portion of the sale proceeds to which such Co-Sale Right Holder is entitled by reason of its participation in such sale. To the extent that any Proposed ROFR Purchaser prohibits such assignment or otherwise refuses to purchase any shares or other securities from a Co-Sale Right Holder exercising its co-sale right hereunder, the Proposed ROFR Seller shall not sell to such Proposed ROFR Purchaser any ROFR Shares unless and until, simultaneously with such sale, the Proposed ROFR Seller shall purchase such shares or other securities from such Co-Sale Right Holder.

(d)    Right to Transfer. To the extent the ROFR Holders do not elect to purchase, or to participate in the sale of, any or all of the Founders ‘Offered Shares subject to the ROFR Notice, the Proposed ROFR Seller may, not later than ninety (90) Business Days following delivery to the Company and each of the ROFR Holders of the ROFR Notice, conclude a transfer of the Remaining Shares covered by the ROFR Notice and not elected to be purchased by the ROFR Holders, which in each case shall be on substantially the same terms and conditions as those described in the ROFR Notice. The Proposed ROFR Seller shall cause any Proposed ROFR Purchaser of such shares to comply with this Agreement and Memorandum and Articles, as maybe amended from time to time, to the fullest extent. Any proposed transfer on terms and conditions which are materially different from those described in the ROFR Notice, as well as any subsequent proposed transfer of any ROFR Shares by the Proposed ROFR Seller, shall again be subject to the right of first refusal of the ROFR Holders and the co-sale right of the Co-Sale Right Holders and shall require compliance by the Proposed ROFR Seller with the procedures described in Sections 8.2 and 8.3 of this Agreement.

8.4    Prohibited Transfers

(a)    Subject to Section 8.6, none of the Founder Holding Companies shall sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions, directly or indirectly any Ordinary Shares held by it to any Person on or prior to a Qualified IPO. Any attempt by the Founder Holding Companies to sell or transfer Ordinary Shares in violation of this Section 8.4 shall be void, and the Company hereby agrees that it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares.

(b)    The Founders and the Founder Holding Companies agree that the restrictions with regard to the transfer of the Founder Holding Companies’ shares in the Company as described under this Section 8.4 shall apply equally to transfer of the shares of the Founder Holding Companies, as if each of the provisions under this Section 8.4 has been repeated with regard to transfer of the shares of the Founder Holding Companies except that the reference to the shares in the Company has been revised to refer to the shares in the Founder Holding Companies, as applicable, so that the result of such restrictions on the indirect transfer of the shares in the Company by transferring the shares in the Founder Holding Companies is the same as if the Founder Holding Companies directly transfer the relevant shares in the Company.

8.5    Restrictions on Issuance by Group Company Prior to a Qualified IPO, the Founders shall not cause any Group Company (other than the Company) to, issue to any Person any equity securities of such Group Company, or any options or warrants for, or any other securities exchangeable for or convertible into, such equity securities of such Group Company.

8.6    Founder Transfers. Notwithstanding anything to the contrary in this Agreement, the Founders or the Founder Holding Companies may sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions, directly or indirectly no more than five percent (5%) of the outstanding Shares accumulatively to any party so long as the Founder collectively beneficially own more than fifty percent (50%) of the outstanding Shares following such transfer.

8.7    Termination of Rights and Restrictions. The covenants set forth in this Article VIII shall terminate and be of no further force or effect (i) immediately before the consummation of the Qualified IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event and completion of the payment of the Series A Liquidation Amount (as defined in the Memorandum and Articles) and the remaining assets distribution as provided in the Memorandum and Articles., whichever event occurs first.

ARTICLE IX.

DRAG-ALONG OBLIGATION

9.1    Drag-Along Rights.

(a)    If, at any time prior to a Qualified IPO, any Investor (the “Drag-Along Seller”) secures an irrevocable offer to acquire all share capital or assets of the Company (a “Drag-Along Sale”) with a valuation of the Company of more than US$600,000,000 with any Person (such Person, a “Drag-Along Purchaser”) upon such terms and conditions as agreed to with the Drag-Along Seller, and such Drag-Along Sale is agreed by a majority vote of the other Investors and a majority vote of the Founders, each other Investor (an “Other Investor”) agrees, at the request of the Drag-Along Seller, to participate in such Drag-Along Sale as set forth in this Section 9.1.

(b)    If the Drag-Along Sale is structured as a sale of Shares, each Other Investor shall sell to the Drag-Along Purchaser all Shares then held by such Other Investor on the same terms and conditions as are applicable to the Drag-Along Seller, including the same per-share consideration with respect to a specific class of Shares, and shall execute the necessary transfer forms in favor of the Drag-Along Purchaser; provided that the proceeds from such sale of any Round C Investors shall not be less than the higher of (i) the Series A Liquidation Amount (as defined in the Memorandum and Articles) or (ii) the purchase price as stated in the offer of the Drag-Along Purchaser pro rata based on the number of Ordinary Shares held by such Round C Investors (on an as-converted basis); provided, further, that except with respect to any liability incurred by such Other Investor individually, such Other Investor shall not be liable to a Drag-Along Purchaser for an amount greater than the proceeds from such sale.

(c)    If the Drag-Along Sale is structured as a merger, amalgamation or scheme of arrangement of the Company or other transaction that requires the approval of the Investors, each Investor shall vote its respective Shares (or execute and deliver any written consents in lieu thereof) in favor of any Drag-Along Sale and all actions deemed reasonably necessary by the Drag-Along Seller in connection with the Drag-Along Sale, and against any action or proposal that may prevent, hinder or impede the consummation of the Drag-Along Sale.

(d)    The Drag-Along Seller shall provide written notice of a proposed Drag-Along Sale to the Other Investors (a “Drag-Along Sale Notice”) not later than ten (10) days prior to such proposed Drag-Along Sale. The Drag-Along Sale Notice shall identify the Drag-Along Purchaser, the per-Ordinary Share consideration for which a transfer is proposed to be made (the “Drag-Along Sale Price”) and all other material terms and conditions of the Drag-Along Sale. Each Other Investor shall be required to participate in the Drag-Along Sale on the terms and conditions set forth in the Drag-Along Sale Notice and to tender its Shares. The price and form of consideration payable in such transfer shall be the Drag-Along Sale Price.

(e)    The Drag-Along Seller shall have a period of 180 days from the date of receipt of the Drag-Along Sale Notice to enter into a definitive agreement providing for the Drag-Along Sale on the terms and conditions set forth in such Drag-Along Sale Notice, which Drag-Along Sale shall be promptly consummated, subject to fulfilling any closing conditions and obtaining any required regulatory approvals. If the Drag-Along Seller has not entered into a definitive agreement providing for the Drag-Along Sale within such 180-day period and the Drag-Along Seller proposes to effect a Drag-Along Sale after such 180-day period, the Drag-Along Seller shall again comply with the procedures set forth in this Section 9.1(e).

(f)    In connection with a Drag-Along Sale, each Other Investor shall (i) make such representations, warranties and covenants and enter into such definitive agreements as are customary for transactions of the nature of the Drag-Along Sale, (ii) benefit from and be subject to all of the same provisions of the definitive agreements as are applicable to the Drag-Along Seller, (iii) be required to bear its proportionate share of any escrows, holdbacks or adjustments in respect of the purchase price or indemnification obligations; provided that an Other Investor shall only be obligated to indemnify any other Person in connection with such Drag-Along Sale severally; provided, further, that no Other Investor shall be obligated to indemnify any other shareholder for any breach or misrepresentation by such other shareholder with respect to title in such other shareholder’s equity securities, (iv) be required to bear its proportionate share of the costs and expenses incurred by the Company and the Investors in connection with the proposed transaction (whether or not consummated), including all attorney’s fees and charges, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions (including, if requested by the Drag-Along Seller, an investment banking firm selected by the Drag-Along Seller and engaged, on customary terms (including customary indemnification from the Company)), to the extent not paid by the Company, and (v) to the extent permitted by applicable Law, not exercise any dissenters’ or appraisal rights to which they may be entitled in connection with a Drag-Along Sale.

9.2    Termination of Drag-Along Rights. The covenants set forth in Section 9.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the Qualified IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event and completion of the payment of the Series A Liquidation Amount (as defined in the Memorandum and Articles) and the remaining assets distribution as provided in the Memorandum and Articles., whichever event occurs first.

ARTICLE X.

GOVERNANCE AND ADDITIONAL COVENANTS

10.1    Board of Directors.

(a) As of the Execution Date, the Board of Directors shall consist of the following members:

(i)	the Chief Executive Officer of the Company;

(ii)	the Chief Operating Officer of the Company;

(iii)	one (1) director appointed by the Chief Executive Officer of the Company;

(iv)	one (1) Round A Director;

(v)	one (1) Round B Director; and

(vi)	one (1) Preferred Share Director

(b)    Each of the Founders and the Affiliate Investors shall take all actions available to it in its capacity as a shareholder of the Company, to take or cause to be taken all actions available to each that are necessary to maintain the composition of the Board of Directors as set forth in Section 10.1(a).

(c)    Only the Party who had the power to designate a director pursuant to Section 10.1(a) shall have the power to remove such director. Each of the Parties hereto agrees to take such action as is necessary to call a special meeting of the shareholders of the Company (or effect a written consent in lieu thereof) for the purpose of effecting any such removal, and at such meeting each such Party shall vote to accomplish said result. In the event that any director is removed or shall have resigned or become unable to serve, the Party who had the power to designate such director pursuant to Section 10.1(a) shall have the power to designate a person reasonably qualified to serve on the Board of Directors to fill such vacancy, whereupon each of the Parties hereto, or their successors and assigns, agree to take such action as is necessary to promptly elect such person to fill such vacancy (including, if necessary, calling a special meeting of the shareholders of the Company (or effect a written consent in lieu thereof) and voting all shares owned by the Parties hereto to accomplish such result). Except as provided above, no Party shall vote in favor of, or otherwise take any actions in respect of, the removal of any director who shall have been designated or nominated pursuant to Section 10.1(a).

(d)    The Board of Directors shall have a Chairman, and each of the Founders and the Affiliate Investors shall cause its designee directors(s) to support resolutions and actions by written consent of the Board of Directors that maintain or appoint to the position of Chairman of the Board of Directors the Chief Executive Officer of the Company.

(e)    On all actions to be taken and matters to be decided by the Board of Directors, each director shall be entitled to cast one (1) vote, and subject to Section 10.3, the affirmative vote of the directors having a majority of the total voting power represented at a meeting at which a quorum is present shall constitute an act of the Board of Directors. In the case of an equality of votes, the Chairman, if any, or in the absence of the Chairman, a director designated by the Board of Directors to preside at a meeting of the Board of Directors, shall have a second or casting vote in addition to any other vote such person may have.

10.2    Matters Requiring Requisite Approval. Each of the Company and the Founders hereby covenants and agrees with each of the Investors that no Group Companies shall take and Founders shall cause each Group Company not to take any of the following actions or effect or agree or commit to do any of the following, in each case directly or indirectly, whether by merger, consolidation, amalgamation or otherwise without Requisite Approval:

(a)    any change in any of the rights, preferences, privileges or priority of the holders of the Series A Preferred Shares;

(b)    authorization, creation or issuance of any class or series of Shares having any right, preference or priority superior to or on a parity with the Series A Preferred Shares;

(c)    repurchase or redemption of Shares (other than pursuant to the Company’s Employee Share Option Plan);

(d)    amendment of any Group Company’s memorandum and articles of association;

(e)    merger or consolidation of any Group Company;

(f)    liquidation or dissolution of any of the Group Companies, as well as any Deemed Liquidation Event; and

(g)    the sale, pledge or other disposition of all or substantially all of the Group Companies’ assets or the purchase of all or substantially all of the assets of another entity.

10.3    Matters Requiring Approval of the Board of Directors.

(a)    Each of the Company and the Founders hereby covenants and agrees with each of the Investors that no Group Company shall take and Founders shall cause each Group Company not to take any of the following actions or effect or agree or commit to do any of the following, in each case directly or indirectly, whether by merger, consolidation, amalgamation or otherwise without approval of a majority of the Board of Directors, including the affirmative vote of at least two (2) Investor Directors:

(i)	the declaration or payment of a dividend on any shares/equity of the Group Companies;

(ii)	the adoption or amendment of any employee share award plan, including the amendment of the Employee Share Option Plan;

(iii)

any material transaction between any Group Company and any of its shareholders, directors, officers, employees or other insiders and any of their family members or affiliates other than on an arm’s-length basis and upon full disclosure to shareholders including the Investors;

(iv)	the appointment or removal of the Chief Executive Officer of the Company;

(v)	any incurrence of debt by any Group Company other than trade debts not exceeding US$10,000,000 in aggregate;

(vi)	adoption of the annual Budget;

(vii)	appoint or change the auditors of the Company;

(viii)	the license or transfer of any patents, copyrights, trademarks or other intellectual property rights outside the normal business operations;

(ix)	the termination or substantial change of the Company’s main business, or the involvement in any new business that is significantly different from the current main business;

(x)	the settlement of any material legal action with a value in access of RMB10,000,000;

(xi)	any initial public offering plan other than a Qualified IPO;

(xii)	any increase or decrease to the capital of any of the Group Companies;

(xiii)	any pledge on material assets of any of the Group Companies;

(xiv)

any change to the number of directors on the Board of Directors, any change to the rules governing election to the Board of Directors and any change to the term of service of members of the Board of Directors;

(xv)	any change to the name of the Company;

(xvi)	any change to the Control Agreements (as defined in the Series A Share Purchase Agreement) and entering into any new control agreement by any Group Company;

(xvii)	any change to the voting rights of any shares of the Company;

(xviii)	the establishment or cessation of any material business lines carried on by the Company; and

(xix)

any issuance to any Person any equity securities of the Company, or any options or warrants for, or any other securities exchangeable for or convertible into, such equity securities of the Company, except for any issuance pursuant to (x) the Series A Share Purchase Agreement or Round A and B Share Subscription Agreement, (y) the Company’s Employee Share Option Plan, or (z) the initial public offering.

(b)    Each of the Investors and Founder Holding Companies hereby covenants and agrees that it shall not undertake any pledge over its Shares without approval of a two-thirds majority of the Board of Directors.

10.4    Insurance. The Company shall obtain, upon the completion of a Qualified IPO, from financially sound and reputable insurers, directors and officers liability insurance in an amount and on terms and conditions satisfactory to the Board of Directors, and will use commercially reasonable efforts to cause such insurance policy to be maintained until such time as the Board of Directors (including the affirmative votes by at least two (2) Investor Directors) determines that such insurance should be discontinued.

10.5    Termination of Covenants. The rights and covenants set forth in this Article X (but with respect to Section 10.4) shall terminate and be of no further force or effect (i) immediately before the consummation of a Qualified IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event and completion of the payment of the Series A Liquidation Amount (as defined in the Memorandum and Articles) and the remaining assets distribution as provided in the Memorandum and Articles., whichever event occurs first.

ARTICLE XI.

CONFIDENTIALITY

11.1	Confidentiality.

(a)	Subject to Section 11.1(b):

(i)

each of the Parties shall treat as strictly confidential and not disclose or use any documents, materials and other information, in whatever form, whether technical or commercial, received or obtained by it prior to entering into this Agreement or as a result of entering into this Agreement, in each case which relates to:

(A)	the provisions of this Agreement and any agreement entered into in relation to this Agreement; or

(B)	the negotiations relating to this Agreement (and any other agreements entered into in relation to this Agreement);

(ii)

each Party shall treat as strictly confidential and not disclose or use any information relating to the business, financial or other affairs (including future plans and targets) of any other Party or any member of their group;

(iii)	each Party shall treat as strictly confidential and not disclose or use any information relating to the business, financial or other affairs (including future plans and targets) of the Company.

(b)	Section 11.1(a) shall not prohibit disclosure or use of any information if and to the extent:

(i)	the disclosure or use is required by law, any regulatory body or any recognized stock exchange on which the shares of any Party are listed;

(ii)	the disclosure or use is required to vest the full benefit of this Agreement in any Party;

(iii)

the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Taxing Authority in connection with the Tax affairs of the disclosing Party;

(iv)

the disclosure is made to professional advisers or actual or potential financiers of any Party on a need-to-know basis and on terms that these professional advisers or actual or potential financiers undertake to comply with the provisions of Section 11.1(a) in respect of such information as if they were a party to this Agreement;

(v)	the information is or becomes publicly available (other than by breach of this Agreement);

(vi)

the disclosure is made on a confidential basis to potential purchasers of all or part of any Party or to their professional advisers or financiers; provided that any of these persons need to know the information for the purposes of considering, evaluating, advising on or furthering the potential purchase;

(vii)

the other Party has given prior written approval, such approval not to be unreasonably withheld or delayed, to the disclosure or use (including, without limitation, disclosure or use for the purposes of publicizing the transactions the subject of this Agreement or any other document drafted in connection with a Qualified IPO); or

(viii)	the information is independently developed after the closing of the Qualified IPO;

provided that, prior to disclosure or use of any information pursuant to Section 11.1(b)(i), (ii) or (iii), the Party concerned shall promptly notify the other Parties of these requirements with a view to providing the other Parties with the opportunity to contest such disclosure or use or otherwise to agree on the timing and content of such disclosure or use.

(c)    A recipient of confidential information may disclose such confidential information to its shareholders, employees, directors, representatives and agents only to the extent reasonably necessary for the achievement of the objectives of this Agreement and the other documents drafted in connection with a Qualified IPO. A recipient of information shall ensure that its relevant shareholders, employees, directors, representatives and agents are aware of and comply with the confidentiality obligations set out in this Article XI.

11.2    Damages Not an Adequate Remedy. Without prejudice to any other rights or remedies which a Party may have, the Parties acknowledge and agree that damages would not be an adequate remedy for any breach of this Article XI and the remedies of injunction, specific performance and other equitable relief are appropriate for any threatened or actual breach of this provision and no proof of special damages shall be necessary for the enforcement of the rights under this Article XI.

11.3    Survival.

(a)    The disclosing Party shall remain responsible for any breach of this Article XI by the person to whom that confidential information is disclosed.

(b)    The provisions of this Article XI shall survive the termination of this Agreement for whatever cause.

ARTICLE XII.

NON-COMPETITION; NON-SOLICITATION

12.1	Non-Competition.

(a)	Until the third (3rd) anniversary of the Execution Date,

(i)

no Founder or Founder Holding Company shall, directly or indirectly, conduct, manage, invest in, control or own any Competitor, unless such Founder or Founder Holding Company has first obtained the consent of a majority of the Investor Directors; and

(ii)	each Founder and Founder Holding Company shall cause each of the directors and members of the senior management of the Company to comply with the obligations of Section 12.1(a)(i);

(b)    provided that the provisions of this Section 12.1 shall not prohibit the acquisition of any Founder Holding Company by any Competitor as long as no employee of the Founder Holding Company becomes actively engaged in the management or operation of such Competitor; provided, further, that the foregoing shall not limit the ability of the Founders, Founder Holding Companies and their respective Affiliates to engage in activities expressly contemplated by this Agreement.

(c)    If a judicial or arbitral determination is made that any of the provisions of this Section 12.1 constitutes an unreasonable or otherwise unenforceable restriction against any Founder, the provisions of this Section 12.1 shall be rendered void only to the extent that such judicial or arbitral determination finds the provisions to be unreasonable or otherwise unenforceable. In that regard, the Parties hereby agree that any judicial or arbitral authority construing this Agreement shall be empowered to sever any prohibited business activity, time period or geographical area from the coverage of this Section 12.1 and to apply the provisions of this Section 12.1 to the remaining business activities, time periods or geographical areas not severed by such judicial or arbitral authority. The time period during which the prohibitions set forth in this Section 12.1 shall apply shall be tolled and suspended for a period equal to the aggregate quantity of time during which any Founder violates such prohibitions in any respect.

12.2    Non-Solicitation. Until the second (2nd) anniversary of the Execution Date, no entity or business directly or indirectly controlled by any Founder shall, directly or indirectly, (i) solicit for employment or any similar arrangement any Founder or (ii) hire any Founder; provided, however, that this Section 12.2 shall not apply to Founders whose employment has been terminated by the Company and its Affiliates and clause (i) hereof shall not prohibit general solicitations for employment through advertisements or other means not targeted specifically to Founders.

ARTICLE XIII.

MISCELLANEOUS AND GENERAL

13.1    Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as otherwise specifically provided in this Section 13.1.

13.2    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

13.3    Governing Law and Venue; Specific Performance.

(a)    THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW RULES THEREOF THAT WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

(b)    Subject to Section 13.3(c), any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the HKIAC and resolved in accordance with the Arbitration Rules in force at the relevant time, except as such rules are modified or displaced by any of the provisions of this Agreement. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree to the joint nomination of an Arbitrator or the third Arbitrator, as applicable, within the time limits specified by the Arbitration Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c)    Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 13.3, any Party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 13.3(c) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 13.3(b) in any way.

(d)    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court having jurisdiction, this being in addition to any other remedy to which such Party is entitled at law or in equity.

13.4    Notices. Any notice, request, instruction or other document to be given hereunder by any Party to any other Party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, e-mail or overnight courier:

If to the Investors, to the address listed in Exhibit A for each Investor.

If to the Company:

ECMOHO Limited

2F/3F, Xuhuiyuan Building No. 1000,

Tianyaoqiao Road, Xuhui District,

Shanghai, People’s Republic of China.

Attention: Richard Wei

e-mail: richard@ecmoho.com

(with a copy to

Sullivan & Cromwell,

Level 32,

101 Collins Street,

Melbourne, Victoria 3000

Australia.

Attention: Robert Chu

fax: (+61-3) 9654-2422)

email: chur@sullcrom.com)

or to such other Person or addresses as may be designated in writing by the Party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Party upon actual receipt, if delivered personally, three (3) Business Days after deposit in the mail if sent by registered or certified mail, or upon confirmation of successful transmission if sent by facsimile or e-mail; provided that if given by facsimile or e-mail, such notice, request, instruction or other document shall be confirmed by the receiving party within one (1) Business Day of receipt by dispatch pursuant to one of the other methods described herein or on the next Business Day after deposit with an overnight courier.

13.5    Entire Agreement. This Agreement (including any annex hereto) constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties, with respect to the subject matter hereof. EACH PARTY AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER THE INVESTORS NOR THE COMPANY MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER PARTY OR THE OTHER PARTY’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING; PROVIDED, HOWEVER, THAT NONE OF THE FOREGOING SHALL OPERATE TO LIMIT THE LIABILITY OF ANY OTHER PERSON IN RESPECT OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING OUT OF FRAUD. NO PARTY SHALL BE BOUND BY, OR BE LIABLE FOR, ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENT OF INTENTION NOT CONTAINED HEREIN.

13.6    No Third-Party Beneficiaries. Each Party hereby agrees that its respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Persons other than the Parties any rights or remedies hereunder, including the right to rely upon the representations, warranties and indemnities set forth herein.

13.7    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

13.8    Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Parties. No Party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Party, except that the Investor may assign any of its rights and obligations under this Agreement to any of its Affiliates (other than the Company or any of its Subsidiaries) to whom it has transferred Registrable Investor Shares without the prior written consent of the Company (each, an “Affiliate Transferee”); provided that such Affiliate shall as a condition of effectiveness of such assignment duly execute a joinder agreement substantially in the form of Exhibit B, whereupon such Affiliate shall have the benefits of, and shall be subject to the obligations under, this Agreement as if such Affiliate was originally included in the definition of Investor herein and had originally been a Party hereto.

13.9    Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

13.10    Termination. Except as otherwise provided in this Agreement, this Agreement will terminate in respect of all the Parties at the earliest to occur of: (a) each Party agrees in writing to terminate this Agreement; and (b) upon the closing of a Deemed Liquidation Event and completion of the payment of the Series A Liquidation Amount (as defined in the Memorandum and Articles) and the remaining assets distribution as provided in the Memorandum and Articles. Notwithstanding the foregoing, the termination of this Agreement shall not affect (x) the rights perfected or the obligations incurred by the Parties prior to such termination (including liability for breach of this Agreement) and (y) the rights and obligations of the Parties under Article VII and Section 6.1.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

Delta Capital Growth Fund II, L.P.

By:

Name:	Weigang Greg Ye
Title:	Director

[Signature Page to Investors Rights Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

李水蓮

By:

[Signature Page to Investors Rights Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

ECMOHO Limited

By:
Name:
Title:

EXHIBIT A

SCHEDULE OF INVESTORS

Investor	Address of Investor	Type of Share
Delta Capital Growth Fund II, L.P.	392 Jian Guo West Road, Shanghai, China	Series A Preferred Shares

李水蓮	台灣省桃園市蘆竹區南祥路 133號19樓，郵遞區號 33854	Series A Preferred Shares

Round A Investors	[●]	Class A-1 Ordinary Shares

Round B Investors	[●]	Class A-2 Ordinary Shares

Best Winner	[●]	Class A Ordinary Shares

Liberal Rich	[●]	Class A Ordinary Shares

Lake Zurich Partners	[●]	Class A Ordinary Shares

A-1

EXHIBIT B

FORM OF JOINDER AGREEMENT

THIS JOINDER (this “Joinder”) to the Investors Rights Agreement (the “Agreement”), dated as of [●], 2018, made by and between ECMOHO Limited, an exempted company incorporated under the Laws of Cayman Islands (the “Company”), each of the investors listed on Exhibit A attached to that Agreement (each, an “Investor” and together the “Investors”) and certain other parties, is made and entered into as of [●], by and among [●] (the “Holder”), the Company and the Investors. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

WHEREAS, the Holder desires to acquire certain Shares from [specified investor].

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1.    Agreement to be Bound. The Holder hereby agrees that upon execution of this Joinder, the Holder shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though the Holder was [specified investor] on the date thereof and shall be deemed to be [specified investor] for all purposes thereof.

2.    Representations and Warranties of the Holder. By executing and delivering this Joinder, the Holder represents and warrants that the Holder is an Affiliate of [specified investor].

3.    Counterparts. This Joinder may be executed in separate counterparts, including by facsimile, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

4.    Notices. For purposes of Section 13.4 of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

[Name]

[Address]

[Attention]

[Facsimile Number]

5.    Governing Law. THIS JOINDER SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW RULES THEREOF THAT WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

B-1

6.    Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

*****

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first written above.

[Holder]

By:
Name:
Title:

Acknowledged and agreed by:

ECMOHO Limited

By:
Name:
Title:

[Investors]

By:
Name:
Title:

B-2

EXHIBIT E

MEMORANDUM AND ARTICLES

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

OF

ECMOHO LIMITED

(ADOPTED BY A SPECIAL RESOLUTION OF SHAREHOLDERS DATED 2 AUGUST 2018)

190 Elgin Avenue, George Town

Grand Cayman KYI-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

REF: YX/SSNC/E2208-H17292

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

ECMOHO LIMITED

(ADOPTED BY A SPECIAL RESOLUTION OF SHAREHOLDERS DATED 2 AUGUST 2018)

1.	The name of the company is ECMOHO Limited (the “Company”).

2.

The registered office of the Company will be situated at the offices of Hermes Corporate Services Ltd., Fifth Floor, Zephyr House, 122 Mary Street, George Town, P.O. Box 31493 or at such other location as the Directors may from time to time determine.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Law (as amended) of the Cayman Islands (the “Companies Law”).

4.

The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Law.

5.

The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.

The authorised share capital of the Company is US$50,000 divided into (i) 4,880,496,457 Class A Ordinary Shares of a par value of US$0.00001 each, (ii) 9,519,000 Class A-1 Ordinary Shares of a par value of US$0.00001 each, (iii) 13,663,700 Class A-2 Ordinary Shares of a par value of US$0.00001 each, (iv) 75,150,400 Class B Ordinary Shares of a par value of US$0.00001 each and (iii) 21,170,443 Series A Preferred Shares of a par value of US$0.00001 each, provided always that subject to the Companies Law and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

1

8.	The Company may exercise the power contained in Section 206 of the Companies Law to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

2

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

ECMOHO LIMITED

(ADOPTED BY A SPECIAL RESOLUTION OF SHAREHOLDERS DATED 2 AUGUST 2018)

i

TERMINATION OF RIGHTS AND RESTRICTIONS	41

DRAG-ALONG OBLIGATION	41

GENERAL MEETINGS	43

NOTICE OF GENERAL MEETINGS	44

PROCEEDINGS AT GENERAL MEETINGS	44

VOTES OF SHAREHOLDERS	45

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS	46

DIRECTORS	46

ALTERNATE DIRECTOR	48

POWERS AND DUTIES OF DIRECTORS	48

PROTECTIVE PROVISIONS	49

BORROWING POWERS OF DIRECTORS	52

THE SEAL	53

DISQUALIFICATION OF DIRECTORS	53

PROCEEDINGS OF DIRECTORS	54

DIVIDENDS	56

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION	57

CAPITALISATION OF RESERVES	57

SHARE PREMIUM ACCOUNT	58

NOTICES	59

INDEMNITY	60

NON-RECOGNITION OF TRUSTS	61

WINDING UP	61

ii

AMENDMENT OF ARTICLES OF ASSOCIATION	62

CLOSING OF REGISTER OR FIXING RECORD DATE	62

REGISTRATION BY WAY OF CONTINUATION	62

MERGERS AND CONSOLIDATION	63

DISCLOSURE	63

iii

COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

ECMOHO LIMITED

(ADOPTED BY A SPECIAL RESOLUTION OF SHAREHOLDERS DATED 2 AUGUST 2018)

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Law shall not apply to ECMOHO Limited (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Additional Consideration” has the meaning given to it in Article 20(b)(iv).

“Additional Ordinary Shares” has the meaning given to it in Article 21(e)(i)(F).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

“Available Proceeds” has the meaning given to it in Article 20(b)(ii)(B)(3).

“Articles” means these articles of association of the Company, as amended or substituted from time to time.

“Branch Register” means any branch Register of such category or categories of Members as the Company may from time to time determine.

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

“Class A Ordinary Shares” means the class A ordinary shares of a par value of US$0.00001 per share, having the rights and being subject to the restrictions as provided for under these Articles with respect to such Share.

“Class A-1 Conversion Price” means initially the amount of US$0.687146, subject to adjustment as provided in Article 21(e).

“Class A-1 Original Issue Date” has the meaning given to it in Article 21(e).

“Class A-1 Original Issue Price” means US$0.687146 per share, subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to the Class A-1 Ordinary Shares.

“Class A-1 Ordinary Shares” means the class A-1 ordinary shares of a par value of US$0.00001 per share, having the rights and being subject to the restrictions as provided for under these Articles with respect to such Share.

“Class A-1 Redemption Date” has the meaning given to it in Article 25(c).

“Class A-1 Redemption Notice” has the meaning given to it in Article 25(c).

“Class A-1 Redemption Price” has the meaning given to it in Article 25(c).

“Class A-1 Redemption Request” has the meaning given to it in Article 25(c).

“Class A-2 Conversion Price” means initially the amount of US$1.756481, subject to adjustment as provided in Article 21(e).

“Class A-2 Original Issue Price” means US$1.756481 per share, subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to the Class A-2 Ordinary Shares.

“Class A-2 Original Issue Date” has the meaning given to it in Article 21(e).

“Class A-2 Ordinary Shares” means the class A-2 ordinary shares of a par value of US$0.00001 per share, having the rights and being subject to the restrictions as provided for under these Articles with respect to such Share.

“Class A-2 Redemption Date” has the meaning given to it in Article 25(b).

“Class A-2 Redemption Notice” has the meaning given to it in Article 25(b).

“Class A-2 Redemption Price” has the meaning given to it in Article 25(b).

“Class A-2 Redemption Request” has the meaning given to it in Article 25(b).

“Class B Ordinary Shares” means the class B ordinary shares of a par value of US$0.00001 per share, having the rights and being subject to the restrictions as provided for under these Articles with respect to such Share.

“Companies Law” means the Companies Law (as amended) of the Cayman Islands.

“Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the health and wellness related e-commerce industry in the Chinese market, but shall not include any financial investment firm or collective investment vehicle that, together with its Affiliates, holds less than twenty percent (20%) of the outstanding equity of any Competitor.

“Convertible Securities” has the meaning given to it in Article 21(e)(i)(E).

“Conversion Price” means any of the Series A Conversion Price, Class A-2 Conversion Price and Class A-1 Conversion Price, as the context so requires.

“Co-Sale Notice” has the meaning given to it in Article 74.

“Co-Sale Pro Rata Portion” has the meaning given to it in Article 74(a).

“Co-Sale Right Holder” has the meaning given to it in Article 74.

“Co-Sale Right Period” has the meaning given to it in Article 74.

“Deemed Liquidation Event” has the meaning given to it in Article 20(b).

“Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Ordinary Shares, including options and warrants.

“Directors” or “Board of Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.

“Drag-Along Purchaser” has the meaning given to it in Article 80.

“Drag-Along Sale” has the meaning given to it in Article 80.

“Drag-Along Sale Notice” has the meaning given to it in Article 83.

“Drag-Along Sale Price” has the meaning given to it in Article 83.

“Drag-Along Seller” has the meaning given to it in Article 80.

“Employee Share Option Plan” means the 2018 Employee Share Option Plan to be adopted by the Board of Directors and approved by the Company.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exempted Securities” has the meaning given to it in Article 21(e)(i)(F).

“First Refusal Expiration Notice” has the meaning given to it in Article 71.

“Founders” means Ying WANG (王影) (PRC identification number: *** and Qingchun Zeng(曾庆春) (PRC identification number: ***).

“Founder Holding Companies” means Behealth Limited and Uhealth Limited.

“Founders’ Offered Shares” has the meaning given to it in Article 74.

“Fully Exercising Investor” has the meaning given to it in Article 67(b).

“Group Companies” means the Company, ECMOHO (Hong Kong) Health Technology Limited, Shanghai ECMOHO Health Biotechnology Co., Ltd. and their respective Subsidiaries.

“Indemnified Person” has the meaning given to it in Article 179.

“Initial Consideration” has the meaning given to it in Article 20(b)(iv).

“Investor Beneficial Owner” has the meaning given to it in Article 67.

“Investor Director” means any of the Preferred Share Director, the Round A Director and the Round B Director.

“Investors” has the meaning given to it in the Investors Rights Agreement.

“Investors Rights Agreement” means the investors rights agreement dated on or about the date of the adoption of these Articles and entered into between among the Company and certain other parties named therein.

“Investor Share” means any Share held by an Investor.

“Mandatory Conversion Time” has the meaning given to it in Article 22.

“Merger Agreement” has the meaning given to it in Article 20(b)(ii).

“Memorandum of Association” means the memorandum of association of the Company, as amended or substituted from time to time.

“New Securities” means equity securities issued by the Company after the date hereof; provided that securities created pursuant to a stock split, dividend or other subdivision of Ordinary Shares are not New Securities.

“Offer Notice” has the meaning given to it in Article 67(a).

“Offered Shares” has the meaning given to it in Article 68.

“Office” means the registered office of the Company as required by the Companies Law.

“Officers” means the officers for the time being and from time to time of the Company.

“Option” has the meaning given to it in Article 21(e)(i)(A).

“Ordinary Resolution” means a resolution:

(a)

passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)

approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“Ordinary Shares” means together the Class A Ordinary Shares and Class B Ordinary Shares.

“Original Issue Date” means any of the Series A Original Issue Date, Class A-2 Original Issue Date and Class A-1 Original Issue Date, as the context so requires.

“Original Shares” means ordinary shares with a par value of US$0.0001 each in the capital of the Company.

“Other Investor” has the meaning given to it in Article 65.

“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

“Preferred Share Director” means Greg Ye, the member of the Board of Directors appointed by the Round C Investors.

“Preferred Majority” means the holders representing at least 55% of the voting power of the Investors, voting as a single class on an as-converted basis.

“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Companies Law and these Articles, means the Register maintained by the Company pursuant to the Companies Law and these Articles that is not designated by the Directors as a Branch Register.

“Proposed ROFR Purchaser” has the meaning given to it in Article 68.

“Proposed ROFR Seller” has the meaning given to it in Article 68.

“Qualified IPO” means the closing (or such other time as required under the relevant securities regulation) of a firm commitment underwritten public offering by the Company of its Shares (or the American depository shares thereof) on the New York Stock Exchange or NASDAQ National Market System in the United States, the Hong Kong Stock Exchange or any other exchange in any other jurisdiction (on any combination of such exchanges and jurisdictions) acceptable to the Company, in any case with a pre-offering valuation of at least US$600,000,000 and with aggregate offering proceeds (before deduction of underwriting fees, commissions or expenses) to the Company of not less than US$120,000,000 (or any cash proceeds of other currency of equivalent value).

“Redemption Price” means any of the Series A Redemption Price, Class A-2 Redemption Price or Class A-1 Redemption Price, as the context so requires.

“Redemption Date” means any of the Series A Redemption Date, Class A-2 Redemption Date or Class A-1 Redemption Date, as the context so requires.

“Register” means the register of Members of the Company required to be kept pursuant to the Companies Law and includes any Branch Register(s) established by the Company in accordance with the Companies Law.

“Remaining Shares” has the meaning given to it in Article 71.

“ROFR Closing” has the meaning given to it in Article 70.

“ROFR Holder” means each of the Investors and any of its Affiliates and its permitted assignees to whom its rights under Article 68 to Article 73 have been duly assigned in accordance with the Investors Right Agreement.

“ROFR Holders’ First Refusal Period” has the meaning given to it in Article 69.

“ROFR Notice” has the meaning given to it in Article 68.

“ROFR Offer” has the meaning given to it in Article 69.

“Round A Director” means any member of the Board of Directors appointed by the Round A Investors.

“Round A Investor” has the meaning given to it in the Investors Rights Agreement.

“Round B Director” means any member of the Board of Directors appointed by the Round B Investors.

“Round B Investor” has the meaning given to it in the Investors Rights Agreement.

“Round C Investor” has the meaning given to it in the Investors Rights Agreement.

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.

“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Series A Conversion Price” has the meaning given to it in Article 21(b).

“Series A Liquidation Amount’ has the meaning given to it in Article 20(a)(i).

“Series A Original Issue Date” has the meaning given to it in Article 21(e)(i)(B)

“Series A Original Issue Price” has the meaning given to it in Article 19 .

“Series A Preferred Shares” means the series A preferred shares of a par value of US$0.00001 per share, having the rights and being subject to the restrictions as provided for under these Articles with respect to such Share.

“Series A Redemption Date” has the meaning given to it in Article 25(a).

“Series A Redemption Notice” has the meaning given to it in Article 25(a).

“Series A Redemption Price” has the meaning given to it in Article 25(a).

“Series A Redemption Request” has the meaning given to it in Article 25(a).

“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.

“Shareholder” or “Member” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

“Shareholder Majority” means holders representing at least 51% of the voting power of each of (i) the outstanding Series A Preferred Shares (voting as a single class on an as-converted basis), (ii) the outstanding Class A-2 Ordinary Shares and (iii) the outstanding Class A-1 Ordinary Shares.

“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Law.

“Share Purchase Agreement” means the agreement entered into by and among the Company, Behealth Limited and Delta Capital Growth Fund II L.P. dated on or about the date of the adoption of these Articles.

“signed” means bearing a signature or representation of a signature affixed by mechanical means.

“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Law, being a resolution:

(a)

passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)

approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Subsidiary” means, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations, variable interest entities or other entities controlled by such Person directly or indirectly through one or more intermediaries.

“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(f)

reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(g)

reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

3.	Subject to the preceding Articles, any words defined in the Companies Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be commenced at any time after incorporation.

5.

The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.

The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.

The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Law and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Law, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Law.

SHARES

8.	Subject to these Articles, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

9.

Subject to these Articles, the Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and the different Classes and sub-classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution.

10.

The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

11.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

12.

The Company shall at all times keep available out of its authorized but unissued Ordinary Shares solely for the purpose of exercising of options under the Employee Share Option Plan such number of its Ordinary Shares as shall from time to time be sufficient to effect the exercise of such options, and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the exercise of such options, in addition to such other remedies as shall be available to the holder of such options, the Company and its Members will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of Shares as shall be sufficient for such purposes.

SPECIFIC RIGHTS ATTACHING TO THE ORDINARY SHARES

13.	Voting

Each holder of outstanding Class A Ordinary Shares shall be entitled to cast the number of votes equal to the number of whole Class A Ordinary Shares held by such holder and each holder of outstanding Class B Ordinary Shares shall be entitled to cast the number of votes equal to ten times the number of whole Class B Ordinary Shares held by such holder.

14.	Dividend

After full payment to the holder of the Series A Preferred Shares as provided under Article 19, the holders of the Ordinary Shares shall have right to receive dividends of the Company if declared by the Directors and in such amount as the Directors consider appropriate.

15.	Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment in full of all Series A Liquidation Amounts required to be paid to the holders of Series A Preferred Shares, the remaining assets of the Company available for distribution to its Shareholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of Series A Preferred Shares pursuant to Article 20(a)(i) or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of Class A-2 Ordinary Shares, Class A-1 Ordinary Shares and all Shareholders pursuant to Article 20(a)(ii), Article 20(a)(iii) and Article 20(a)(iv), respectively. Class A Ordinary Shares and Class B Ordinary Shares shall be treated as one Class for purposes of this Article 15.

16.	Right to Convert

(a)

Upon the initial public offering, all outstanding Class A-1 Ordinary Shares and Class A-2 Ordinary Shares shall automatically be converted into Class A Ordinary Shares, at the then effective Class A-2 Conversion Price and Class A-1 Conversion Price and such shares may not be reissued by the Company. For the avoidance of doubt, holder of Class A-1 Ordinary Shares and Class A-2 Ordinary Shares shall have no other right to conversion except pursuant to the initial public offering.

(b)

The following Articles shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the automatic conversion of the Class A-1 Ordinary Shares and Class A-2 Ordinary Shares to Class A Ordinary Shares under Article 16(a), and that Series A Preferred Shares shall be referred to as Class A-2 Ordinary Shares or Class A-1 Ordinary Shares, as the case may be, and Ordinary Shares shall be referred to as Class A Ordinary Shares:

(i)	Article 21(c) (Termination of Conversion Rights);

(ii)	Article 21(d) (Fractional Shares);

(iii)	Article 23(b) (Procedure Requirements for Mandatory Conversion); and

(iv)	Article 24 (Reservation of Shares Issuable Upon Conversion).

17.

Other than (i) the right to convert set out in Article 16, (ii) the liquidation right set out in Article 15 and Article 20 and (iii) the redemption right set out in Article 25, Class A-2 Ordinary Shares and Class A-1 Ordinary Shares shall be treated as the same Class in all other respects with Class A Ordinary Share.

SPECIFIC RIGHTS ATTACHING TO THE SERIES A PREFERRED SHARES

18.	Voting

Each holder of outstanding Series A Preferred Shares shall be entitled to cast the number of votes equal to the number of whole Ordinary Shares into which the Series A Preferred Shares held by such holder are convertible pursuant to these Articles as of the record date for determining shareholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Memorandum of Association and these Articles, holders of Series A Preferred Shares shall vote together with the holders of Class A Ordinary Shares as a single class and on an as-converted to Ordinary Shares basis.

19.	Dividends

Dividends at the rate per annum of 6% of the Series A Original Issue Price shall accrue on such Series A Preferred Shares (subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to the Series A Preferred Shares) (the “Accruing Dividends”). Accruing Dividends shall accrue from day to day, whether or not declared, and shall be non-cumulative; provided, however, that except as set forth in this Article, such Accruing Dividends shall be payable only when, as, and if declared by the Directors. The Company shall not declare, pay or set aside any dividends on shares of any other class or series of Shares of the Company unless (in addition to the obtaining of any consents required elsewhere in the Memorandum of Association and these Articles) the holders of the Series A Preferred Shares then in issue shall first receive, or simultaneously receive, a dividend on each issued Series A Preferred Share in an amount at least equal to the amount of the aggregate Accruing Dividends then accrued on such Series A Preferred Shares and not previously paid. The “Series A Original Issue Price” shall mean US$2.834140 per share, subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to the Series A Preferred Shares.

20.	Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales

(a)

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its shareholders, and in the event of a Deemed Liquidation Event, the consideration payable to shareholders in such Deemed Liquidation Event or out of the Available Proceeds, as applicable, shall be distributed among the holders of the outstanding Shares in the following order and manner:

(i)

In priority and in preference to any payment to the holders of Class A-2 Ordinary Shares, Class A-1 Ordinary Shares, Class A Ordinary Shares and Class B Ordinary Shares, the holders of Series A Preferred Shares then outstanding shall be entitled to be paid, pari passu as between themselves, an amount per Share equal to 100% of the Series A Original Issue Price (as adjusted), plus all declared but unpaid dividends (if applicable) on such Series A Preferred Share (the “Series A Liquidation Amount”). If the assets and funds thus distributed among the holders of the Series A Preferred Shares shall be insufficient to permit the payment to such holders of the full Series A Liquidation Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Shares in proportion to the aggregate Series A Liquidation Amount each such holder is otherwise entitled to receive pursuant to this Article 20(a)(i);

(ii)

after the distribution or payment in full of the Series A Liquidation Amount for each Series A Preferred Share pursuant to Article 20(a)(i), the holders of Class A-2 Ordinary Shares then outstanding shall be entitled to be paid, pari passu as between themselves, an amount per Share equal to 100% of the applicable Class A-2 Original Issue Price (as adjusted), plus all declared but unpaid dividends (if applicable) on such Class A-2 Ordinary Share (the “Class A-2 Liquidation Amount”) in priority and in preference to any payment to holders of the Class A-1 Ordinary Shares, Class A Ordinary Shares and Class B Ordinary Shares. If the assets and funds thus distributed among the holders of the Class A-2 Ordinary Shares shall be insufficient to permit the payment to such holders of the full Class A-2 Liquidation Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Class A-2 Ordinary Shares in proportion to the aggregate Class A-2 Liquidation Amount each such holder is otherwise entitled to receive pursuant to this Article 20(a)(ii);

(iii)

after the distribution or payment in full of the Series A Liquidation Amount for each Series A Preferred Share and the Class A-2 Liquidation Amount for each Class A-2 Ordinary Share pursuant to Article 20(a)(i) and Article 20(a)(ii), the holders of Class A-1 Ordinary Shares then outstanding shall be entitled to be paid, pari passu as between themselves, an amount per Share equal to 100% of the applicable Class A-1 Original Issue Price (as adjusted), plus all declared but unpaid dividends (if applicable) on such Class A-1 Ordinary Share (the “Class A-1 Liquidation Amount”) in priority and in preference to any payment to holders of the Class A Ordinary Shares and Class B Ordinary Shares. If the assets and funds thus distributed among the holders of the Class A-1 Ordinary Shares shall be insufficient to permit the payment to such holders of the full Class A-1 Liquidation Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Class A-1 Ordinary Shares in proportion to the aggregate Class A-1 Liquidation Amount each such holder is otherwise entitled to receive pursuant to this Article 20(a)(iii); and

(iv)

if there are any assets or funds remaining after the aggregate of the Series A Liquidation Amount, Class A-2 Liquidation Amount and Class A-1 Liquidation Amount has been distributed or paid in full to the applicable holders of Series A Preferred Shares, Class A-2 Ordinary Shares, Class A-1 Ordinary Shares, respectively, the holders of the Series A Preferred Shares, Class A-1 Ordinary Shares, Class A-2 Ordinary Shares, Class A Ordinary Shares and Class B Ordinary Shares shall be entitled to be paid, pari passu as between themselves, an amount per Share equal to the remaining assets and funds of the Company available for distribution to the Shareholders divided by the number of Shares held by such Shareholders on an as converted basis (the “Remaining Liquidation Amount”).

(b)	Deemed Liquidation Events

(i)

Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the Shareholder Majority elect otherwise by written notice sent to the Company at least ten days prior to the effective date of any such event:

(A)

a merger (other than a statutory merger), share exchange, amalgamation or consolidation in which (i) the Company is a constituent party or (ii) a subsidiary of the Company is a constituent party and the Company issues its share capital pursuant to such merger, share exchange, amalgamation or consolidation, except any such merger or consolidation involving Company or a subsidiary in which the share capital of the Company outstanding immediately prior to such merger, share exchange, amalgamation or consolidation continue to represent, or are converted into or exchanged for share capital that represents, immediately following such merger, share exchange, amalgamation or consolidation, at least a majority, by voting power, of the share capital of (1) the surviving or resulting company; or (2) if the surviving or resulting company is a wholly owned subsidiary of another company immediately following such merger, share exchange, amalgamation or consolidation, the parent company of such surviving or resulting company; or

(B)

(1) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or (2) the sale or disposition (whether by merger (other than statutory merger), share exchange, amalgamation, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

(ii)	Effecting a Deemed Liquidation Event

(A)

The Company shall not have the power to effect a Deemed Liquidation Event referred to in Article 20(b)(i)(A) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the Shareholders in such Deemed Liquidation Event shall be paid to the holders of share capital of the Company in accordance with Article 20 and Article 15.

(B)	In the event of a Deemed Liquidation Event, if the Company does not effect a dissolution of the Company within 90 days after such Deemed Liquidation Event, then

(1)

the Company shall send a written notice to each holder of Series A Preferred Shares, Class A-2 Ordinary Shares, Class A-1 Ordinary Shares, Class A Ordinary Shares and Class B Ordinary Shares no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of this Article;

(2)	to require the redemption of such shares of Series A Preferred Shares, Class A-2 Ordinary Shares, Class A-1 Ordinary Shares, and Class A Ordinary Shares and Class B Ordinary Shares; and

(3)

if the holders of the Shareholder Majority so request in a written instrument delivered to the Company not later than 120 days after such Deemed Liquidation Event, the Company shall use the consideration received by the Company for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Company), together with any other assets of the Company available for distribution to its shareholders, all to the extent permitted by Company Law governing distributions to shareholders (the “Available Proceeds”), on the 150th day after such Deemed Liquidation Event, to redeem

(I)	all outstanding Series A Preferred Shares at a price per share equal to the Series A Liquidation Amount;

(II)	all outstanding Class A-2 Ordinary Shares at a price per share equal to the Class A-2 Liquidation Amount;

(III)	all outstanding Class A-1 Ordinary Shares at a price per share equal to the Class A-1 Liquidation Amount; and

(IV)	all outstanding Shares at a price per share equal to the Remaining Liquidation Amount,

in the order and manner set out in Article 20(a).

(C)

Notwithstanding the foregoing, and subject to the order set out in Article 20(a), in the event of a redemption pursuant to the preceding Article, if the Available Proceeds are not sufficient to redeem all outstanding Shares in a Class, the Company shall redeem a pro rata portion of each Share in such Class to the fullest extent of such Available Proceeds allocated to such Class, based on the respective amounts which would otherwise be payable in respect of the Shares to be redeemed if the Available Proceeds were sufficient to redeem all such Shares in such Class.

(D)

The provisions of Article 25 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Series A Preferred Shares, Class A-2 Ordinary Shares, Class A-1 Ordinary Shares, Class A Ordinary Shares and Class B Ordinary Shares pursuant to this Article 20(b)(ii). For the avoidance of doubt, the holders of Class A Ordinary Shares and Class B Ordinary Shares shall have no right of redemption other than that set out in this Article 20.

(E)

Prior to the distribution or redemption provided for in this Article 20(b)(ii), the Company shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

(iii)	Amount Deemed Paid or Distributed

The amount deemed paid or distributed to the holders of share capital of the Company upon any such merger, amalgamation, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Company.

(iv)	Allocation of Escrow and Contingent Consideration

In the event of a Deemed Liquidation Event pursuant to Article 20(b)(i)(A), if any portion of the consideration payable to the Shareholders is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of share capital of the Company in accordance with Article 20 and Article 15 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the Shareholders upon satisfaction of such contingencies shall be allocated among the holders of share capital of the Company in accordance with Article 20 and Article 15 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Article 20(b)(iv), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Initial Consideration.

21.	Right to Convert

(a)	Optional Conversion

Each Series A Preferred Share shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of Ordinary Shares as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price in effect at the time of conversion.

(b)	Conversion Ratio

The “Series A Conversion Price” shall initially be equal to US$2.834140. Such initial Series A Conversion Price, and the rate at which Series A Preferred Shares may be converted into Ordinary Shares, shall be subject to adjustment as provided below.

(c)	Termination of Conversion Rights

(i)

In the event of a notice of redemption of any Series A Preferred Shares pursuant to Article 25, the Conversion Rights of the Shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full.

(ii)

In the event of a liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Shares.

(d)	Fractional Shares

No fractional Ordinary Shares shall be issued upon conversion of the Series A Preferred Shares, and the number of Ordinary Shares to be so issued to a Series A Preferred Shareholder upon the conversion of the Series A Preferred Shares (after aggregating all fractional Ordinary Shares that would be issued to such Series A Preferred Shareholder) shall be rounded to the nearest whole share (with one-half being rounded upward). Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of Series A Preferred Shares the holder is at the time converting into Ordinary Shares and the aggregate number of Ordinary Shares issuable upon such conversion.

(e)	Adjustments to Conversion Price for Diluting Issues

(i)	Special Definitions. For purposes of this Article 21(e), the following definitions shall apply:

(A)	“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Ordinary Shares or Convertible Securities.

(B)	“Series A Original Issue Date” shall mean the date on which the first Series A Preferred Share was issued.

(C)	“Class A-1 Original Issue Date” shall mean the date on which the first Class A-1 Ordinary Share was issued.

(D)	“Class A-2 Original Issue Date” shall mean the date on which the first Class A-2 Ordinary Share was issued.

(E)	“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares, but excluding Options.

(F)

“Additional Ordinary Shares” shall mean all Ordinary Shares issued (or, pursuant to Article 21(e)(iii) below, deemed to be issued) by the Company after the relevant Original Issue Date, other than (1) the following Ordinary Shares and (2) Ordinary Shares deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(1)	Ordinary Shares, Options or Convertible Securities issued as a dividend or distribution on Series A Preferred Shares, Class A-2 Ordinary Shares or Class A-1 Ordinary Shares;

(2)	Ordinary Shares, Options or Convertible Securities issued by reason of a dividend, share split, split-up or other distribution on Ordinary Shares;

(3)

Ordinary Shares or Options issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to the Employee Share Option Plan or any plan, agreement or arrangement approved by the Board of Directors of the Company (including the affirmative vote of at least two Investor Directors);

(4)

Ordinary Shares or Convertible Securities actually issued upon the exercise of Options or Ordinary Shares actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(5)

Ordinary Shares, Options or Convertible Securities issued as acquisition consideration pursuant to the acquisition of another company by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board of Directors of the Company (including the affirmative vote of at least two Investor Directors);

(6)	Any securities of the Company issued in connection with the Share Purchase Agreement;

(7)	Ordinary Shares issued or issuable upon conversion or exercise of the Series A Preferred Shares authorised by these Articles;

(8)	Class A Ordinary Shares issued or issuable upon conversion or exercise of the Class A-2 Ordinary Shares authorised by these Articles;

(9)	Class A Ordinary Shares issued or issuable upon conversion or exercise of the Class A-1 Ordinary Shares authorised by these Articles; or

(10)	Any securities of the Company issued in connection with a Qualified IPO.

(ii)	No Adjustment of Conversion Price

(A)	Series A Conversion Price

No adjustment in the Series A Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Ordinary Shares if the Company receives written notice from the holders of 85% of the Series A Preferred Shares agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Ordinary Shares.

(B)	Class A-2 Conversion Price

No adjustment in the Class A-2 Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Ordinary Shares if the Company receives written notice from the holders of a majority of the Class A-2 Ordinary Shares agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Ordinary Shares.

(C)	Class A-1 Conversion Price

No adjustment in the Class A-1 Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Ordinary Shares if the Company receives written notice from the holders of a majority of the Class A-1 Ordinary Shares agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Ordinary Shares.

(iii)	Deemed Issue of Additional Ordinary Shares

(A)

If the Company at any time or from time to time after the relevant Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B)

If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the relevant Conversion Price, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the relevant Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Article 21(e)(iii)(B) shall have the effect of increasing the relevant Conversion Price to an amount which exceeds the lower of (i) the relevant Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the relevant Conversion Price that would have resulted from any issuances of Additional Ordinary Shares (other than deemed issuances of Additional Ordinary Shares as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(C)

If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the relevant Conversion Price pursuant to the terms of Article 21(e)(iv) (either because the consideration per share (determined pursuant to Article 21(e)(v)) of the Additional Ordinary Shares subject thereto was equal to or greater than the relevant Conversion Price then in effect, or because such Option or Convertible Security was issued before the relevant Original Issue Date), are revised after the relevant Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of Ordinary Shares issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Ordinary Shares subject thereto (determined in the manner provided in Article 21(e)(iii)(A)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D)

Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the relevant Conversion Price pursuant to the terms of Article 21(e)(iv), the relevant Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(E)

If the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the relevant Conversion Price provided for in this Article 21(e)(iii) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in Article21(e)(iii)(B) and 21(e)(iii)(C) of this Article 21(e)(iii)). If the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the relevant Conversion Price that would result under the terms of this Article 21(e)(iii) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the relevant Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(iv)	Adjustment of Conversion Price Upon Issuance of Additional Ordinary Shares

In the event the Company shall at any time after the relevant Original Issue Date issue Additional Ordinary Shares (including Additional Ordinary Shares deemed to be issued pursuant to Article 21(e)(iii)), without consideration or for a consideration per share less than the applicable Conversion Price in effect immediately prior to such issuance or deemed issuance, then each of the relevant Conversion Price shall be reduced, concurrently with such issuance or deemed issuance, to the consideration per share received by the Company for such issue or deemed issue of the Additional Ordinary Shares; provided that if such issuance or deemed issuance was without consideration, then the Company shall be deemed to have received par value for all such Additional Ordinary Shares issued or deemed to be issued.

(v)	Determination of Consideration

For purposes of this Article 21(e), the consideration received by the Company for the issuance or deemed issuance of any Additional Ordinary Shares shall be computed as follows:

(A)	Cash and Property: Such consideration shall:

(1)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest;

(2)

insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Company (including the affirmative vote of at least two Investor Directors); and

(3)

in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in Articles 21(e)(v)(A)(1) and 21(e)(v)(A)(2) above, as determined in good faith by the Board of Directors of the Company (including the affirmative vote of at least two Investor Directors).

(B)

Options and Convertible Securities: The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Article 21(e)(iii), relating to Options and Convertible Securities, shall be determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (ii) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

22.	Mandatory Conversion

Upon either (a) the Qualified IPO or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of the Series A Preferred Shares (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding Series A Preferred Shares shall automatically be converted into Ordinary Shares, at the then effective conversion rate as calculated pursuant to Article 21 and (ii) such shares may not be reissued by the Company.

23.	Procedural Requirements for Conversion

(a)	Optional conversion

Each holder of Series A Preferred Shares who desires to convert its Series A Preferred Shares into Ordinary Shares shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company. If so required by the Company, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series A Preferred Shares converted pursuant to Article 21(a), including the rights, if any, to receive notices and vote (other than as a holder of Ordinary Shares), will terminate, except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the Ordinary Shares and cash provided for in this Article 23(a). As soon as practicable after the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series A Preferred Shares, the Company shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full Ordinary Shares issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Article 21(d) in lieu of any fraction of an Ordinary Share otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series A Preferred Shares converted. Such converted Series A Preferred Shares shall be retired and cancelled and may not be reissued as shares of such series, and the Company may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Shares accordingly.

(b)	Mandatory Conversion

All holders of record of Series A Preferred Shares shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such Series A Preferred Shares pursuant to this Article 23. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of Series A Preferred Shares in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company at the place designated in such notice. If so required by the Company, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series A Preferred Shares converted pursuant to Article 22, including the rights, if any, to receive notices and vote (other than as a holder of Ordinary Shares), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the Ordinary Shares and cash provided for in this Article 23. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series A Preferred Shares, the Company shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full Ordinary Shares issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Article 21(d) in lieu of any fraction of an Ordinary Share otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series A Preferred Shares converted. Such converted Series A Preferred Shares shall be retired and cancelled and may not be reissued as shares of such series, and the Company may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Shares accordingly.

24.	Reservation of Shares Issuable Upon Conversion

The Company shall at all times keep available out of its authorized but unissued Ordinary Shares solely for the purpose of effecting the conversion of the Series A Preferred Shares such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Shares, and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Shares, in addition to such other remedies as shall be available to the holder of such Series A Preferred Shares, the Company and its Members will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of Shares as shall be sufficient for such purposes.

25.	Redemption

(a)	Series A Preferred Shares

Unless prohibited by Companies Law governing distributions to shareholders, Series A Preferred Shares shall be redeemed by the Company at a price equal to the Series A Original Issue Price per share, plus the amount which would accrue on the Series A Original Issue Price at the annual rate of six percent (6%) from the date of the Series A Original Issue Date up to and including such date as the Series A Liquidation Amount is paid with respect to such Series A Preferred Share (the “Series A Redemption Price”), in thirty-six (36) monthly instalments within three (3) years commencing not more than 90 days after receipt by the Company at any time on or after the fifth anniversary of the date of the Series A Original Issue Date from any holder of the Series A Preferred Shares of written notice requesting redemption of all Series A Preferred Shares (the “Series A Redemption Request”) held by such holder or on a payment schedule mutually agreed by the Company and such holder of the Series A Preferred Shares requesting redemption. Following receipt of the Series A Redemption Request, the Company shall within fifteen (15) business days give written notice (the “Series A Redemption Notice”) to each holder of record of a Series A Preferred Share and all other holders of Series A Preferred Shares shall have the right to participate in such redemption by sending a written notice (such notice shall be deemed as a Redemption Request as well) to the Company within fifteen (15) business days after receipt of the Company’s notice. The date of each such instalment provided in the Redemption Notice shall be referred to as a “Series A Redemption Date”. On each Series A Redemption Date, the Company shall redeem, on a pro rata basis in accordance with the number of Series A Preferred Shares owned by each holder, that number of outstanding Series A Preferred Shares determined by dividing (i) the total number of Series A Preferred Shares outstanding immediately prior to such Series A Redemption Date by (ii) the number of remaining Series A Redemption Dates (including the Series A Redemption Date to which such calculation applies). If on any Series A Redemption Date the Cayman Islands law governing distributions to shareholders prevents the Company from redeeming all Series A Preferred Shares to be redeemed, the Company shall ratably redeem the maximum number of shares that it may redeem consistent with such law.

(b)	Class A-2 Ordinary Shares

Unless prohibited by Companies Law governing distributions to shareholders, and after the payment in full of the Series A Redemption Price for all outstanding Series A Redemption Request, Class A-2 Ordinary Shares shall be redeemed by the Company at a price equal to the Class A-2 Ordinary Original Issue Price per share, plus the amount which would accrue on the Class A-2 Ordinary Original Issue Price at the annual rate of six percent (6%) from the date of the Class A-2 Ordinary Original Issue Date up to and including such date as the Class A-2 Liquidation Amount is paid with respect to such Class A-2 Ordinary Share (the “Class A-2 Redemption Price”), in thirty-six (36) monthly instalments within three (3) years commencing not more than 90 days after receipt by the Company at any time on or after the fifth anniversary of the date of the Series A Original Issue Date from any holder of Class A-2 Ordinary Shares of written notice requesting redemption of all Class A-2 Ordinary Shares (the “Class A-2 Redemption Request”) held by such holder or on a payment schedule mutually agreed by the Company and such holder of Class A-2 Ordinary Shares requesting redemption. Following receipt of the Class A-2 Redemption Request, the Company shall within fifteen (15) business days give written notice (the “Class A-2 Redemption Notice”) to each holder of record of a Class A-2 Ordinary Share and all other holders of Class A-2 Ordinary Shares shall have the right to participate in such redemption by sending a written notice (such notice shall be deemed as a Class A-2 Redemption Request as well) to the Company within fifteen (15) business days after receipt of the Company’s notice. The date of each such instalment provided in the Class A-2 Redemption Notice shall be referred to as a “Class A-2 Redemption Date”. On each Class A-2 Redemption Date, the Company shall redeem, on a pro rata basis in accordance with the number of Class A-2 Ordinary Shares owned by each holder, that number of outstanding Class A-2 Ordinary Shares determined by dividing (i) the total number of Class A-2 Ordinary Shares outstanding immediately prior to such Class A-2 Redemption Date by (ii) the number of remaining Class A-2 Redemption Dates (including the Class A-2 Redemption Date to which such calculation applies). If on any Class A-2 Redemption Date the Cayman Islands law governing distributions to shareholders prevents the Company from redeeming all Class A-2 Ordinary Shares to be redeemed, the Company shall ratably redeem the maximum number of shares that it may redeem consistent with such law.

(c)	Class A-1 Ordinary Shares

Unless prohibited by Companies Law governing distributions to shareholders, and after the payment in full of (i) the Series A Redemption Price for all outstanding Series A Redemption Request and (ii) the Class A-2 Redemption Price for all outstanding Class A-2 Redemption Request, Class A-1 Ordinary Shares shall be redeemed by the Company at a price equal to the Class A-1 Ordinary Original Issue Price per share, plus the amount which would accrue on the Class A-1 Ordinary Original Issue Price at the annual rate of six percent (6%) from the date of the Class A-1 Ordinary Original Issue Date up to and including such date as the Class A-1 Liquidation Amount is paid with respect to such Class A-1 Ordinary Share (the “Class A-1 Redemption Price”), in thirty-six (36) monthly instalments within three (3) years commencing not more than 90 days after receipt by the Company at any time on or after the fifth anniversary of the date of the Series A Original Issue Date from any holder of Class A-1 Ordinary Shares of written notice requesting redemption of all Class A-1 Ordinary Shares (the “Class A-1 Redemption Request”) held by such holder or on a payment schedule mutually agreed by the Company and such holder of Class A-1 Ordinary Shares requesting redemption. Following receipt of the Class A-1 Redemption Request, the Company shall within fifteen (15) business days give written notice (the “Class A-1 Redemption Notice”) to each holder of record of a Class A-1 Ordinary Share and all other holders of Class A-1 Ordinary Shares shall have the right to participate in such redemption by sending a written notice (such notice shall be deemed as a Class A-1 Redemption Request as well) to the Company within fifteen (15) business days after receipt of the Company’s notice. The date of each such instalment provided in the Class A-1 Redemption Notice shall be referred to as a “Class A-1 Redemption Date”. On each Class A-1 Redemption Date, the Company shall redeem, on a pro rata basis in accordance with the number of Class A-1 Ordinary Shares owned by each holder, that number of outstanding Class A-1 Ordinary Shares determined by dividing (i) the total number of Class A-1 Ordinary Shares outstanding immediately prior to such Class A-1 Redemption Date by (ii) the number of remaining Class A-1 Redemption Dates (including the Class A-1 Redemption Date to which such calculation applies). If on any Class A-1 Redemption Date the Cayman Islands law governing distributions to shareholders prevents the Company from redeeming all Class A-1 Ordinary Shares to be redeemed, the Company shall ratably redeem the maximum number of shares that it may redeem consistent with such law.

(d)	Manner and Mechanics of Redemption

Before a holder of the Series A Preferred Shares, Class A-2 Ordinary Shares or Class A-1 Ordinary Shares (as the case may be) shall be entitled to a redemption under these Articles, such holder shall surrender to the Company his or its certificate or certificates representing such Series A Preferred Shares, Class A-2 Ordinary Shares or Class A-1 Ordinary Shares (as the case may be) to be redeemed at the office of the Company, and thereupon the relevant Redemption Price shall be payable to the order of the person whose name appears on such certificate or certificates as the owner of such Series A Preferred Shares, Class A-2 Ordinary Shares or Class A-1 Ordinary Shares (as the case may be) and each such certificate shall be cancelled upon payment of the applicable Redemption Price. In the event less than all Series A Preferred Shares, Class A-2 Ordinary Shares or Class A-1 Ordinary Shares (as the case may be) represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed Series A Preferred Shares, Class A-2 Ordinary Shares or Class A-1 Ordinary Shares (as the case may be). Unless there has been a default in payment of the relevant Redemption Price, upon cancellation of the certificate representing such Series A Preferred Shares, Class A-2 Ordinary Shares or Class A-1 Ordinary Shares (as the case may be) to be redeemed, all dividends on such Series A Preferred Shares, Class A-2 Ordinary Shares or Class A-1 Ordinary Shares (as the case may be) designated for redemption on the relevant Redemption Date shall cease to accrue and all rights of the holder thereof, except the right to receive the relevant Redemption Price and all accrued and unpaid dividend thereon, without interest, shall cease and terminate and such Series A Preferred Shares, Class A-2 Ordinary Shares or Class A-1 Ordinary Shares (as the case may be) shall cease to be issued Shares of the Company.

(e)	Insufficient Funds

If the Company’s assets or funds which are legally available on the date that any redemption payment under this Article 25 is due are insufficient to pay in full all redemption payments to be paid on the relevant Redemption Date, those assets or funds which are legally available shall be used to the extent permitted by applicable law to pay all redemption payments due on such date on the Series A Preferred Shares, Class A-2 Ordinary Shares or Class A-1 Ordinary Shares (as the case may be) in proportion to the full amounts to which the holders to which such redemption payments are due would otherwise be respectively entitled thereon, provided that the priority of redemption payments set out in Articles 25(a), 25(b) and 25(c) respectively have been complied with.

(f)	Un-redeemed Shares

Without limiting any rights of the holders of Series A Preferred Shares, Class A-2 Ordinary Shares or Class A-1 Ordinary Shares (as the case may be) which are set forth in these Articles, or are otherwise available under law, the balance of any Shares subject to redemption hereunder with respect to which the Company has become obligated to pay the relevant Redemption Payment but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such Shares had prior to such date, until the Redemption Payment has been paid in full with respect to such Shares.

MODIFICATION OF RIGHTS

26.

Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors), the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class only, be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting.

27.

To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy at least a majority of vote of the issued Shares of the relevant Class on an as-converted basis (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall have such number of votes for each Share of the Class held by him as per the voting rights attached to that Class. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Directors may vary the rights attaching to any Class without the consent or approval of Shareholders provided that the rights will not, in the determination of the Directors, be materially adversely varied or abrogated by such action.

28.

The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, (i) the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any Class by the Company or (ii) any change in any of the rights, preferences, privileges or priority of the holders of the Series A Preferred Shares where necessary consent has been given under Article 133(a).

CERTIFICATES

29.	No Person shall be entitled to a certificate for any or all of his Shares, unless the Directors shall determine otherwise.

FRACTIONAL SHARES

30.

The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN

31.

The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.

32.

The Company may sell, in such manner as the Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.

33.

For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

34.

The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

35.

The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

36.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

37.

If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

38.

The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

39.

The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

40.

The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

FORFEITURE OF SHARES

41.

If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

42.

The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

43.

If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

44.

A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

45.

A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

46.

A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

47.

The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

48.

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

49.

The instrument of transfer of any Share shall be in any usual or common form or such other form as the Directors may determine and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

50.

Subject to the terms of issue thereof, the Directors may determine to decline to register any transfer of Shares without assigning any reason therefor or if any transfer of Shares are made in violation of the Investors Rights Agreement, Article 68 to Article 73, Article 74, Article 75 and Article 76.

51.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

52.

All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

TRANSMISSION OF SHARES

53.

The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

54.

Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

55.

A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF SHARE CAPITAL

56.

Subject to these Articles, the Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

57.	Subject to these Articles, the Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)

subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)

cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

58.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

59.	Subject to the Companies Law, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Law, including out of its capital; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

60.

Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

61.	Subject to Article 25, the redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

62.

The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

TREASURY SHARES

63.

Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Law. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

64.

No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be declared or paid in respect of a Treasury Share.

65.	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void; and

(b)

a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Law, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

66.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

RIGHT OF FIRST OFFER

67.

Subject to the terms and conditions of this Article 67 and applicable securities Laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to the Investors. Each Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership”, as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of the Investor (the “Investor Beneficial Owners”); provided that each such Affiliate or Investor Beneficial Owner (x) is not a Competitor, unless such party’s purchase of New Securities is otherwise consented to by the Board of Directors, (y) agrees to enter into the Investors Rights Agreement as an “Investor” under such agreement (provided that any Competitor as reasonably determined by the Board of Directors shall not be entitled to any rights under Sections 7.1, 7.2 and 8.1 of the Investors Rights Agreement, or under this Article 67), and (z) agrees to purchase at least such number of New Securities as are allocable hereunder to the Investor holding the fewest number of Investor Shares and any other Derivative Securities.

(a)

The Company shall give notice (the “Offer Notice”) to each Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b)

By notification to the Company within thirty (30) days after the Offer Notice is given, each Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Ordinary Shares then held by such Investor (including all Ordinary Shares then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Series A Preferred Shares and any other Derivative Securities then held by such Investor) bears to the total Ordinary Shares of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Series A Preferred Shares and any other Derivative Securities then outstanding). At the expiration of such 30-day period, the Company shall promptly notify each Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Investor’s failure to do likewise. During the 10-day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which the Investors were entitled to subscribe but that were not subscribed for by the Investors which is equal to the proportion that the Ordinary Shares issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Series A Preferred Shares and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Ordinary Shares issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Series A Preferred Shares and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Article 67(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Article 67(c).

(c)

If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Article 67(b), the Company may, during the 90-day period following the expiration of the periods provided in Article 67(d), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investors in accordance with this Article 67.

(d)

The right of first offer in this Article 67 shall not be applicable to (i) Exempted Securities, (ii) Ordinary Shares issued in an initial public offering and (iii) equity securities of the Company issued under the Employee Share Option Plan.

RIGHT OF FIRST REFUSAL

68.

If any holder of Shares (the “Proposed ROFR Seller”) intends to sell all or any part of the Shares it owns pursuant to a bona fide offer to buy from a Person (the “Proposed ROFR Purchaser”), the Proposed ROFR Seller shall submit a written notice (the “ROFR Notice”) to the Company and the Investors stating the name of the Proposed ROFR Purchaser, the number of Shares proposed to be sold (the “Offered Shares”), the material terms and conditions, including price, of the proposed sale. The Company shall have fifteen (15) business days from the date of the Proposed ROFR Seller issues the ROFR Notice, which shall be irrevocable for such time, to provide a written offer to the Proposed ROFR Seller to purchase all or any portion of the Offered Shares on terms, including price, no less favorable to the Proposed ROFR Seller than those reflected in the ROFR Notice.

69.

If the Company has not elected to purchase all of the Offered Shares, the Company shall inform the Investors, within fifteen (15) business days after the ROFR Notice has been delivered to the Company, in writing of the number of Offered Shares that it has elected not to purchase, and each Investor that has received such notice from the Company shall have forty-five (45) business days from the date the Proposed ROFR Seller issues the ROFR Notice (the “ROFR Holders’_First Refusal Period”), which shall be irrevocable for such time, to provide a written offer to the Company and the Proposed ROFR Seller to purchase all or part of the remaining of the Offered Shares on terms, including price, no less favorable to the Proposed ROFR Seller than those reflected in the ROFR Notice (the “ROFR Offer”). Any ROFR Offer shall be irrevocable by the offering Investor and shall constitute a binding agreement. Each ROFR Holder shall have the right to purchase that number of the Offered Shares, equivalent to the product obtained by multiplying the aggregate number of the Offered Shares, by a fraction, the numerator of which is the number of Ordinary Shares (on an as-converted basis) held by such ROFR Holder at the time of the transaction and the denominator of which is the total number of Ordinary Shares (on an as-converted basis) owned by all ROFR Holders at the time of the transaction who have the right of first refusal to purchase the applicable shares and have elected to participate in such right of first refusal purchase.

70.

The closing of any purchase of shares of the Company by a ROFR Holder pursuant to this Article 70 (the “ROFR Closing”) shall occur on such date as may be agreed by such ROFR Holder and the Proposed ROFR Seller, but in no event later than seventy-five (75) business days after the date on which the ROFR Notice is deemed to have been accepted. At the ROFR Closing, if all necessary conditions of the ROFR Closing have been satisfied or waived: (i) the Proposed ROFR Seller shall deliver to such ROFR Holder (x) an instrument of transfer executed by the Proposed ROFR Seller in favor of the ROFR Holder and (y) either an extract of the register of shareholders of the Company, dated as of the date of the ROFR Closing and duly certified by the registered office provider of the Company, evidencing the ROFR Holder’s ownership of the Offered Shares set out in the ROFR Offer or a certificate or certificates representing the Offered Shares; and (ii) the ROFR Holder shall deliver to the Proposed ROFR Seller the purchase price for the Offered Shares in cash, by wire transfer of immediately available funds to an account designated by the Proposed ROFR Seller, such account to be designated by the Proposed ROFR Seller no later than five (5) business days prior to the ROFR Closing.

71.

Within ten (10) days following the expiration of the ROFR Holders’ First Refusal Period, the Company will give written notice (the “First Refusal Expiration Notice”) to the Proposed ROFR Seller and the ROFR Holders specifying either (i) that all of the Offered Shares were subscribed by the ROFR Holders exercising their rights of first refusal, or (ii) that the ROFR Holders have not subscribed for any or all of the Offered Shares in which case the First Refusal Expiration Notice will specify the Co-Sale Pro Rata Portion (as defined below) of the remaining Offered Shares (the “Remaining Shares”) for the purpose of the co-sale right of the Investors described in the Article 72.

72.

Notwithstanding Article 68, none of the following transactions shall be subject to the right of first refusal described in Article 68 to Article 73: (i) any transfer of Shares by a Founder or an Investor to any Affiliate of such Founder or such Investor; (ii) any sale in reliance on Rule 144A under the Securities Act; (iii) any sale of shares of the Company pursuant to Rule 144 under the Securities Act; (iv) any sale of shares of the Company to the public pursuant to a Registration Statement filed with, and declared effective by, the SEC under the Securities Act; (v) other on-market sales; (vi) any transfer of Shares pursuant to the drag-along obligation under Article 80 to Article 86, and (vii) any transfer of Shares by the Founders or the Founder Holding Companies pursuant to Article 78, provided that in each of (ii) and (iv) above, any such sale shall be (x) to five or more purchasers, none of which shall be Affiliates of any other such purchaser and (y) no more than five percent (5%) of the total number of issued and outstanding Shares on a fully diluted basis shall be transferred by any seller in any such sale or series of such sales to any purchaser in aggregate with its Affiliates.

73.	The Investors’ right of first refusal under Articles 68 to Article 73 shall be subordinated to only the Company’s right of first refusal.

CO-SALE RIGHT

74.

In the event that any Founder of any Founder Holding Company proposes to sell any or all of the number of Shares (the “Founders’ Offered Shares”), then the Remaining Shares shall be subject to co-sale rights under this Article 74 and each ROFR Holder who has not exercised any of its right of first refusal with respect to the Founders’ Offered Shares (the “Co-Sale Right Holder”) shall have the right, exercisable upon written notice to the Proposed ROFR Seller, the Company and each other Co-Sale Right Holder (the “Co-Sale Notice”) within ten (10) business days after receipt of First Refusal Expiration Notice (the “Co-Sale Right Period”), to participate in such sale of the Remaining Shares on the same terms and conditions as set forth in the ROFR Notice. The Co-Sale Notice shall set forth the number of Ordinary Shares that such Co-Sale Right Holder wishes to include in such sale or transfer, which amount shall not exceed the Co-Sale Pro Rata Portion (as defined below) of such Co-Sale Right Holder. To the extent one or more of the Co-Sale Right Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Ordinary Shares that such Proposed ROFR Seller may sell in the transaction shall be correspondingly reduced. The co-sale right of each Co-Sale Right Holder shall be subject to the following terms and conditions:

(a)

Each Co-Sale Right Holder may sell all or any part of that number of Ordinary Shares (on an as-converted basis) held by it that is equal to the product obtained by multiplying (x) the aggregate number of the Remaining Shares subject to the co-sale right hereunder by (y) a fraction, the numerator of which is the number of Ordinary Shares (on an as-converted basis) owned by such Co-Sale Right Holder at the time of the sale or transfer and the denominator of which is the combined number of Ordinary Shares (on an as-converted basis) at the time owned by all Co-Sale Right Holders who elect to exercise their co-sale rights (if any Co-Sale Right Holder does not elect to exercise the co-sale right to the full extent then its Ordinary Shares (on as-converted basis) for calculation in the denominator shall be proportionately reduced) (“Co-Sale Pro Rata Portion”).

(b)

Each participating Co-Sale Right Holder shall effect its participation in the sale by promptly delivering to the Proposed ROFR Seller for transfer to the Proposed ROFR Purchaser an executed instrument of transfer and one or more certificates which represent:

(i)	the number of Ordinary Shares (on an as-converted basis) which such Co-Sale Right Holder elects to sell;

(ii)

that number of Series A Preferred Shares which is at such time convertible into the number of Ordinary Shares that such Co-Sale Right Holder elects to sell; provided in such case that, if the Proposed ROFR Purchaser objects to the allotment of Series A Preferred Shares in lieu of Ordinary Shares, such Co-Sale Right Holder shall convert such Series A Preferred Shares into Ordinary Shares and allot Ordinary Shares as provided in Article 74(b)(i). The Company shall make any such conversion concurrent with the actual transfer of such shares to the purchaser; or

(iii)	a combination of the above.

(c)

The share certificate or certificates, together with an instrument of transfer duly executed by the participating Co-Sale Right Holder, that the participating Co-Sale Right Holder delivers to the Proposed ROFR Seller pursuant to Article 74(b) shall be transferred to the Proposed ROFR Purchaser in consummation of the sale of the Founders’ Offered Shares pursuant to the terms and conditions specified in the ROFR Notice, and the Proposed ROFR Seller shall concurrently therewith remit to such Co-Sale Right Holder that portion of the sale proceeds to which such Co-Sale Right Holder is entitled by reason of its participation in such sale. To the extent that any Proposed ROFR Purchaser prohibits such assignment or otherwise refuses to purchase any shares or other securities from a Co-Sale Right Holder exercising its co-sale right hereunder, the Proposed ROFR Seller shall not sell to such Proposed ROFR Purchaser any ROFR Shares unless and until, simultaneously with such sale, the Proposed ROFR Seller shall purchase such shares or other securities from such Co-Sale Right Holder.

(d)

To the extent the ROFR Holders do not elect to purchase, or to participate in the sale of, any or all of the Founders Offered Shares subject to the ROFR Notice, the Proposed ROFR Seller may, not later than ninety (90) business days following delivery to the Company and each of the ROFR Holders of the ROFR Notice, conclude a transfer of the Remaining Shares covered by the ROFR Notice and not elected to be purchased by the ROFR Holders, which in each case shall be on substantially the same terms and conditions as those described in the ROFR Notice. The Proposed ROFR Seller shall cause any Proposed ROFR Purchaser of such shares to comply with the Investors Rights Agreement, the Memorandum of Association and these Articles to the fullest extent. Any proposed transfer on terms and conditions which are materially different from those described in the ROFR Notice, as well as any subsequent proposed transfer of any ROFR Shares by the Proposed ROFR Seller, shall again be subject to the right of first refusal of the ROFR Holders and the co-sale right of the Co-Sale Right Holders and shall require compliance by the Proposed ROFR Seller with the procedures described in Article 68 to Article 74.

PROHIBITED TRANSFERS

75.

Subject to Article 78, none of the Founder Holding Companies shall sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions, directly or indirectly any Ordinary Shares held by it to any Person on or prior to a Qualified IPO. Any attempt by the Founder Holding Companies to sell or transfer Ordinary Shares in violation of these Articles 75 and 76 shall be void, and the Company will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares.

76.

The Founders and the Founder Holding Companies agree that the restrictions with regard to the transfer of the Founder Holding Companies’ shares in the Company as described under these Articles 75 and 76 shall apply equally to transfer of the shares of the Founder Holding Companies, as if each of the provisions under these Articles 75 and 76 has been repeated with regard to transfer of the shares of the Founder Holding Companies except that the reference to the shares in the Company has been revised to refer to the shares in the Founder Holding Companies, as applicable, so that the result of such restrictions on the indirect transfer of the shares in the Company by transferring the shares in the Founder Holding Companies is the same as if the Founder Holding Companies directly transfer the relevant shares in the Company.

77.	[Reserved]

FOUNDER TRANSFERS

78.

Notwithstanding anything to the contrary, the Founders or the Founder Holding Companies may sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions, directly or indirectly no more than five percent (5%) of the outstanding Shares accumulatively to any party so long as the Founder collectively beneficially own more than fifty percent (50%) of the outstanding Shares following such transfer.

TERMINATION OF RIGHTS AND RESTRICTIONS

79.

The rights and covenants set forth in Articles 67 to Article 78 shall terminate and be of no further force or effect (i) immediately before the consummation of the Qualified IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event and completion of the payment of the Series A Liquidation Amount and the remaining assets distribution as provided in Article 20, whichever event occurs first.

DRAG-ALONG OBLIGATION

80.

If, at any time prior to a Qualified IPO, any Investor (the “Drag-Along Seller”) secures an irrevocable offer to acquire all share capital or assets of the Company (a “Drag-Along Sale”) with a valuation of the Company of more than US$600,000,000, with any Person (such Person, a “Drag-Along Purchaser”) upon such terms and conditions as agreed to with the Drag-Along Seller, and such Drag-Along Sale is agreed by a majority vote of the other Investors and a majority vote of the Founders, each other Investor (an “Other Investor”) agrees, at the request of the Drag-Along Seller, to participate in such Drag-Along Sale as set forth in Article 80 to Article 86.

81.

If the Drag-Along Sale is structured as a sale of Shares, each Other Investor shall sell to the Drag-Along Purchaser all Shares then held by such Other Investor on the same terms and conditions as are applicable to the Drag-Along Seller, including the same per-share consideration with respect to a specific class of Shares, and shall execute the necessary transfer forms in favor of the Drag-Along Purchaser; provided that the proceeds from such sale of any Round C Investors shall not be less than the higher of (i) the Series A Liquidation Amount or (ii) the purchase price as stated in the offer of the Drag-Along Purchaser pro rata based on the number of Ordinary Shares held by such Round C Investors (on an as-converted basis); provided, further, that except with respect to any liability incurred by such Other Investor individually, such Other Investor shall not be liable to a Drag-Along Purchaser for an amount greater than the proceeds from such sale.

82.

If the Drag-Along Sale is structured as a merger, amalgamation or scheme of arrangement of the Company or other transaction that requires the approval of the Investors, each Investor shall vote its respective Shares (or execute and deliver any written consents in lieu thereof) in favor of any Drag-Along Sale and all actions deemed reasonably necessary by the Drag-Along Seller in connection with the Drag-Along Sale, and against any action or proposal that may prevent, hinder or impede the consummation of the Drag-Along Sale.

83.

The Drag-Along Seller shall provide written notice of a proposed Drag-Along Sale to the Other Investors (a “Drag-Along Sale Notice”) not later than ten (10) days prior to such proposed Drag-Along Sale. The Drag-Along Sale Notice shall identify the Drag-Along Purchaser, the per-Ordinary Share consideration for which a transfer is proposed to be made (the “Drag-Along Sale Price”) and all other material terms and conditions of the Drag-Along Sale. Each Other Investor shall be required to participate in the Drag-Along Sale on the terms and conditions set forth in the Drag-Along Sale Notice and to tender its Shares. The price and form of consideration payable in such transfer shall be the Drag-Along Sale Price.

84.

The Drag-Along Seller shall have a period of 180 days from the date of receipt of the Drag-Along Sale Notice to enter into a definitive agreement providing for the Drag-Along Sale on the terms and conditions set forth in such Drag-Along Sale Notice, which Drag-Along Sale shall be promptly consummated, subject to fulfilling any closing conditions and obtaining any required regulatory approvals. If the Drag-Along Seller has not entered into a definitive agreement providing for the Drag-Along Sale within such 180-day period and the Drag-Along Seller proposes to effect a Drag-Along Sale after such 180-day period, the Drag-Along Seller shall again comply with the procedures set forth in this Article 84.

85.

In connection with a Drag-Along Sale, each Other Investor shall (i) make such representations, warranties and covenants and enter into such definitive agreements as are customary for transactions of the nature of the Drag-Along Sale, (ii) benefit from and be subject to all of the same provisions of the definitive agreements as are applicable to the Drag-Along Seller, (iii) be required to bear its proportionate share of any escrows, holdbacks or adjustments in respect of the purchase price or indemnification obligations; provided that an Other Investor shall only be obligated to indemnify any other Person in connection with such Drag-Along Sale severally; provided, further, that no Other Shareholder shall be obligated to indemnify any other Shareholder for any breach or misrepresentation by such other Shareholder with respect to title in such other Shareholder’s equity securities, (iv) be required to bear its proportionate share of the costs and expenses incurred by the Company and the Investors in connection with the proposed transaction (whether or not consummated), including all attorney’s fees and charges, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions (including, if requested by the Drag-Along Seller, an investment banking firm selected by the Drag-Along Seller and engaged, on customary terms (including customary indemnification from the Company)), to the extent not paid by the Company, and (v) to the extent permitted by applicable Law, not exercise any dissenters’ or appraisal rights to which they may be entitled in connection with a Drag-Along Sale.

86.

The covenants set forth in Article 80 to Article 85 shall terminate and be of no further force or effect (i) immediately before the consummation of the Qualified IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event and completion of the payment of the Series A Liquidation Amount and the remaining assets distribution as provided in Article 20, whichever event occurs first.

GENERAL MEETINGS

87.	The Directors may, whenever they think fit, convene a general meeting of the Company.

88.

The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

89.

General meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company holding at least ten percent of the vote on an as-converted basis and the Preferred Majority deposited at the Office specifying the objects of the meeting by notice given no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

90.

If at any time there are no Directors, any two Shareholders (including the Preferred Majority) (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

91.

At least seven clear days’ notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and the general nature of the business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

92.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

93.

All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company’s auditors, and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

94.

No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, the Shareholders holding at least a majority of the paid up voting share capital of the Company on an as-converted basis (which shall include the Preferred Majority) present in person or by proxy and entitled to vote at that meeting shall form a quorum.

95.

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

96.

If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

97.	The chairman, if any, of the Directors shall preside as chairman at every general meeting of the Company.

98.

If there is no such chairman, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director or Person nominated by the Directors shall preside as chairman, failing which the Shareholders present in person or by proxy shall choose any Person present to be chairman of that meeting.

99.	The chairman may adjourn a meeting from time to time and from place to place either:

(a)	with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or

(b)	without the consent of such meeting if, in his sole opinion, he considers it necessary to do so to:

(i)	secure the orderly conduct or proceedings of the meeting; or

(ii)	give all persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

100.	At any general meeting a resolution put to the vote of the meeting shall be decided on a poll and not on a show of hands.

VOTES OF SHAREHOLDERS

101.

Subject to any rights and restrictions for the time being attached to any Share and any special voting rights as provided in Article 13 and Article 18, on a poll every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, have such number of votes for each Share in that Class of which he or the Person represented by proxy is the holder.

102.

In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

103.

A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

104.

No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

105.	On a poll votes may be given either personally or by proxy.

106.

The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an Officer or attorney duly authorised. A proxy need not be a Shareholder.

107.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

108.

The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

109.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

110.

A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

111.

Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

DIRECTORS

112.	The Company may by Ordinary Resolution appoint any Person to be a Director.

113.	There shall be a board of Directors consisting of not more than six persons. Upon the Initial Closing, the Board of Directors shall consist of the following members:

(a)	the Chief Executive Officer of the Company;

(b)	the Chief Operating Officer of the Company;

(c)	one director appointed by the Chief Executive Officer of the Company;

(d)	one Round A Director;

(e)	one Round B Director; and

(f)	one Preferred Share Director.

114.

Only the Person who had the power to designate a Director pursuant to Article 113 shall have the power to remove such Director. The Company shall take such action as is necessary to call a meeting of the Shareholders (or effect a written consent in lieu thereof) for the purpose of effecting any such removal, and at such meeting each Shareholder shall vote all Shares owned by it to effect such removal. In the event that any Director is removed or shall have resigned or become unable to serve, the Person who had the power to designate such Director pursuant to Article 113 shall have the power to designate a person reasonably qualified to serve on the Board of Directors to fill such vacancy, whereupon each Shareholder shall vote all Shares owned by it to effect such appointment. Except as provided above, no Person shall vote in favor of, or otherwise take any actions in respect of, the removal of any Director who shall have been designated or nominated pursuant to Article 113.

115.	The Board of Directors shall have a chairman, and such chairman shall be the Chief Executive Officer of the Company.

116.	Subject to these Articles, a Director shall hold office until such time as he is removed from office pursuant to Article 142.

117.

The Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be six.

118.	The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.

119.	There shall be no shareholding qualification for Directors unless determined otherwise by Ordinary Resolution.

120.

The Directors shall have power at any time and from time to time to appoint any Person to be a Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number as set out in these Articles.

121.

Any vacancy on the board of Directors occurring because of the death, resignation or removal of a director shall be filled by the vote or written consent of the same Shareholder or Shareholders who appoint such Director.

ALTERNATE DIRECTOR

122.

Any Director may in writing appoint another Person to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing him and where he is a Director to have a separate vote in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall not be an Officer solely as a result of his appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

POWERS AND DUTIES OF DIRECTORS

123.

Subject to the Companies Law, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

124.

The Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

125.

The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

126.

The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

127.

The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

128.

The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

129.

The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.

130.

The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

131.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

132.

The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

PROTECTIVE PROVISIONS

133.

For so long as any Series A Preferred Share remains outstanding, the Company shall not, and each of the Ordinary Shareholders shall procure the Group Companies not to, directly or indirectly, and whether by amendment of these Articles or the Memorandum of Association, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, and whether in a single transaction or a series of related transactions, take any of the actions listed in this Article 131 without the prior written consent of the approval of the Preferred Majority provided that where any actions listed below requires the approvals of the Shareholders in accordance with the Companies Laws, and if the Shareholders voted in favour of such act but any Preferred Majority disapproved such act, then the Preferred Majority shall, in such vote, have such number of votes as equal to the aggregate votes of the Shareholders who votes in favour of such act plus one:

(a)	any change in any of the rights, preferences, privileges or priority of the holders of the Series A Preferred Shares;

(b)	authorization, creation or issuance of any class or series of Shares having any right, preference or priority superior to or on a parity with the Series A Preferred Shares;

(c)	repurchase or redemption of Shares (other than pursuant to the Employee Share Option Plan);

(d)	amendment of any Group Company’s memorandum and articles of association;

(e)	merger or consolidation of any Group Company;

(f)	liquidation or dissolution of any Group Company or any of its material subsidiaries, as well as any Deemed Liquidation Event;

(g)	any increase or decrease to the capital of any of the Group Companies;

(h)	any change to the name of the Company; and

(i)	the sale, pledge, or other disposition of all or substantially all of the Group Companies’ assets or the purchase of all or substantially all of the assets of another entity.

134.

The Company and the Board of Directors shall not, and each of the Ordinary Shareholders shall procure the Company and the Board of Directors not to, directly or indirectly, and whether by amendment of these Articles or the Memorandum of Association, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, and whether in a single transaction or a series of related transactions, take any of the actions listed in this Article 134 without the prior written approval of a majority of the Board of Directors, including the affirmative vote of at least two Investor Directors:

(a)	the declaration or payment of a dividend on any shares/equity of the Group Companies;

(b)	the adoption or amendment of any employee share award plan, including the amendment of the Employee Share Option Plan;

(c)

any material transaction between any Group Company and any of its shareholders, directors, officers, employees or other insiders and any of their family members or affiliates other than on an arm’s-length basis and upon full disclosure to Shareholders including the Investors;

(d)	the appointment or removal of the Chief Executive Officer of the Company;

(e)	any incurrence of debt by the Group Company other than trade debts not exceeding US$10,000,000 in aggregate;

(f)	adoption of the annual Budget;

(g)	appoint or change the auditors of the Company;

(h)	the license or transfer of any patents, copyrights, trademarks or other intellectual property rights outside the normal business operations;

(i)	the termination or substantial change of the Company’s main business, or the involvement in any new business that is significantly different from the current main business;

(j)	the settlement of any material legal action with a value in excess of RMB 10 million;

(k)	any initial public offering plan other than a Qualified IPO;

(l)	any increase or decrease to the capital of any of the Group Companies;

(m)	any pledge on material assets of any of the Group Companies;

(n)

any change to the number of directors on the Board of Directors, any change to the rules governing election to the Board of Directors and any change to the term of service of members of the Board of Directors;

(o)	any change to the name of the Company;

(p)	any change to the control documents between any Group Companies and its variable interest entities and entering into any additional control documents by any Group Company;

(q)	any change to the voting rights of any shares of the Company;

(r)	the establishment or cessation of any material business lines carried on by the Company; and

(s)

any issuance to any Person any equity securities of the Company, or any options or warrants for, or any other securities exchangeable for or convertible into, such equity securities of the Company, except for any issuance pursuant to (x) the Series A Share Purchase Agreement (as defined in the Investors Rights Agreement) or Round A and B Share Subscription Agreement (as defined in the Investors Rights Agreement), (y) the Employee Share Option Plan, or (z) the initial public offering.

135.	Each of the Shareholders shall not pledge over any of the Shares held by each of them from time to time without the approval in writing of a two-third majority of the Board of Directors.

136.

The Company shall obtain, upon the completion of a Qualified IPO, from financially sound and reputable insurers, directors and officers liability insurance in an amount and on terms and conditions satisfactory to the Board of Directors, and will use commercially reasonable efforts to cause such insurance policy to be maintained until such time as the Board of Directors (including the affirmative votes by at least two Investor Directors) determines that such insurance should be discontinued.

137.

The rights and covenants set forth in Articles 113, 114, 133 to 135 and 143 shall terminate and be of no further force or effect (i) immediately before the consummation of a Qualified IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event and completion of the payment of the Series A Liquidation Amount and the remaining assets distribution as provided in Article 20, whichever event occurs first.

BORROWING POWERS OF DIRECTORS

138.

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

139.

The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

140.

The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

141.

Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

142.	The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company;

(d)	becomes unable to serve;

(e)	is removed from office by Ordinary Resolution in accordance with Article 114;

(f)

in case of nomination by Shareholder, is removed from office by the Shareholder which originally nominate such Director, or the Shareholder(s) originally entitled to nominate such Director pursuant to these Articles is no longer so entitled to nominate such Director; or

(g)

in the case of a nomination by the Chief Executive Officer of the Company, is removed from office by the Chief Executive Officer which originally nominate such Director, or the Chief Executive Officer originally entitled to nominate such Director pursuant to these Articles is no longer so entitled to nominate such Director.

PROCEEDINGS OF DIRECTORS

143.

The Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. On all actions to be taken and matters to be decided by the Board of Directors, each director shall be entitled to cast one (1) vote, and subject to Article 134, the affirmative vote of the directors having a majority of the total voting power represented at a meeting at which a quorum is present shall constitute an act of the Board of Directors. In case of an equality of votes, the chairman, if any, or in the absence of the chairman, a director designated by the Board of Directors to preside at a meeting of the Board of Directors shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

144.

A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

145.

At all meetings of the Board of Directors a majority of the number of the Directors elected in accordance with Article 113 (including at least two of the Investor Directors) shall be necessary and sufficient to form a quorum. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of a majority of the number of the Directors elected in accordance with Article 113, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Directors present and entitled to vote shall form a quorum.

146.

A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

147.

A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

148.

Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

149.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of Officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

150.

When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

151.

A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

152.

The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

153.

The Directors may elect a chairman of their meetings and determine the period for which he is to hold office but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

154.

Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

155.

A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

156.

All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

DIVIDENDS

157.

Article 158 to Article 165 inclusive (Dividends) are subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Law and other parts of these Articles (including among others Article 14 and Article 19 and Article 134(a)).

158.

The Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

159.	The Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

160.

The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

161.

Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

162.

The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

163.

All dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

164.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

165.	No dividend shall bear interest against the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

166.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

167.	The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

168.

The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

169.

The accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the financial year end and the accounting principles will be determined by the Directors.

170.

The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Law and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALISATION OF RESERVES

171.	Subject to the Companies Law and these Articles, the Directors may:

(a)

resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)

appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)

make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)

the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article.

SHARE PREMIUM ACCOUNT

172.

The Directors shall in accordance with the Companies Law establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

173.

There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Law, out of capital.

NOTICES

174.

Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

175.

Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

176.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five clear days after the time when the letter containing the same is posted;

(b)

facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

177.

Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

178.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INDEMNITY

179.

Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

180.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

(b)	for any loss on account of defect of title to any property of the Company; or

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)

for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto, unless the same shall happen through such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction.

NON-RECOGNITION OF TRUSTS

181.

Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Law requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

WINDING UP

182.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he thinks fit in satisfaction of creditors’ claims.

183.

If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

184.	Subject to any rights and restrictions for the time being attributed to any Class, the assets available for distribution among the Shareholders shall then be applied in the following priority:

(a)	first, in the payment to the holders of Ordinary Shares and Series A Preferred Shares, pari passu, of a sum equal to the par value of the Ordinary Shares or Series A Preferred Shares held by them;

(b)	second, in the payment to holders of Series A Preferred Shares on a pro-rata basis as set out in Article 20(a)(i);

(c)	third, in the payment to holder of Class A-2 Ordinary Shares on a pro-rata basis as set out in Article 20(a)(ii);

(d)	forth, in the payment to holder of Class A-1 Ordinary Shares on a pro-rata basis as set out in Article 20(a)(iii); and

(e)	last, in the payment of any balance to holders of Shares on a pro-rata basis as set out in Article 20(a)(iv).

AMENDMENT OF ARTICLES OF ASSOCIATION

185.	Subject to the Companies Law and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

186.

For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

187.

In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

188.

If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

189.

The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATION

190.	The Company may merge or consolidate in accordance with the Companies Law.

191.	To the extent required by the Companies Law, the Company may by Special Resolution resolve to merge or consolidate the Company.

DISCLOSURE

192.

The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

Exhibit F

LIST OF TRADEMARKS TO BE TRANSFERRED TO THE GROUP

NO.	Trademark	Holder	Trademark Number	Category	Territory	Term

1.		Hengshoutang Healthy Food	1655363	32	Mainland China	2011.10.21- 2021.10.20

2.		Hengshoutang Healthy Food	12603618	32	Mainland China	2015.03.28- 2025.03.27

3.		Hengshoutang Healthy Food	12613789	32	Mainland China	2015.03.21- 2025.03.20

4.		Hengshoutang Healthy Food	15180680	32	Mainland China	2015.10.07- 2025.10.06

EXHIBIT F -1

NO.	Trademark	Holder	Trademark Number	Category	Territory	Term

5.		Hengshoutang Healthy Food	15597236	32	Mainland China	2015.12.21- 2025.12.20

6.		Hengshoutang Healthy Food	7553180	29	Mainland China	2010.11.1- 2020.11.13

7.		Hengshoutang Healthy Food	1674855	29	Mainland China	2011.11.28- 2021.11.27

8.		Hengshoutang Healthy Food	12613254	29	Mainland China	2014.10.14- 2024.10.13

EXHIBIT F -1

NO.	Trademark	Holder	Trademark Number	Category	Territory	Term

9.		Hengshoutang Healthy Food	15181067	29	Mainland China	2015.10.07- 2025.10.06

10.		Hengshoutang Healthy Food	15597239	29	Mainland China	2015.12.21- 2025.12.20

11.		Hengshoutang Healthy Food	12603517	29	Mainland China	2015.04.14- 2025.04.13

12.		Hengshoutang Healthy Food	7306686	32	Mainland China	2011.02.21- 2021.02.20

EXHIBIT F -1

NO.	Trademark	Holder	Trademark Number	Category	Territory	Term

13.		Hengshoutang Healthy Food	7307035	32	Mainland China	2012.02.21- 2022.02.20

14.		Hengshoutang Healthy Food	5365182	32	Mainland China	2009.07.14- 2019.07.13

15.		Hengshoutang Healthy Food	13300490	29	Mainland China	2015.08.28- 2025.08.27

16.		Hengshoutang Healthy Food	1956797	30	Mainland China	2014.11.07- 2024.11.06

EXHIBIT F -1

NO.	Trademark	Holder	Trademark Number	Category	Territory	Term

17.		Hengshoutang Healthy Food	1983990	30	Mainland China	2008.02.28- 2018.02.27

18.		Hengshoutang Healthy Food	1795105	1	Mainland China	2012.06.28- 2022.06.27

19.		Hengshoutang Healthy Food	7553181	5	Mainland China	2010.11.07- 2020.11.06

20.		Hengshoutang Healthy Food	1802156	12	Mainland China	2012.07.07- 2022.07.06

21.		Hengshoutang Healthy Food	2022281	16	Mainland China	2014.01.28- 2024.01.27

22.		Hengshoutang Healthy Food	7553165	30	Mainland China	2010.11.07- 2020.11.06

EXHIBIT F -1

NO.	Trademark	Holder	Trademark Number	Category	Territory	Term

23.		Hengshoutang Healthy Food	1752983	9	Mainland China	2012.04.21- 2022.04.20

24.		Hengshoutang Healthy Food	1662646	31	Mainland China	2011.11.07- 2021.11.06

25.		Hengshoutang Healthy Food	1604467	5	Mainland China	2011.07.21- 2021.07.20

26.		Hengshoutang Healthy Food	1648535	5	Mainland China	2011.10.14- 2021.10.13

27.		Hengshoutang Healthy Food	1263944	30	Mainland China	2009.04.14- 2019.04.13

28.		Hengshoutang Healthy Food	1604468	5	Mainland China	2011.07.21- 2021.07.20

29.		Hengshoutang Healthy Food	1683043	30	Mainland China	2011.12.14- 2021.12.13

EXHIBIT F -1

NO.	Trademark	Holder	Trademark Number	Category	Territory	Term

30.		Hengshoutang Healthy Food	1288930	30	Mainland China	2009.06.28- 2019.06.27

31.		Hengshoutang Healthy Food	2022281	16	Mainland China	2014.01.28- 2024.01.27

32.		Hengshoutang Healthy Food	12603580	31	Mainland China	2014.11.14- 2024.11.13

33.		Hengshoutang Healthy Food	12613736	31	Mainland China	2014.10.14- 2024.10.13

34.		Hengshoutang Healthy Food	13191683	31	Mainland China	2014.12.28- 2024.12.27

35.		Hengshoutang Healthy Food	12603551	30	Mainland China	2015.03.28- 2025.03.27

EXHIBIT F -1